Filed pursuant to Rule 424(b)(4)
Registration No. 333-145085

P R O S P E C T U S

$120,000,000
China Holdings Acquisition Corp.
12,000,000 Units
_____________________

     China Holdings Acquisition Corp. is a Delaware blank check company recently formed to acquire or acquire control of one or more operating businesses having their primary operations in Asia through a merger, stock exchange, asset acquisition, reorganization or similar business combination, or contractual arrangements. While we intend to focus on potential acquisition targets in the People’s Republic of China (including for these purposes the Hong Kong Special Administrative Region and the Macau Special Administrative Region) for approximately nine months after the consumation of this offering, thereafter we may pursue opportunities in other countries within Asia. Our efforts in identifying a prospective target business will not be limited to a particular industry. If we do not consummate a business combination within 18 months of the closing date of our initial public offering, but have entered into a letter of intent or definitive agreement with respect to a business combination within such 18 month period, we will have an additional six months in which to consummate a business combination. In addition, if we anticipate that we may not be able to consummate a business combination within such 24 months, we may seek stockholder approval to extend the period of time to consummate a business combination by an additional 12 months. In order to extend the period of time to 36 months (i) public stockholders (including our founders and special advisors with respect to shares purchased in this offering or otherwise acquired in the public markets by them) must approve the extension and (ii) public stockholders owning less than 33.33% of the shares sold in this offering shall have exercised their redemption rights, each described in this prospectus. The 36 month period will be referred to throughout this prospectus as the extended period. If we fail to sign a letter of intent or definitive agreement within such 18 month period or if we fail to consummate a business combination within such 24 month period (or 36 month period if stockholders approve the extension), our corporate purpose and powers will immediately thereupon be limited to dissolving and winding up our affairs and liquidating. Additionally, pursuant to our amended and restated certificate of incorporation, if we fail to consummate a business combination within the extended period, our corporate existence will automatically cease 36 months after the date of this prospectus except for the purpose of winding up our affairs and liquidating. We do not have any specific merger, stock exchange, asset acquisition, reorganization or similar business combination, or contractual arrangements under consideration or contemplation. We have not, nor has anyone on our behalf, contacted, or been contacted by, any potential target business or had any substantive discussions, formal or otherwise, with respect to such a transaction.

     This is the initial public offering of our units. Each unit consists of one share of common stock and one warrant. We are offering 12,000,000 units. The public offering price will be $10.00 per unit. Each warrant entitles the holder to purchase one share of common stock at a price of $7.50 commencing on the later of our consummation of a business combination or one year from the date of this prospectus, provided in each case that there is an effective registration statement covering the common stock underlying the warrants in effect. The warrants will expire five years from the date of this prospectus, unless earlier redeemed.

     Our founders, Paul K. Kelly, James D. Dunning, Jr., Alan G. Hassenfeld, Gregory E. Smith, Xiao Feng and Cheng Yan Davis, and our special advisors, Soopakij (Chris) Chearavanont and Ruey Bin Kao, have agreed to purchase an aggregate of 2,750,000 warrants at a price of $1.00 per warrant ($2.75 million in the aggregate) in a private placement that will occur immediately prior to this offering. The proceeds from the sale of the warrants in the private placement will be deposited into the trust account and subject to the trust agreement, described below, and will be part of the funds distributed to our public stockholders in the event we are unable to complete a business combination within the prescribed time. Each of Paul K. Kelly, James D. Dunning, Jr., Alan G. Hassenfeld, Gregory E. Smith, Xiao Feng, Cheng Yan Davis and Soopakij (Chris) Chearavanont has agreed not to transfer, assign or sell any of these warrants (as well as the common stock to be issued upon exercise of these warrants) until after we consummate a business combination, except as otherwise described in this prospectus.

     Currently, no public market exists for our units, common stock or warrants. The units have been approved for listing on the American Stock Exchange under the symbol “HOL.U” upon consummation of this offering. The units will begin trading on or promptly after the date of this prospectus. Each of the common stock and warrants will trade separately on the 35th day after the date of this prospectus (unless Citigroup Global Markets Inc. determines that an earlier date is acceptable), subject to our filing a Current Report on Form 8-K with the Securities and Exchange Commission, or the SEC, including an audited balance sheet reflecting our receipt of the gross proceeds of this offering and issuing a press release announcing when such separate trading will begin. We expect that once the securities comprising the units begin separate trading, the common stock and warrants will be listed on the American Stock Exchange under the symbols “HOL” and “HOL.WS,” respectively. We cannot assure you, however, that our securities will be listed or will continue to be listed on the American Stock Exchange.

     We have also granted the underwriters a 30-day option to purchase up to 1,800,000 additional units to cover over-allotments, if any.

_____________________

     Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 19 for a discussion of information that should be considered in connection with investing in our securities.

     Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_____________________

	Per Unit	Total
Public offering price	$10.00	$120,000,000
Underwriting discounts and commissions (1)	$0.70	$8,400,000
Proceeds to China Holdings Acquisition Corp. (before expenses)	$9.30	$111,600,000

(1)

Includes $4,020,000 in the aggregate, or $0.335 per unit ($4,623,000 if the underwriters’ over-allotment option is exercised in full), payable to the underwriters for deferred underwriting discounts and commissions from the funds to be placed in the trust account described below. These funds will be released to the underwriters only upon consummation of an initial business combination, as described in this prospectus.

     The underwriters are offering the units on a firm commitment basis. The underwriters expect to deliver the units to purchasers on or about November 21, 2007. Of the proceeds we receive from this offering and the sale of the private placement warrants as described in this prospectus, approximately $117.6 million in the aggregate, or approximately $9.80 per unit (approximately $134.9 million or $9.78 per unit if the underwriters’ over-allotment option is exercised in full) sold in this offering, will be deposited into the trust account, of which $4,020,000 is attributable to the deferred underwriters’ discounts and commissions, at JP Morgan Chase, with Continental Stock Transfer & Trust Company, as trustee.

Citi

Lazard Capital Markets	Chardan Capital Markets, LLC

The date of this prospectus is November 16, 2007

SUMMARY

     This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. Unless otherwise stated in this prospectus, references to “we,” “us” or “our company” refer to China Holdings Acquisition Corp. Unless otherwise specified, references to “China” or “PRC” refer to the People’s Republic of China and does not include the Hong Kong Special Administrative Region, or “Hong Kong SAR,” the Macau Special Administrative Region, or “Macau SAR” or Taiwan. All references to “RMB” or “Renminbi” are to the legal currency of China and all references to “US dollars” and “$” are to the legal currency of the United States. Discrepancies in tables included in this prospectus between totals and sums of the amounts listed are due to rounding. Unless we tell you otherwise, the information in this prospectus (i) assumes that the underwriters will not exercise their over-allotment option and (ii) gives retroactive effect to a share dividend of 0.2 shares for each outstanding share on November 15, 2007.

     We are a blank check company formed under the laws of Delaware on June 22, 2007. We were formed to acquire or acquire control of one or more operating businesses having primary operations in Asia through a merger, stock exchange, asset acquisition, reorganization or similar business combination, or contractual arrangements (which we refer to throughout this prospectus as a business combination). We may acquire less than 100% of the interests or assets of the target business but will not acquire less than a controlling interest (which would be at least 51% of the voting securities of the target business). Our efforts to identify prospective target businesses will not be limited to a particular industry. To date, our efforts have been limited to organizational activities. We have not, nor has anyone on our behalf, contacted, or been contacted by, any potential target business or had any substantive discussions, formal or otherwise, with respect to such a transaction. While we have researched the opportunities, risks and issues related to consummating a business combination in various industries in China generally, we have not conducted any targeted research with respect to any specific potential target business candidates.

     We intend, after consummation of this offering, to initially focus for approximately nine months on target businesses in the PRC (including for these purposes the Hong Kong SAR and Macau SAR) that we believe will have significant growth potential. Opportunities for market expansion have emerged for businesses with operations in China due to certain changes in the PRC’s political, economic and social policies as well as certain fundamental changes affecting the PRC and its neighboring countries. We believe that China is an attractive market both for making acquisitions and operating a target business for several reasons, including, among other things, increased government focus within China on privatizing assets, improving foreign trade and emerging private enterprises. China’s gross domestic product growth is among the highest of the world’s major industrial countries, with strong growth across many sectors of the economy. While we intend to focus on potential acquisition targets in China for approximately nine months after the consummation of this offering, thereafter we may pursue opportunities in other countries within Asia as well as in China. We do not have any specific merger, stock exchange, asset acquisition, reorganization or similar business combination, or contractual arrangements under consideration or contemplation.

     Notwithstanding these trends, there are various risks of business acquisitions in China including, among others, the risk that we may be unable to enforce our rights in China, that governments may revert back to former policies less conducive to free trade and that relations between China and countries in other regions of the world, including the United States, may deteriorate leading to reduced trade.

     We will seek to capitalize on the significant investing and operating experience of our Chairman and Chief Executive Officer, Paul K. Kelly, and our President, James D. Dunning, Jr., each of whom has acquired and served as chief executive officer of multiple companies across a variety of industries. Additionally, our directors and advisors are senior professionals with extensive networks throughout the business community in China and other countries within Asia, and will help us to identify acquisition candidates.

     Our executive officers, directors and advisors have experience in a number of diverse areas including, but not limited to, consumer products, retail, healthcare and pharmaceuticals, technology, and media and publishing. Although our efforts in identifying a prospective target business will not be limited to a particular industry, we intend to leverage the experience of our executive officers, directors and advisors, including their relationships and contacts, to drive our efforts in identifying one or more target businesses with which we can consummate a business combination.

     Mr. Kelly is President and Chief Executive Officer of Knox & Co., an investment banking firm specializing in mergers and acquisitions, corporate restructuring and international financial advisory services for clients in Asia, the U.S., and throughout the world. In 2004, Mr. Kelly formed the Westgate Group, Inc., a strategic advisory firm focus-

ing upon identifying and implementing cross-border business opportunities for clients, with an emphasis on Asia and the Pacific Basin, for which he acts as Chairman, CEO and is the majority shareholder. Mr. Kelly is also the President, Chief Executive Officer and sole shareholder of PH II, Inc., a privately held investment company which has investments in the United States and New Zealand. He has held these positions with PH II since 1988. Mr. Kelly also serves as Chairman and Chief Executive Officer of Knox Enterprises, Inc., successor to THT Inc., a privately held diversified manufacturing company. In 1996, Mr. Kelly founded the Carrington Club, a golf resort and karikari estate and winery in New Zealand for which he is the owner and Edgewater Developers, a real estate development company in New Zealand. From 1985 to 1990 Mr. Kelly served as President and Chief Executive Officer of Peers & Co., an international investment banking firm. From 1984 to 1985 Mr. Kelly was the President and a director of Quadrex Securities Corp. From 1982 to 1984 he was an Executive Vice President and Director of Dean Witter Reynolds, Inc., responsible for all investment banking activities for financial institutions. Mr. Kelly also served as Managing Director and a member of the Management Committee of Merrill Lynch White Weld Capital Markets Group from 1980 to 1982 where he was responsible for all investment banking activities for financial institutions on a worldwide basis, and was also senior banker to Merrill Lynch & Co., the holding company for all Merrill Lynch interests.

     Since April 2006, Mr. Dunning has been the Chairman of Doubledown Media, LLC, a multimedia platform and database company targeting high net worth individuals. Since January 1992, Mr. Dunning has served as Chairman of the Dunning Group, Inc., a private media company specializing in media leveraged buyouts. From April 2003 to March 2004, Mr. Dunning was a partner at Michaelson & Co., a hedge fund. From April 2000 to August 2001, Mr. Dunning was Chairman, President and CEO of Ziff Davis Media, Inc., a leading technology and Internet magazine publisher in the United States. Mr. Dunning led the management team that acquired Ziff-Davis Publishing Inc. from Ziff Davis Inc., and Softbank in December 1999. In August 1999 Mr. Dunning led the purchase of USA Pubs, Inc., a magazine subscription database and business acquisition company, and until August 2001 he served as the Chairman and CEO of USA Pubs, Inc. From January 1999 to August 1999 Mr. Dunning was the Chairman and CEO of EMAP Petersen. From 1996 until it was acquired in December 1999, Mr. Dunning served as Chairman, President and CEO of The Petersen Companies, Inc. He led the management team that purchased Petersen Publishing in September 1996 from its founder, Robert E. Petersen. During Mr. Dunning’s tenure at Petersen, it developed from a publisher of special interest magazines into a complete marketing solutions company and one of the largest publishers of special-interest magazines in the U.S. In 1992, Mr. Dunning led the group that purchased Transwestern Publishing Company (a division of US West, Inc.) a yellow pages and database company. From 1992 to 1997 Mr. Dunning served as Chairman and CEO of Transwestern Publishing Company. While at Transwestern Publishing Company, Mr. Dunning led the buyout of SRDS, a media database and directory business and served as the Chairman of the Board from 1994 to 1995. In 1987 he led a buyout of Yellow Book, which went public as Multi-Local Media Information Group (Yellow Book), a public yellow pages and directory company and served as Chairman, President and CEO until 1992. From 1982 to 1985, Mr. Dunning was an investment banker at Thomson McKinnon Securities, Inc., where he served as Senior Vice President and Director of Corporate Finance.

     In addition to Mr. Kelly and Mr. Dunning, our Board of Directors is comprised of Alan G. Hassenfeld, Gregory E. Smith, Xiao Feng, and Cheng Yan Davis. Soopakij (Chris) Chearavanont and Ruey Bin Kao will be special advisors to our Board of Directors. Mr. Hassenfeld is Chairman of the Board and former Chief Executive Office of Hasbro, Inc., the second largest toy manufacturer in the world. The substantial majority of Hasbro’s products are manufactured in China. Mr. Smith is the President and CEO of Cicada, which he founded in 1998. Cicada provides data management technology and compliance solutions to financial institutions, exchanges and data vendors. Cicada operates its principal software development operations in Hong Kong and Shenzhen, China. Mr. Feng is the founder of Bosera Asset Management Co., Ltd., one of the largest fund management companies in China. Prior to the establishment of Bosera, Mr. Feng was a senior government officer and deputy director of the China Securities Regulatory Commission. Ms. Davis has been the Vice Dean of International Programs and Development at the University of Pennsylvania Graduate School of Education since 1993. Since 1998, Ms. Davis has worked with Morgan Stanley on the International Conference on Higher Education Management in Shanghai, the establishment of the China Center, which focuses on management training for U.S.-China joint ventures. Mr. Chearavanont has been a Director and the Chairman of True Visions Public Company Limited (formerly United Broadcasting Corporation Public Company Limited), the largest cable and satellite television operator in Thailand, since 1993. Mr. Chearavanont has also been a Director and the Chairman of Chia Tai Enterprises International Ltd., a holding company for agricultural business, property and retail businesses, since 1995. Among other capacities, Mr. Chearavanont also is a Director and Chairman of Beijing Lotus Supermarket Chain Store Co., Ltd., a retail company, Chia Tai Lotus (Shanghai) Company Ltd., a retail company, and Shanghai

Kinghill Ltd., a property company. However, the past experience of the members of our board of directors and their affiliated companies is no guarantee that our company will be successful in consummating an acquisition or in becoming a profitable venture following a business combination.

     Our initial business combination must be with a target business whose fair market value is at least equal to 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of $4,020,000 or $4,623,000 if the underwriters’ overallotment option is exercised in full) at the time of such acquisition, although this may entail simultaneous acquisitions of several operating businesses. The fair market value of the target will be determined by our board of directors based upon one or more standards generally accepted by the financial community (which may include actual and potential sales, earnings, cash flow and/or book value). If our initial business combination involves a transaction in which we acquire less than a 100% interest in the target company, the value of that interest that we acquire will be equal to at least 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions). In all instances, we would control the target company. The key factors that we will rely on in determining control would be our acquisition of at least 51% of the voting equity interests of the target company and/or control of the majority of any governing body of the target company through contractual arrangements or otherwise. In order to consummate such an acquisition, we may use the proceeds held in the trust account, issue a significant amount of our debt or equity securities to the sellers of such business and/or seek to raise additional funds through a private offering of debt or equity securities.

     We do not have any specific business combination under consideration, and we have not (nor has anyone on our behalf) contacted any potential target business or had any discussions, formal or otherwise, with respect to such a transaction. We have not (nor have any of our agents or affiliates) been approached by any candidates (or representative of any candidates) with respect to a possible acquisition transaction. There has been no diligence, discussions, negotiations and/or other similar activity undertaken, directly or indirectly, by us, our affiliates or representatives, or by any third party, with respect to a business combination transaction with us.

     We intend to acquire an operating business through a stock exchange, asset acquisition or other similar business combination; however, there are a number of industries in China in which direct foreign investment is restricted (including telecommunications services, online commerce and advertising). Therefore, if our target business operates in an industry that is subject to these requirements we may seek to acquire control of our target business through contractual arrangements with licensed companies operating in China and their owners. We may enter into a business combination in which we, our subsidiaries and/or affiliates, and the target business and its stockholders enter into a series of contracts that are designed to secure for us economic benefits and to assume by us the risks of losses that are substantially similar to full ownership, although we would not be allowed to own the assets or obtain direct control of the operating company in a restricted industry in China. These contracts could, for example, result in a structure where, in exchange for our payment of the acquisition consideration, the target business would be owned 100% by Chinese residents whom we designate, and the target business would continue to hold the requisite licenses necessary to operate its business. We may also establish a new subsidiary in China which would provide technology, technical support, consulting and related services to the target business in exchange for fees, which are designed to transfer to us substantially all of the economic benefits of ownership of the target business. We will not consider any transaction that does not meet such criteria. If we choose to effect a business combination that employs these types of control arrangements, we may have difficulty in enforcing our rights. Therefore these contractual arrangements may not be as effective in providing us with the same economic benefits, accounting consolidation or control over a target business as would direct ownership. For example, if the target business or any other entity fails to perform its obligations under these contractual arrangements, we may have to incur substantial costs and expend substantial resources to enforce such arrangements, and rely on legal remedies including seeking specific performance or injunctive relief, and claiming damages. We cannot assure you these remedies will be sufficient to offset the cost of enforcement. In addition they may adversely affect the benefits we expect to receive from the business combination.

Private Placement

     Our founders and special advisors have agreed to purchase an aggregate of 2,750,000 warrants at a price of $1.00 per warrant ($2.75 million in the aggregate) in a private placement that will occur immediately prior to this offering. The $2.75 million of proceeds from this investment will be added to the proceeds of this offering and will be held in the trust account. The Company does not believe that the sale of the warrants will result in a compensation expense because they will be sold at approximately fair market value.

     Our executive offices are located at 33 Riverside Avenue, 5th Fl., Westport, CT 06880, and our telephone number at that office is (203) 226-6288.

THE OFFERING

     In making your decision on whether to invest in our securities, you should take into account not only the backgrounds of the members of our management team, but also the special risks we face as a blank check company and the fact that this offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act of 1933. You will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings.

Securities offered:	12,000,000 units, each unit consisting of:

one share of common stock; and

one warrant.

The units will begin trading on or promptly after the date of this prospectus. Each of the common stock and warrants will trade sepa-
rately on the 35th day after the date of this prospectus unless
Citigroup Global Markets Inc. determines that an earlier date is acceptable. In no event will Citigroup Global Markets Inc. allow separate trading of the common stock and warrants until we file an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K with the
SEC, including an audited balance sheet, promptly after the consum-
mation of this offering, which is anticipated to take place four busi-
ness days from the date this offering closes. The audited balance sheet will reflect our receipt of the proceeds from the exercise of the over-allotment option if the over-allotment option is exercised prior to the filing of the Form 8-K. If the over-allotment option is exer-
cised after our initial filing of a Form 8-K, we will file an amend-
ment to the Form 8-K to provide updated financial information to reflect the exercise and consummation of the over-allotment option.

Number of securities to be		Prior to this		After this
outstanding:		Offering		Offering
	Units	—		12,000,000
	Common Stock	3,000,000	[1,2]	15,000,000	[1,2]
	Warrants	2,750,000	[3]	14,750,000	[3]

(1)	Does not include 450,000 shares sold to our existing stockhold-
ers that are subject to forfeiture to the extent the underwriters’
over-allotment is not exercised.

(2)	Assumes no exercise of the underwriters’ over-allotment option and, therefore, that 450,000 shares previously held by our exist-
ing stockholders are forfeited.

(3)	Includes 2,750,000 private placement warrants described below.

Warrants:

Exercisability:	Each warrant is exercisable to purchase one share of common stock.

Exercise price:	$7.50

Exercise period:	The warrants will become exercisable on the later of:

the consummation of our initial business combination with
one or more target businesses; or

one year from the date of this prospectus, provided in each
case that there is an effective registration statement cover-
ing the common stock underlying the warrants in effect.

The warrants will expire at 5:00 p.m., New York time, on
November 16, 2012 or earlier upon redemption.

Redemption:	Once the warrants become exercisable and except as described below with respect to the private placement warrants, we may redeem the outstanding warrants:

in whole but not in part;

at a price of $.01 per warrant;

upon a minimum of 30 days’ prior written notice of
redemption;

if, and only if, an effective registration statement covering the shares of common stock issuable upon exercise of the
warrants is current and available throughout the 30-day
redemption period; and

if, and only if, the last sale price of our common stock
equals or exceeds $14.25 per share for any 20 trading days
within a 30 trading day period ending three business days
before we send the notice of redemption.

The underwriters do not have the right to consent before we can exercise our redemption rights.

Reasons for redemption
limitations:	We have established the above conditions to our exercise of redemp-
tion rights to provide:

warrant holders with adequate notice of exercise only after
the then-prevailing common stock price is substantially
above the warrant exercise price; and

a sufficient differential between the then-prevailing com-
mon stock price and the warrant exercise price so there is a buffer to absorb the market reaction, if any, to our redemp-
tion of the warrants.

If the foregoing conditions are satisfied and we issue a notice of redemption, each warrant holder can exercise his, her or its warrant prior to the scheduled redemption date.

Existing stockholders’ common stock:	On July 16, 2007, we sold 3,450,000 shares of our common stock
(450,000 of which are subject to forfeiture from our existing stock-
holders, on a pro rata basis, if the underwriters do not exercise thier over-allotment option) which we refer to as the existing stockhold-
ers’ common stock in this prospectus, to Paul K. Kelly and James D.
Dunning, Jr. in a private placement for a purchase price of $28,750.

Our existing stockholders have:

agreed to vote their existing common stock either for or
against the extended period or initial business combination
in the same manner as a majority of the shares held by the
public stockholders (including our founders and special
advisors with respect to shares purchased in this offering
or otherwise acquired in the public markets by them) that
are voted at the special or annual meeting called for the
purpose of approving the extended period or our initial
business combination (each as described below) are voted
and have agreed to waive their redemption rights with
respect to such existing stockholder’s common stock;

agreed to vote any shares acquired after this offering in favor of a proposal relating to the extended period or a business
combination effectively waiving their redemption rights; and

waived his right to participate in any liquidation distribu-
tion with respect to such existing stockholder’s common
stock.

Effective November 15, 2007, our board of directors authorized a stock dividend of 0.2 shares of common stock for each outstanding share of common stock, effectively lowering the purchase price to approximately $0.008 per share and increasing each stockholder’s holdings by 20% and the number of common shares issued to
3,450,000 (including up to 450,000 shares that are subject to forfeiture to the extent that the underwriters do not exercise their over-allotment option). As a result of an increase in the size of the offering on November 15, 2007, the November 15, 2007 stock
dividend was effectuated in order to maintain our founders’ and our special advisors’ ownership at a percentage of the number of shares to be outstanding after this offering.

Transfer restrictions on
existing stockholders’
common shares:	Our existing stockholders have agreed, subject to certain exceptions described below, not to sell or otherwise transfer any of the existing stockholders’ common stock until six months from the date of the consummation of a business combination, other than to permitted transferees. The permitted transferees will be our officers, directors and employees, and other persons or entities associated with the founders, provided that the transferees agree to be subject to the transfer restrictions and, in the case of the initial founder’s shares, agree to the voting requirements described in the first bullet under the heading above, “Existing stockholders’ common stock”. Any transfer to a permitted transferee will be in a private transaction exempt from registration under Section 4(1) of the Securities Act of
1933. Please see “Principal Stockholders—Permitted Transferees.”

Private placement warrants
purchased through private
placement:	Our founders and special advisors have agreed to purchase, in pro-
portion to their ownership of our common stock, an aggregate of
2,750,000 warrants at a price of $1.00 per warrant ($2.75 million in the aggregate) from us in a private placement that will occur imme-
diately prior to the consummation of this offering. Paul K. Kelly and
James D. Dunning, Jr. will each purchase 941,875 warrants, Alan G.
Hassenfeld will purchase 495,000 warrants, Gregory E. Smith will purchase 123,750 warrants, Cheng Yan Davis will purchase 99,000 warrants and Xiao Feng, Soopakij (Chris) Chearavanont and Ruey Bin
Kao will each purchase 49,500 warrants. We refer to these warrants as the private placement warrants throughout this prospectus. The private placement warrants will be purchased separately and not in combina-
tion with common stock in the form of units.

The proceeds from the sale of the private placement warrants will be added to the proceeds from this offering to be held in the trust account pending our consummation of a business combination. If we do not complete a business combination that meets the criteria described in this prospectus, then the $2.75 million purchase price of the private placement warrants will become part of any liquidating distribution to our public stockholders following our liquidation and dissolution and the private placement warrants will expire worthless.

The private placement warrants will be non-redeemable so long as they are held by our founders or special advisors or their permitted transferees. See the section entitled “Principal Stockholders —
Permitted Transferees.” In addition, pursuant to the registration rights agreement, the holders of our private placement warrants and the underlying common stock will be entitled to certain registration rights commencing 90 days after the consummation of our initial business combination. With those exceptions, the private placement warrants have terms and provisions that are otherwise identical to those of the warrants being sold as part of the units in this offering.

Registration rights
agreement:	Upon consummation of this offering, our existing stockholders will hold 3,000,000 issued and outstanding shares of common stock and our founders and special advisors will hold private placement war-
rants to purchase 2,750,000 shares of common stock. Pursuant to a registration rights agreement between us and our founders and special advisors, our founders and special advisors will be entitled to demand certain registration rights. Specifically, (i) the private place-
ment warrants and the underlying shares of common stock, will be entitled to demand certain registration rights commencing 90 days after the consummation of a business combination; and (ii) the exist-
ing stockholders’ common stock will be entitled to certain demand registration rights commencing six months after the consummation of a business combination. We will bear the expenses incurred in connection with the filing of any such registration statements. Please see “Description of Securities — Securities Eligible for Future Sale
— Registration rights” for more information.

Transfer restrictions on
private placement warrants:	Each of our founders and special advisors has agreed, subject to cer-
tain exceptions described in the section of this prospectus entitled
“Description of Securities — Warrants — Private Placement
Warrants,” not to transfer, assign or sell any of his private placement warrants (including the common stock to be issued upon exercise of the private placement warrants) until after we consummate a busi-
ness combination. However, prior to the consummation of a business combination, each of our founders and special advisors will be per-
mitted to transfer his private placement warrants in certain limited circumstances, such as to our officers and directors, and other per-
sons or entities associated with such persons pursuant to Section 4(1)
of the Securities Act of 1933, but the transferees receiving such private placement warrants will be subject to the same sale restric-
tions imposed on such founder or special advisor.

American Stock Exchange
symbols for our:

Units:	“HOL.U”

Common Stock	“HOL”

Warrants:	“HOL.WS”

Offering and private placement
proceeds to be held in the trust
account and amounts payable
prior to trust account
distribution or liquidation:	Approximately $117.6 million, or approximately $9.80 per unit
(approximately $134.9 million, or approximately $9.78 per unit, if the over-allotment option is exercised in full) of the proceeds of this offering, the proceeds of the sale of the private placement warrants and $4,020,000 of deferred underwriting discounts and commissions
(or $4,623,000 if the underwriters’ over-allotment option is exer-
cised in full), will be placed in a trust account at JP Morgan Chase, pursuant to an agreement signed on the date of this prospectus. We believe that the inclusion in the trust account of the purchase price of the private placement warrants and the deferred underwriting dis-
counts and commissions is a benefit to our public stockholders because additional proceeds will be available for distribution to investors if a liquidation of our company occurs prior to our com-
pleting an initial business combination. Other than as described below, proceeds in the trust account will not be released until the earlier of consummation of a business combination or our liquida-
tion. Unless and until a business combination is consummated, pro-
ceeds held in the trust account will not be available for our use for any purpose (except for (i) interest earned on the trust account to pay any income taxes on such interest, (ii) up to an aggregate of $3.0 million of the interest, net of taxes, earned by the trust account, sub-
ject to adjustment as described in “Use of Proceeds”, which may be released to us to fund our working capital and general corporate requirements and (iii) amounts to be paid to redeeming stockholders voting against the extended period, if approved, as described in the prospectus, including the payment of expenses related to:

this offering,

indemnification, investigation, selection and negotiation of an agreement with one or more target businesses, and

fees and expenses for consultants and advisors who assist
us in the identification, investigation, selection and negoti-
ation of an agreement with one or more target businesses.)

With these exceptions, expenses incurred by us while seeking a busi-
ness combination may be paid prior to a business combination only from the net proceeds of this offering not held in the trust account
(initially, approximately $100,000). Following the consummation of this offering, up to an aggregate of $3.0 million, subject to adjust-
ment, of the interest income, net of taxes, on the trust account may be released to us to fund our working capital and general corporate requirements. If the underwriters determine the size of this offering should be increased, or the underwriters exercise their over-allot-
ment option, it could also result in a proportionate increase in the amount of interest we may withdraw from the trust account.

Warrant proceeds paid to us:	None of the warrants or private placement warrants may be exercised until after the consummation of our initial business combination and, thus, after the proceeds of the trust account have been disbursed.
Accordingly, the warrant exercise price for both the warrants and the private placement warrants will be paid directly to us and not placed in the trust account. This could provide an additional source of liq-
uidity for us, although there can be no assurance when the warrants or private placement warrants will be exercised, if at all.

Limited payments to insiders:	There will be no fees, reimbursements or cash payments made to our directors or their affiliates other than:

a payment of $10,000 per month to Stuart Management Co.,
an affiliate of Paul K. Kelly, Chairman of the Board and
Chief Executive Officer, for office space, administrative

services and secretarial support for a period commencing on
the date of this prospectus and ending on the earlier of our consummation of a business combination or our liquidation;

reimbursement of out-of-pocket expenses incident to iden-
tifying, investigating and consummating a business combi-
nation with one or more target businesses, none of which
have been incurred to date; and

repayment of loans in the approximate amount of
$368,169 that are non-interest bearing made to us by our
existing stockholders to cover certain offering expenses;

The proceeds held in the trust account may be subject to claims which would take priority over the claims of our public stockholders and, as a result, the per-share liquidation price could be less than
$9.80 per share due to claims of such creditors.

All amounts held in the trust
account that are not paid to
redeem common stock, released
to us in the form of interest
income or payable to the
underwriters for deferred
discounts and commissions will
be released to us on closing of
our initial business
combination:	All amounts held in the trust account that are not:

distributed to public stockholders who exercise redemp-
tion rights (as described below),

released to us as interest income,

released to us to pay taxes, or

payable to the underwriters for deferred discounts and
commissions, will be released to us on closing of our ini-
tial business combination.

At the time we complete an initial business combination, following our payment of amounts due to any public stockholders who exer-
cise their redemption rights, there will be released to the underwriters from the trust account their deferred underwriting discounts and com-
missions equal to 3.35% of the gross proceeds of this offering, or
$4,020,000 (or $4,623,000 if the underwriters’ over-allotment option is exercised in full). Funds released from the trust account to us can be used to pay all or a portion of the purchase price of the business or businesses with which our initial business combination occurs. If the business combination is paid for using stock or debt securities, we may apply the cash released to us from the trust account to general corporate purposes, including for maintenance or expansion of opera-
tions of the acquired businesses, the payment of principal or interest due on indebtedness incurred in consummating our initial business combination or to fund the acquisition of other companies or assets, or for working capital and general corporate requirements.

Stockholders must approve our
initial business combination:	We are required to seek stockholder approval before effecting our initial business combination, even if the business combination would not ordinarily require stockholder approval under applicable Delaware law. We will proceed with a business combination only if a majority of the shares of common stock voted by public stockholders (including our founders and special advisors with respect to shares purchased in this offering or otherwise acquired in the public markets by them)
are voted in favor of the business combination (even if such business combination results in our acquiring substantially less than 100% of the interest or assets of the target business(es)), if a majority of our outstand-
ing shares of common stock approve an amendment to our amended and restated certificate of incorporation to permit our perpetual exis-
tence and public stockholders owning less than 33.33% of the aggre-
gate shares sold in this offering exercise their redemption rights, on a cumulative basis, which includes any stockholders who previously exercised their redemption rights in connection with the stockholder vote required to approve the extended period and our initial business combination as described below under “Proposed Business —
Opportunity for stockholder approval of business combination.” Our threshold for redemption rights has been established at 33.33% of the shares sold in this offering. However, historically, a 20% threshold has been more typical in offerings of this type. We have selected the higher threshold to reduce the risk of a small group of stockholders exercising undue influence on the stockholder approval process and to make it easier for us to receive stockholder approval of a business combination and the extended period. However, the 33.33% threshold entails certain risks described under the heading “Risk Factors—Unlike other blank check offerings, we allow up to approximately 33.33% of the common stock purchased by the public stockholders in this offering, on a cumulative basis, to be redeemed. This higher threshold will make it easier for us to consummate a business combination with which you may not agree.”

If, at the end of the applicable 18 or 24 month period, as described below, we have not obtained stockholder approval for an initial busi-
ness combination, or at the end of the 24 month period we have not obtained stockholder approval of the extended period, we will dis-
solve as promptly as practicable and liquidate and release only to our public stockholders, as part of our plan of distribution, the pro-
ceeds of the trust account, including accrued interest, net of income taxes paid and payable on such interest and net of interest income of up to an aggregate of $3.0 million of the interest earned, net of taxes, on the trust account previously released to us. If we seek approval from our stockholders to approve the extended period or to consum-
mate a business combination 24 months after the consummation of this offering, the proxy statement related to the extended period or the business combination will also seek stockholder approval for our board of directors’ recommended plan of distribution and liquidation in the event our stockholders do not approve the extended period or the business combination. If, at the end of the 36 month period after the date of this prospectus, we have not obtained stockholder approval for an initial business combination, our corporate existence will automatically cease.

The requirement that we seek stockholder approval before effecting our initial business combination is set forth in paragraph sixth of our amended and restated certificate of incorporation, which requires the affirmative vote of at least 80% of the voting power of our outstand-

ing voting stock to amend. The requirement that we seek stockholder approval before effecting our initial business combination, therefore, may be eliminated only by a vote of our board and the vote of at least 80% of the voting power of our outstanding voting stock.
Although we believe that this 80% threshold is valid under Delaware law, this provision has not been reviewed or opined upon as valid by
Delaware counsel. Management will not request that the board con-
sider such a proposal to eliminate or amend this provision.
In connection with the stockholder vote required to approve the extended period and/or our initial business combination, our existing stockholders have agreed to vote their existing stockholders’ common stock in the same manner as a majority of the public stockholders
(including our founders and special advisors with respect to shares purchased in this offering or otherwise acquired in the public mar-
kets by them) who vote at the special or annual meeting called for the purpose of approving the extended period or our initial business combination and to waive their redemption rights with respect to these shares. In addition, each of our founders has agreed that if he acquires common stock in or following this offering, he will vote all such acquired shares in favor of the extended period and our initial business combination. As a result, our founders will not be able to exercise the redemption rights described below with respect to any of our shares that they may acquire prior to, in or after this offering.

Right of first review:	In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of our officers and direc-
tors has agreed, until the earliest of our initial business combination, our liquidation, or such time as he or she ceases to be an officer, to present to our company for consideration, prior to presentation to any other entity, any business opportunity in Asia with a fair market value of $80.0 million or more, before presenting these opportunities to other entities, subject to any pre-existing fiduciary or contractual obligations he or she might have.

Conditions to consummating
our initial business
combination:	Our initial business combination must occur with one or more target businesses that have a fair market value of at least 80% of the bal-
ance in the trust account (excluding deferred underwriting discounts and commissions of $4,020,000 or $4,623,000 if the underwriters’
over-allotment option is exercised in full) at the time of such busi-
ness combination. There is no limitation on our ability to raise funds privately or through loans that would allow us to acquire a target business or businesses with a fair market value in an amount greater than 80% of the amount in our trust account at the time of such acquisition. We have not entered into and are not currently contem-
plating any financing arrangements with any third parties to raise additional funds. If our initial business combination involves a trans-
action in which we acquire less than a 100% interest in the target company, the value of that interest that we acquire will be equal to at least 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions). In all instances, we would control the target company. The key factors that we will rely on in determining control would be our acquisition of at least 51% of the voting equity interests of the target company and/or control of the majority of any governing body of the target company through con-
tractual arrangements or otherwise.

We intend to acquire an operating business or businesses through a stock exchange, asset acquisition or other similar business combina-
tion; however, there are a number of industries in China in which direct foreign investment is restricted (including telecommunications ser-
vices, online commerce and advertising). Therefore, if our target busi-
ness operates in an industry that is subject to these requirements we may seek to acquire control of our target business through contractual arrangements with licensed companies operating in China and their owners. We may enter into a business combination in which we, our subsidiaries and/or affiliates, and the target business and its stockhold-
ers enter into a series of contracts that are designed to secure for us economic benefits and to require us to assume the risks of losses that are substantially similar to full ownership, although we would not be allowed to own the assets or obtain direct control of an operating com-
pany in a restricted industry in China. These contracts could, for exam-
ple, result in a structure where, in exchange for our payment of the acquisition consideration, the target business would be owned 100% by
Chinese residents whom we designate, and the target business would continue to hold the requisite licenses necessary to operate its business.
We may also establish a new subsidiary in China which would provide technology, technical support, consulting and related services to the tar-
get business in exchange for fees, which are designed to transfer to us substantially all of the economic benefits of ownership of the target business. We will not consider any transaction that does not meet such criteria. While we intend to focus on potential acquisition targets in
China, we may pursue opportunities in other countries within Asia.

We will consummate the initial business combination only if the following three conditions are met: (i) a majority of the common stock voted by the public stockholders are voted in favor of the business combination, (ii) a majority of our outstanding shares of common stock approve an amendment to our amended and restated
certificate of incorporation allowing our perpetual existence, and
(iii) public stockholders owning 33.33% or more of the shares sold in this offering do not vote against the business combination and do not exercise their redemption rights on a cumulative basis (including any shares previously redeemed in connection with the extended period).

Possible extension of time to
consummate a business
combination to 36 months:	Unlike other blank check companies, if we have entered into a letter of intent, agreement in principle or definitive agreement within 18 months following the consummation of this offering (and we antici-
pate that we may not be able to consummate a business combination within the 24 month period), we may seek to extend the time period within which we may complete our business combination to 36
months after the date of this prospectus, by calling a special (or annual) meeting of our stockholders for the purpose of soliciting their approval for such extension.

We believe that extending the date before which we must complete our business combination to 36 months may be advisable due to the circumstances involved in the evaluation and closing of a business combination in China, including obtaining audited U.S. GAAP
financial statements of potential targets that have previously kept their accounts in accordance with PRC GAAP, the possible need for restructuring and reorganizing corporate entities and assets (particu-
larly with respect to PRC state-owned enterprises) and the require-
ments of complex Chinese regulatory filings and approvals. If we enter into an agreement near the end of this 18 month period, we would have only six months in which to accomplish the necessary accounting reconciliations, complete the restructuring of the company, satisfy U.S. and PRC regulatory requirements, secure the approval of our stockholders and provide for customary closing conditions.

If holders of 33.33% or more of the shares sold in this offering both vote against the proposed extension to 36 months and elect to redeem their shares for a pro rata share of the trust account, we will not extend the date before which we must complete our business combination beyond 24 months. In such event, if we cannot com-
plete the initial business combination within such 24 month period, we will liquidate. Subject to the foregoing, approval of the extension to 36 months will require the affirmative vote of the majority of the votes cast by public stockholders who vote at the special (or annual)
meeting called for the purpose of approving such extension.

If we receive stockholder approval for the extended period and hold-
ers of 33.33% or more of the shares sold in this offering do not vote against the extended period and elect to redeem their common stock in connection with the vote for the extended period, we will then have an additional 12 months in which to complete the initial busi-
ness combination. We will still be required to seek stockholder approval before completing our initial business combination, even if the business combination would not ordinarily require stockholder approval under applicable law. As a result of an approval of the extended period, we may be able to hold the funds in the trust account for at least three years.

A stockholder’s election to redeem its shares in connection with the vote on the extended period will only be honored if the extended period is approved.

Stockholders who vote against the extended period and exercise their redemption rights will not be able to vote on the initial business combination. All other stockholders will be able to vote on the initial business combination.

Public stockholders who cause us to redeem their stock into their share of the trust account will still have the right to exercise the war-
rants that they received as part of the units.

If at the end of such 36 month period we have not effected a busi-
ness combination, pursuant to our amended and restated certificate of incorporation, our corporate existence will automatically cease without the need for a stockholder vote.

Redemption rights for
stockholders voting to reject the
extended period or our initial
business combination:	Public stockholders voting against the extended period or our initial business combination, as the case may be, will be entitled to cause us to redeem their common stock for a pro rata share of the aggre-
gate amount then in the trust account, before payment of deferred underwriting discounts and commissions and including interest earned on their pro rata portion of the trust account, net of income taxes payable on such interest and net of up to an aggregate of $3.0 million of the interest income, net of taxes, on the trust account balance previously released to us to fund our working capital and general corporate requirements. Voting against the proposal for the extended period, if any, or for our initial business combination alone will not result in the redemption of a stockholder’s shares for a pro-rata portion of the trust account. The right of redemption is only valid when a stockholder exer-
cises such redemption rights. Stockholders voting against (i) the extended period will only have the right to cause us to redeem their shares if the extended period is approved and (ii) the business combina-
tion will only have the right to cause us to redeem their shares if our initial business combination is approved and completed. Public stock-
holders who cause us to redeem their common stock for a pro rata share of the trust account will be paid their redemption price as promptly as practicable after the date of the meeting for the extended period or upon consummation of a business combination, as the case may be, and will have the right to exercise any warrants they own when the warrants are exercisable. This redemption could have the effect of reducing the amount distributed to us from the trust account by up to approximately
$39.2 million (assuming redemption of the maximum of one share less than 33.33% of the eligible common stock). We intend to structure and consummate any potential business combination in a manner such that approximately 33.33% of the common stock purchased by the public stockholders in this offering, on a cumulative basis, could cause us to redeem the public stockholders’ common stock for a pro rata share of the aggregate amount then on deposit in each case in the trust account, and the business combination could still be consummated.
The initial per share redemption price in both cases is approximately
$9.80 per share. Since this amount is less than the $10.00 per share purchase price (assuming that the entire purchase price of the units was allocated to the common stock underlying the units) in this offering and may be lower than the market price of the common stock on the date of redemption, there may be a disincentive on the part of public stockholders to exercise their redemption rights.
Because stockholders who exercise their redemption rights will receive their proportionate share of deferred underwriting compensa-
tion and the underwriters will be paid the full amount of the deferred underwriting compensation at the time of closing of our initial busi-
ness combination, the non-redeeming stockholders will bear the financial effect of such payments to both the redeeming stockholders and the underwriters.

Dissolution and liquidation if no
business combination:	If we do not enter into a letter of intent, agreement in principle or a definitive agreement within 18 months after the consummation of this offering, or if the holders of 33.33% or more of the shares sold in this offering vote against a proposed extension, if any, beyond 24 months to 36 months after the date of this prospectus and elect to redeem their shares for a pro rata share of the trust account or we do not receive stockholder approval for such extension (and we are not able to complete our initial business combination within such 24 month period), our amended and restated certificate of incorporation provides that our corporate purposes and powers will immediately thereupon be limited to acts and activities related to dissolving and winding up our affairs, including liquidation, and we will not be able to engage in any other business activities. Pursuant to Delaware law, this dissolution also requires the affirmative vote of stockholders owning a majority of our then outstanding common stock. In such event, we will promptly prepare a proxy statement and notice of a special meeting of stockholders to seek stockholder approval to comply with Section 281(b) of the Delaware General Corporation
Law as set forth below. If we fail to obtain such approval, however, our amended and restated certificate of incorporation also provides that our corporate existence will automatically cease 36 months after the date of this prospectus except for the purposes of winding up our affairs and liquidating. This removes the necessity to obtain formal stockholder approval of our dissolution and liquidation. At the time we submit our proposed initial business combination to our stock-
holders for approval, we will also submit to them a proposal to amend our amended and restated certificate of incorporation to pro-
vide for our perpetual existence. We will only consummate a busi-
ness combination if stockholders vote both in favor of the business combination and the amendment to provide for our perpetual exis-
tence. Approval of the business combination requires approval of a majority of the common stock voted by the public stockholders
(including our founders and special advisors with respect to shares purchased in this offering or otherwise acquired in the public mar-
kets by them) and the amendment to our amended and restated cer-
tificate of incorporation to allow for our perpetual existence will require approval of a majority of our outstanding shares of common stock. If we receive stockholder approval for the extended period and holders of 33.33% or more of the shares sold in this offering do not elect to redeem their shares in connection with the vote for the extended period, and we are unable to consummate our initial busi-
ness combination within the extended period, as soon as practicable thereafter we will adopt a plan of distribution in accordance with
Section 281(b) of the Delaware General Corporation Law. Section
278 provides that our existence will continue for at least three years after its expiration solely for the purpose of prosecuting and defend-
ing suits, whether civil, criminal or administrative, by or against us, and of enabling us gradually to settle and close our business, to dis-
pose of and convey our property, to discharge our liabilities and to distribute to our stockholders any remaining assets, but not for the purpose of continuing the business for which we were organized.
Our existence will continue automatically even beyond the three-

year period for the purpose of completing the prosecution or defense of suits begun prior to the expiration of the three-year period, until such time as any judgments, orders or decrees resulting from such suits are fully executed. Section 281(b) will require us to pay or make reasonable provision for all then-existing claims and obliga-
tions, including all contingent, conditional, or unmatured contractual claims known to us, and to make such provision as will be reason-
ably likely to be sufficient to provide compensation for any then pending claims and for claims that have not been made known to us or that have not arisen but that, based on facts known to us at the time, are likely to arise or to become known to us within 10 years after the date of dissolution. Under Section 281(b), the plan of distri-
bution must provide for all of such claims to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. If there are insufficient assets to provide for all such claims, the plan must provide that such claims and obligations be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of legally available assets.
These claims must be paid or provided for before we make any dis-
tribution of our remaining assets to our stockholders. We cannot assure you those funds will be sufficient to pay or provide for all creditors’ claims. Although we will seek to have all third parties
(including any vendors or other entities we engage after this offer-
ing) and any prospective target businesses enter into valid and enforceable agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements. We have not engaged any such third parties or asked for or obtained any such waiver agreements at this time. There is no guarantee that the third parties would not challenge the enforceability of these waivers and bring claims against the trust account for monies owed them. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason.
Paul K. Kelly and James D. Dunning, Jr. have agreed that they will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of any creditors (including claims of lawyers, accountants, printers and investment bankers) or any poten-
tial target businesses that are owed money by us, but only if such creditor or potential target business does not execute a valid and enforceable waiver. However, we cannot assure you that they will be able to satisfy those obligations, if they are required to do so. Our existing stockholders have waived their rights to participate in any liquidation distribution with respect to the existing stockholders’
common stock. We will pay the costs of liquidation from our
remaining assets outside of the trust account. If such funds are insuf-
ficient, Messrs. Kelly and Dunning have agreed to advance us the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $125,000) and have agreed not to seek repayment for such expenses.

Audit committee to monitor
compliance:	Our audit committee will monitor compliance on a quarterly basis with the terms of this offering and, if any noncompliance is identi-
fied, the audit committee is charged with the immediate responsibil-
ity to take all action necessary to rectify such noncompliance or otherwise cause compliance with the terms of this offering.
Determination of offering
amount:	In determining the size of this offering, our management concluded, based on their collective experience, that an offering of this size, together with the proceeds of the private placement warrants, would provide us with sufficient equity capital to execute our business plan.
Our management also considered the size of the offering to be an amount the company and the underwriters believed to be success-
fully received given market conditions, our proposed industry focus, our management and the size of initial public offerings of other sim-
ilarly structured blank check companies. We believe that this amount of equity capital, plus our ability to finance an acquisition using stock or debt in addition to the cash held in the trust account, will give us substantial flexibility in selecting an acquisition target and structuring our initial business combination. This belief is not based on any research, analysis, evaluations, discussions, or compilations of information with respect to any particular investment or any such action undertaken in connection with our organization. We cannot assure you that our belief is correct, that we will be able to success-
fully identify acquisition candidates, that we will be able to obtain any necessary financing or that we will be able to consummate a transaction with one or more target businesses whose fair market value, collectively, is equal to at least 80% of the balance in the trust account (excluding deferred underwriting discounts and commis-
sions of $4,020,000 or $4,623,000 if the over-allotment option is exercised in full) at the time of the initial business combination.

Risks

     We are a newly formed company that has conducted no operations and has generated no revenues. Until we complete a business combination, we will have no operations and will generate no operating revenues. In making your decision whether to invest in our securities, you should take into account not only the background of our chairman of the board, chief executive officer, chief financial officer and our other directors, but also the special risks we face as a blank check company. This offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act. Accordingly, you will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings. For additional information concerning how Rule 419 blank check offerings differ from this offering, please see “Proposed Business-Comparison of This Offering to Those of Blank Check Companies Subject to Rule 419.” You should carefully consider these and the other risks set forth in the section entitled “Risk Factors” beginning on page 19 of this prospectus.

SUMMARY FINANCIAL DATA

     The following table summarizes the relevant financial data for our business and should be read with our financial statements, which are included in this prospectus. We have not had any significant operations to date, so only balance sheet data is presented.

	July 16, 2007
Balance Sheet Data	Actual	As Adjusted
Working capital (deficiency)	$(32,077)	$113,674,923
Total assets	197,000	117,694,923
Total liabilities	172,077	4,020,000
Value of common stock which may be redeemed for cash
(approximately $9.80 per share)		39,196,070
Total stockholders’ equity	$24,923	$74,478,853

     The “as adjusted” information gives effect to the sale of the units we are offering including the application of the related gross proceeds, the receipt of $2.75 million from the sale of the private placement warrants and the payment of the estimated remaining expenses of this offering. The “as adjusted” working capital, “as adjusted” total assets and “as adjusted” total liabilities include $4,020,000 being held in the trust account representing deferred underwriting discounts and commissions.

     The “as adjusted” working capital and total assets amounts include approximately $117.6 million to be held in the trust account, which will be distributed (i) to public stockholders who exercise their redemption rights in connection with a vote on the extended period, if any, or in connection with our initial business combination (assuming that the extension period and business combination are approved, respectively), (ii) upon the consummation of a business combination, to the underwriters in the amount of $4,020,000 in payment of their deferred underwriting discounts and commissions and (iii) upon the consummation of a business combination, to us in the amount remaining in the trust account following the payment to any public stockholders who exercise their redemption rights and payment of deferred discounts and commissions to the underwriters. All such proceeds will be distributed from the trust account only as described in this prospectus. If a business combination is not so consummated, we will dissolve and the proceeds held in the trust account, including the deferred underwriting discounts and commission and all interest thereon, net of income taxes on such interest and net of interest income on the trust account balance previously released to us to fund our working capital and general corporate requirements, will be distributed to our public stockholders as part of a plan of distribution.

     We will not consummate a business combination if public stockholders owning 33.33% or more of the shares sold in this offering vote against a proposed extension, if any, and the business combination, on a cumulative basis, and exercise their redemption rights. Accordingly, we may effect a business combination if public stockholders owning up to 33.33% of the 12,000,000 ordinary shares sold in this offering exercise their redemption rights on a cumulative basis. If this occurred, we would be required to redeem for cash up to one share less than 33.33% of the common stock sold in this offering, or 3,999,599 shares of common stock (4,599,539 if the underwriters exercise their over-allotment option in full) at an initial per-share redemption price of approximately $9.80 for approximately $39.2 million in the aggregate (approximately $9.78 for approximately $45.0 million in the aggregate if the underwriters exercise their over-allotment option in full). The actual per-share redemption price will be equal to the aggregate amount then on deposit in the trust account, before payment of deferred underwriting discounts and commissions and including accrued interest, net of income taxes on such interest and net of interest income on the trust account balance previously released to us as described above, as of the date of the special or annual meeting of stockholders called for the purpose of approving the extended period, or two business days prior to the proposed consummation of the business combination, as the case may be, divided by the number of shares of common stock included in the units sold in this offering. We intend to structure and consummate any potential business combination in a manner such that public stockholders holding up to (but not including) 33.33% of the shares of common stock sold in this offering voting against the extended period or our initial business combination could cause us to redeem their common stock for a pro rata share of the aggregate amount then on deposit in the trust account as previously described in this paragraph, and the business combination could still be consummated.

RISK FACTORS

     An investment in our securities involves a high degree of risk. The following risks describe all material risks that are currently known to the Company and are reasonably foreseeable. You should consider carefully all of the material risks described below, together with the other information contained in this prospectus before making a decision to invest in our units. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment.

We are a newly formed, development stage company with no operating history and no revenues, and you have no basis on which to evaluate our ability to achieve our business objective.

     We are a recently formed development stage company with no operating results, and we will not commence operations until obtaining funding through this offering. Because we lack an operating history, you have no basis on which to evaluate our ability to achieve our business objective of completing a business combination with one or more target businesses. We have no plans, arrangements or understandings with any prospective target businesses concerning a business combination and may be unable to complete a business combination. We will not generate any revenues from operations until after completing a business combination. If we expend all of the $100,000 in proceeds from this offering not held in the trust account and interest income earned (net of income taxes on such interest) on the balance of the trust account that may be released to us to fund our working capital and general corporate requirements in seeking a business combination but fail to complete such a combination, we will never generate any operating revenues.

We may not be able to consummate a business combination within the required time frame, in which case, we would dissolve and liquidate our assets.

     Pursuant to our amended and restated certificate of incorporation we must complete a business combination with a fair market value of at least 80% of the balance of the trust account at the time of the business combination (excluding deferred underwriting discounts and commissions of $4,020,000 or $4,623,000 if the underwriters’ over-allotment option is exercised in full) within 18 months after the consummation of this offering (or within 24 months after the consummation of this offering if a letter of intent, agreement in principle or a definitive agreement has been executed within 18 months after the consummation of this offering and the business combination relating thereto has not yet been consummated within such 18-month period, or, if extended pursuant to a stockholder vote as described in this prospectus, within 36 months after the date of this prospectus). Unless extended to 36 months, if we fail to consummate a business combination within the required time frame, we will, in accordance with our amended and restated certificate of incorporation dissolve, liquidate and wind up. In any event, if, at the end of the 36 month period we have not obtained stockholder approval for an initial business combination, our corporate existence will automatically cease. The foregoing requirements are set forth in paragraph Sixth of our amended and restated certificate of incorporation and may not be eliminated without the vote of our board and the vote of at least 80% of the voting power of our outstanding voting stock. We may not be able to find suitable target businesses within the required time frame. In addition, our negotiating position and our ability to conduct adequate due diligence on any potential target may be reduced as we approach the deadline for the consummation of a business combination. We do not have any specific business combination under consideration, and neither we, nor any representative acting on our behalf, has had any contacts with any target businesses regarding a business combination, nor taken any direct or indirect actions to locate or search for a target business.

Unlike other blank check companies, we are permitted, pursuant to our amended and restated certificate of incorporation, to seek to extend the date before which we must complete an initial business combination to 36 months. As a result, your funds may be held in the trust account for at least three years.

     Unlike other blank check companies, if we have entered into a letter of intent, agreement in principle or definitive agreement within 18 months following the consummation of this offering, we may seek to extend the date before which we must complete our business combination, to avoid being required to liquidate, beyond the more typical 24 months to 36 months by calling a special (or annual) meeting of our stockholders for the purpose of soliciting their approval for such extension. We believe that an extension could be necessary due to the circumstances involved in the evaluation and closing of a business combination in China, including obtaining audited U.S. GAAP financial statements of potential targets that have previously kept their accounts in accordance with

PRC GAAP, the possible need for restructuring and reorganizing corporate entities and assets (particularly with respect to PRC state-owned enterprises) and the requirements of complex Chinese regulatory filings and approvals. Without the option of extending to 36 months after the date of this prospectus, if we enter into such agreement near the end of the initial 18 month period, we would have only six months in which to accomplish the necessary accounting reconciliations, satisfy U.S. and PRC regulatory requirements, secure the approval of our stockholders and provide for customary closing conditions. If the proposal for the extension to 36 months is approved by our stockholders as described in this prospectus, we will have an additional 12 months beyond the more usual 24 month period with which to complete our initial business combination. As a result we may be able to hold your funds in the trust account for more than three years and thus delay the receipt by you of your funds from the trust account on redemption or liquidation.

Certain provisions contained in our amended and restated certificate of incorporation may be amended by the vote of our Board of Directors and the affirmative vote of at least 80% of the voting power of our stockholders. This could reduce or eliminate the protection afforded to our stockholders by such provisions.

     Our amended and restated certificate of incorporation contains certain requirements and restrictions relating to this offering that will apply to us until the consummation of our initial business combination. Specifically, our amended and restated certificate of incorporation provides, among other things, that:

  if we have entered into a letter of intent or definitive agreement with respect to a business combination within 18 months of the consummation of this offering, and we anticipate that we may not be able to consummate a business combination within 24 months, we may seek stockholder approval to extend the period of time to consummate a business combination by an additional 12 months. In such case, we will present such proposal to our stockholders. In order to approve the extended period, we must receive stockholder approval of a majority of our common stock voted by our public stockholders and public stockholders owning less than 33.33% of the common stock purchased by the public stockholders in this offering both vote against the extended period and exercise their redemption rights;

  if we do not enter into a letter of intent, agreement in principle or a definitive agreement within 18 months after the consummation of this offering, or if the holders of 33.33% or more of the shares sold in this offering vote against the proposed extension beyond 24 months to 36 months and elect to redeem their shares for a pro rata share of the trust account or we do not receive stockholder approval for such extension (and we are not be able to complete our initial business combination within such 24 month period), our corporate purposes and powers will immediately thereupon be limited to acts and activities related to dissolving and winding up our affairs, including liquidation, and we will not be able to engage in any other business activities;

  our corporate existence will cease 36 months after the date of this prospectus for the purposes of winding up our affairs and liquidating pursuant to Section 278 of the Delaware General Corporation Law, if we are unable to complete a business combination;

  if the extended period is approved, public stockholders who voted against such proposal and exercised their redemption rights will receive their pro rata share of the trust account;

  prior to the consummation of our initial business combination, we shall submit such business combination to our stockholders for approval;

  we may consummate our initial business combination if: (i) the business combination is approved by a majority of the common stock voted by our public stockholders, (ii) an amendment to our amended and restated certificate of incorporation allowing our perpetual existence is approved by a majority of our outstanding common stock and (iii) stockholders owning less than 33.33% of the common stock purchased by the public stockholders in this offering exercise their redemption rights (on a cumulative basis, including shares redeemed in connection with our seeking stockholder approval for the extended period, if applicable);

  if our initial business combination is approved and consummated, public stockholders who voted against the business combination and exercised their redemption rights will receive their pro rata share of the trust account;

  if a business combination is not consummated or a letter of intent, an agreement in principle or a definitive agreement is not signed within the time periods specified in this prospectus, then we will be dissolved and distribute to all of our public stockholders their pro rata share of the trust account;

  our management will take all actions necessary to liquidate our trust account to our public stockholders as part of our plan of distribution if a business combination is not consummated or a letter of intent, an agreement in principle or a definitive agreement is not signed within the time periods specified in this prospectus;

  our stockholders’ rights to receive a portion of the trust fund are limited such that they may only receive a portion of the trust fund upon liquidation of our trust account to our public stockholders as part of our plan of distribution or upon the exercise of their redemption rights; and

  we may not consummate any other merger, capital stock exchange, stock purchase, asset acquisition or control through contractual arrangements or similar transaction other than a business combination that meets the conditions specified in this prospectus, including the requirement that our initial business combination be with one or more operating businesses whose fair market value, either individually or collectively, is equal to at least 80% of the amount in the trust account (excluding deferred underwriting discounts and commissions) at the time of such business combination.

     Although our amended and restated certificate of incorporation provides that until the consummation of our initial business combination, the above requirements and restrictions may be amended by the vote of our Board of Directors and the affirmative vote of at least 80% of the voting power of our stockholders, if an amendment was proposed and approved, it could reduce or eliminate the protection afforded to our public stockholders by these requirements and restrictions. Although we believe that this 80% threshold is valid under Delaware law, this provision has not been reviewed or opined upon as valid by Delaware counsel. However, we view these provisions as obligations to our stockholders and have agreed not to take any action to amend or waive these provisions.

You will not receive protections normally afforded to investors in blank check companies.

     Since the net proceeds of this offering are designated for completing a business combination with a target business that has not been identified, we may be deemed a “blank check” company under the United States securities laws. However, since our securities will be listed on the American Stock Exchange, a national securities exchange, and upon consummation of this offering we will have net tangible assets in excess of $5.0 million and will at that time file a Current Report on Form 8-K with the SEC that includes an audited balance sheet demonstrating this fact, we are exempt from SEC rules such as Rule 419 that are designed to protect investors in blank check companies. Accordingly, investors in this offering will not receive the benefits or protections of that rule. Among other things, this means our units will be immediately tradable and we will have a longer period of time to complete a business combination in some circumstances than do companies subject to Rule 419.

If third parties bring claims against us, the proceeds held in the trust account may be reduced and the per share liquidation price received by you will be less than $9.80 per share.

     Our placing of funds in the trust account may not protect those funds from third party claims against us. Although we will seek to have all vendors that we engage after the consummation of this offering, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements, or if executed, that this will prevent potential contracted parties from making claims against the trust account. Nor is there any guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Accordingly, the proceeds held in the trust account may be subject to claims which would take priority over the claims of our public stockholders and, as a result, the per-share liquidation price could be less than $9.80 due to claims of such creditors. If we are unable to complete a business combi-

nation and are forced to dissolve and liquidate, each of Paul K. Kelly and James D. Dunning, Jr. will, by agreement, agree to indemnify us (each in an amount proportional to the number of shares owned as compared to all of them as a group) for all claims of creditors (including claims of lawyers, accountants, printers, and investment bankers) or any potential target businesses, to the extent we fail to obtain waivers from such parties to ensure that the proceeds in the trust account are not reduced.

     Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the funds held in our trust account will be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to claims of third parties with priority over the claims of our public stockholders. To the extent bankruptcy claims deplete the trust account, we cannot assure you we will be able to return to our public stockholders the liquidation amounts due them.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them.

     If we do not effect our initial business combination within 36 months after the date of this prospectus, our corporate existence will cease except for the purposes of winding up our affairs and liquidating pursuant to Section 278 of the Delaware General Corporation Law, in which case we will as promptly as practicable thereafter adopt a plan of distribution in accordance with Section 281(b) of the Delaware General Corporation Law. If we seek approval from our stockholders to approve the extended period or to consummate a business combination 24 months after the consummation of this offering, the proxy statement related to the extended period or the business combination will also seek stockholder approval for our board of directors’ recommended plan of distribution and liquidation in the event our stockholders do not approve the extended period or the business combination. Section 278 provides that our existence will continue for at least three years after its expiration for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against us, and of enabling us gradually to settle and close our business, to dispose of and convey our property, to discharge our liabilities and to distribute to our stockholders any remaining assets, but not for the purpose of continuing the business for which we were organized. Our existence will continue automatically even beyond the three-year period for the purpose of completing the prosecution or defense of suits begun prior to the expiration of the three-year period, until such time as any judgments, orders or decrees resulting from such suits are fully executed. Section 281(b) will require us to pay or make reasonable provision for all then-existing claims and obligations, including all contingent, conditional, or unmatured contractual claims known to us, and to make such provision as will be reasonably likely to be sufficient to provide compensation for any then-pending claims and for claims that have not been made known to us or that have not arisen but that, based on facts known to us at the time, are likely to arise or to become known to us within 10 years after the date of dissolution. Accordingly, we would be required to provide for any creditors known to us at that time or those that we believe could be potentially brought against us within the subsequent 10 years prior to distributing the funds held in the trust to stockholders. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors that we engage after the consummation of this offering (such as accountants, lawyers, investment bankers, etc.) and potential target businesses. We intend to have all vendors that we engage after the consummation of this offering and prospective target businesses execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account. Accordingly, we believe the claims that could be made against us should be limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. However, we cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, we cannot assure you that third parties will not seek to recover from our stockholders amounts owed to them by us.

     If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the trust account to our public stockholders promptly after 18, 24 months (or 36 months if the extended period has been approved) from the date of this prospectus, this may be viewed or interpreted as giving preference to our public stockholders over any potential creditors with respect to access to or distributions from our assets. Furthermore, our board may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If we dissolve and liquidate before concluding a business combination, our public stockholders will receive less than $10.00 per share on distribution of trust account funds and our warrants will expire worthless.

     If we are unable to complete a business combination and must dissolve and liquidate our assets, the per-share liquidating distribution will be less than $10.00 because of the expenses of this offering, our general and administrative expenses and the planned costs of seeking a business combination. We expect these costs and expenses to include approximately $600,000 for expenses for the due diligence and investigation of a target business or businesses; approximately $800,000 for legal, accounting and other expenses associated with structuring, negotiating and documenting an initial business combination; an aggregate of up to $360,000 for office space, administrative services and secretarial support payable to Stuart Management Co., an affiliate of Paul K. Kelly, representing $10,000 per month for 36 months; $125,000 as a reserve for liquidation expenses; $300,000 for legal and accounting fees relating to our SEC reporting obligations; and approximately $915,000 for working capital and general corporate requirements that will be used for miscellaneous expenses (including directors and officers liability insurance) and reserves. If we were unable to conclude an initial business combination and expended all of the net proceeds of this offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, net of income taxes payable on such interest and net of interest income on the trust account balance previously released to us to fund working capital and general corporate requirements, the initial per-share liquidation price would be approximately $9.80, or $0.20 less than the per-share offering price of $10.00 (assuming that the entire offering amount was allocated to the shares included in the units). Furthermore, our outstanding warrants are not entitled to participate in a liquidating distribution and the warrants will therefore expire worthless if we dissolve and liquidate before completing an initial business combination; and as a result purchasers of our units will have paid the full unit purchase price solely for the share of common stock included in each unit, will realize less than $10.00 for each such share, and will not receive any money for such warrant. For a more complete discussion of the effects on our stockholders if we are unable to complete an initial business combination, please see “Proposed Business — Effecting a Business Combination — Dissolution and liquidation if no business combination.”

We will dissolve and liquidate if we do not consummate a business combination, in which case our public stockholders will receive less than $10.00 per share on distribution.

     Pursuant to our amended and restated certificate of incorporation, among other things, we must liquidate if we do not complete a business combination within 18 months after the consummation of this offering (or within 24 months after the consummation of this offering if a letter of intent, agreement in principle or a definitive agreement has been executed within 18 months after the consummation of this offering and the business combination relating thereto has not yet been consummated within such 18-month period, or within 36 months if the extended period is approved). The foregoing requirement is set forth in paragraph Sixth of our amended and restated certificate of incorporation and may not be eliminated without the vote of our board and the vote of at least 80% of the voting power of our outstanding voting common stock. Upon dissolution, we will distribute to all of our public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account (net of taxes payable and that portion of the interest earned previously released to us) and net assets held outside the trust account. Our existing stockholders have waived their rights to participate in any liquidating distribution with respect to their existing stockholders’ common stock and have agreed to vote in favor of any dissolution and plan of distribution which we will present to our stockholders for vote. There will be no distribution from the trust account with respect to our warrants which will expire worthless. We will pay the costs of our dissolution and liquidation of the trust account from our remaining assets outside of the trust account, and we estimate such costs to be between $75,000 and $125,000, if not done in connection with a stockholder vote with respect to the extended period of a potential business combination. Upon notice from us, the trustee of the trust account will liquidate the investments constituting the trust account and will turn over the proceeds to our transfer agent for distribution to our public stockholders as part of our stockholder-approved dissolution and plan of distribution. Concurrently, we shall pay, or reserve for payment, from interest released to us from the trust account if available, our liabilities and obligations, although we cannot give you assurances that there will be sufficient funds outside the trust account for such purpose. The amounts held in the trust account may be subject to claims by third parties, such as vendors, prospective target business or other entities, if we do not obtain waivers in advance from such third parties prior to such parties providing us with services or entering into arrangements with them. We have not received any waiver agreements at this time and we cannot assure you that such waivers will be obtained or will be enforceable. Each of Paul K. Kelly and James D. Dunning, Jr. have agreed that, if we dissolve prior to the consummation of a business combination, they will indemnify us (each in an amount proportional to the number of shares owned as compared to all of them as a group) for all claims of creditors (including claims of lawyers, accountants, printers, and investment bankers) or any potential target businesses, to the extent we fail to obtain valid and enforceable waivers from such parties to ensure that the proceeds in the trust account are not reduced. However, we cannot assure you that they will be able to satisfy those obligations. We do not intend to take any additional measures to ensure that the funds of the trust account will not be depleted by claims against the trust account. Accordingly, upon dissolution and liquidation, the estimated per-share liquidating distribution will be approximately $9.80, which is less than $10.00 per share because of the expenses of this offering, our general and administrative expenses and the planned costs of seeking a business combination.

Unlike other blank check offerings, we allow up to approximately 33.33% of the common stock purchased by the public stockholders in this offering, on a cumulative basis, to be redeemed. This higher threshold will make it easier for us to consummate a business combination with which you may not agree.

     When we seek stockholder approval for the extended period, if any, and our initial business combination, we will offer each public stockholder (other than our existing stockholders) the right to have its common stock converted to cash if the stockholder votes against the extended period or business combination, as the case may be, and such proposal is approved and, in the case of the business combination, it is also consummated. We will consummate the initial business combination only if the following three conditions are met: (i) a majority of the common stock voted by the public stockholders are voted in favor of the business combination, (ii) a majority of our outstanding common stock approve an amendment to our amended and restated certificate of incorporation allowing our perpetual existence, and (ii) public stockholders owning 33.33% or more of the shares sold in this offering do not vote against the business combination and on a cumulative basis exercise their redemption rights (including any shares previously redeemed in connection with a vote, if any, on the extended period). Many other blank check companies have a redemption threshold of 20%, which makes it more difficult for such companies to consummate their initial business combination. Thus, because we permit a larger number of stockholders to exercise their redemption rights, it will be easier for us to consummate an initial business combination with a target business which stockholders may believe is not suitable for us, and you may not receive the full amount of your original investment upon exercise of your redemption rights. We have increased the redemption percentage to 33.33% from the more typical 20% in order to reduce the likelihood that a small group of investors holding a block of our stock will be able to stop us from completing a business combination that is otherwise approved by a majority of our public stockholders and to be similar to other offerings by blank check companies currently in the market.

We may require stockholders who wish to redeem their shares to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising redemption rights.

     We may require public stockholders who wish to redeem their shares to tender their certificates to our transfer agent prior to the stockholder meeting or to deliver their shares to the transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than we anticipate to obtain a physical certificate, stockholders who wish to redeem may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to convert their shares.

Since we have not yet selected a particular industry or any target business with which to complete a business combination, you will be unable to currently ascertain the merits or risks of the industry or business in which we may ultimately operate.

     We intend to consummate a business combination with a company in any industry we choose that we believe will provide significant opportunities for growth, and we are not limited to any particular industry or type of business. Accordingly, there is no current basis for you to evaluate the possible merits or risks of the particular industry in which we may ultimately operate or the target business or businesses with which we may ultimately enter a business combination. Although we will evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all of the significant risks present in that target business. Even if we properly assess those risks, some of them may be outside of our control or ability to affect. We also cannot assure you that an investment in our units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in a target business.

Your only opportunity to evaluate and affect the investment decision regarding a potential business combination will be limited to voting for or against the business combination submitted to our stockholders for approval.

     You will be relying on the ability of our officers and members of our board, with the assistance of employees, advisors and consultants, to choose a suitable business combination. At the time of your investment in us, you will not be provided with an opportunity to evaluate the specific merits or risks of one or more target businesses. Accordingly, your only opportunity to evaluate and affect the investment decision regarding a potential business combination will be limited to voting for or against the business combination submitted to our stockholders for approval. In addition, a proposal that you vote against could still be approved if a sufficient number of public stockholders vote for the proposed business combination. Alternatively, a proposal that you vote for could still be rejected if a sufficient number of public stockholders vote against the proposed business combination.

We will not be required to obtain a fairness opinion from an independent investment banking firm as to the fair market value of the target business unless the Board of Directors is unable to independently determine the fair market value.

     The fair market value of a target business or businesses will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, the values of comparable businesses, earnings and cash flow, and book value. If our board is not able to independently determine that the target business has a sufficient fair market value to meet the threshold criterion, we will obtain an opinion from an unaffiliated, independent investment banking firm which is a member of FINRA with respect to the satisfaction of such criterion. In all other instances, we will have no obligation to obtain or provide you with a fairness opinion.

If we issue capital stock or redeemable debt securities to complete a business combination, your equity interest in us could be reduced or there may be a change in control of our company.

     Our amended and restated certificate of incorporation authorizes the issuance of up to 40,000,000 shares of common stock, par value $0.001 per share, and 1 million shares of preferred stock, par value $0.0001 per share. Immediately after this offering (assuming no exercise of the underwriters’ over-allotment option), there will be 10,250,000 authorized but unissued shares of common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants, including the private placement warrants) and all of the 1 million shares of preferred stock available for issuance. We have no other commitments as of the date of this offering to issue any additional securities. We may issue a substantial number of additional shares of common stock or preferred stock, or a combination of both, including through redeemable debt securities, to complete a business combination, particularly as we intend to focus primarily on acquisitions of mid-cap companies with valuations between approximately $100 million and $1 billion. Our issuance of additional shares of common stock or any preferred stock:

  may significantly reduce your equity interest in us;

  may cause a change in control if a substantial number of our shares of common stock are issued, which may among other things limit our ability to use any net operating loss carry forwards we have, and result in the resignation or removal of our officers and directors;

  may, in certain circumstances, have the effect of delaying or preventing a change in control of us; and

  may adversely affect the then-prevailing market price for our common stock.

     The value of your investment in us may decline if any of these events occur.

If we acquire a company by issuing debt securities, our post-combination operating results may decline due to increased interest expense or our liquidity may be adversely affected by an acceleration of our indebtedness.

     We may elect to enter into a business combination that requires us to issue debt securities as part of the purchase price for a target business, particularly as we intend to focus primarily on acquisitions of mid-cap companies with valuations between approximately $100 million and $1 billion. If we issue debt securities, such issuances may result in:

  default and foreclosure on our assets if our operating cash flow after a business combination were insufficient to pay our debt obligations;

  acceleration, even if we are then current in our debt service obligations, if the debt securities have covenants that require us to meet certain financial ratios or maintain designated reserves, and any such covenants are breached without a waiver or renegotiation;

  a required immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand; and

  our inability to obtain additional financing, if necessary, if the debt securities contain covenants restricting our ability to obtain additional financing.

Our existing stockholders, Paul K. Kelly, James D. Dunning, Jr., Alan G. Hassenfeld, Gregory E. Smith, Xiao Feng, Cheng Yan Davis, Soopakij (Chris) Chearavanont and Ruey Bin Kao currently control us and may influence certain actions requiring a stockholder vote.

     Assuming none of our existing stockholders purchases units in this offering or in the open market, they will beneficially own, in the aggregate, 20.0% of our issued and outstanding common stock when this offering is completed. None of our existing stockholders has indicated to us that they intend to purchase units in this offering. Our existing stockholders have agreed that they will vote any shares of common stock they acquire in or after this offering in favor of a vote to approve the extended period, a business combination or a plan of distribution that is presented to our public stockholders. Accordingly, shares of common stock acquired by our existing stockholders in or after this offering will not have the same voting or redemption rights as our public stockholders with respect to the extended period or a potential business combination, and our existing stockholders will not be eligible to exercise redemption rights for those shares if a business combination is approved by a majority of the votes cast by our public stockholders.

     Because our founders and special advisors will hold warrants to purchase 2,750,000 shares of common stock that they purchased in the private placement, after a business combination, the exercise of those warrants may increase their ownership in us. This increase could allow our founders and special advisors to influence the outcome of matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions after consummation of our initial business combination. In addition, neither our founders nor their affiliates are prohibited from purchasing units in this offering or our common stock in the aftermarket. If they do so, our founders will have a greater influence on the vote taken in connection with a business combination.

Resources could be wasted in researching acquisitions that are not consummated, which could materially adversely affect subsequent attempts to locate and acquire or merge with another business.

     It is anticipated that the investigation of each specific target business and the negotiation, drafting, and execution of relevant agreements, disclosure documents, and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If a decision is made not to complete a specific business combination, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, even if an agreement is reached relating to a specific target business, we may fail to consummate the business combination for any number of reasons including those beyond our control such as that more than 33.33% cumulatively of the common stock purchased by the public stockholders in this offering vote against extending the period of time that we have to consummate a business combination and/or the business combination and opt to have us redeem their stock for a pro rata share of the trust account even if a majority of our public stockholders approve the business combination. Any such event will result in a loss to us of the related costs incurred which could materially adversely affect subsequent attempts to locate and acquire or merge with another business.

Our founders and our special advisors may have a conflict of interest in deciding if a particular target business is a good candidate for a business combination.

     Our existing stockholders have agreed to waive their rights to receive distributions with respect to their existing stockholders’ common stock purchased before this offering if we dissolve and liquidate because we fail to complete a business combination. Our founders and special advisors will purchase an aggregate of 2,750,000 private placement warrants immediately prior to the consummation of this offering and our existing stockholders own 3,000,000 existing stockholders’ shares. The common stock which is beneficially owned by our existing stockholders will be worthless if we do not consummate a business combination. Furthermore, the $2.75 million purchase price of the private placement warrants will be included in the trust account that is distributed to our public stockholders in the event of our dissolution and liquidation. Our directors’ and officer’s desire to avoid rendering their common stock and warrants worthless may result in a conflict of interest when they determine whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest.

Unless we complete a business combination, our officers and directors will not receive reimbursement for any out-of-pocket expenses they incur if such expenses exceed the amount available to us for working capital and general corporate purposes. Therefore, they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination and in the public stockholders’ best interest.

     Our directors will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount not required to be retained in the trust account unless the business combination is consummated. Our directors may, as part of any such combination, negotiate the repayment of some or all of any such expenses. If the target business’ owners do not agree to such repayment, this could cause our management to view such potential business combination unfavorably, thereby resulting in a conflict of interest. The financial interest of our directors could influence their motivation in selecting a target business and thus, there may be a conflict of interest when determining whether a particular business combination is in the stockholders’ best interest.

Our directors, including those we expect to serve on our Audit Committee, may not be considered “independent” under the policies of the North American Securities Administrators Association, Inc. and, therefore, may take actions or incur expenses that are not deemed to be independently approved or independently determined to be in our best interest.

     Under the policies of the North American Securities Administrators Association, Inc., an international organization devoted to investor protection, because all of our directors may receive reimbursement for out-of-pocket expenses incurred by them in connection with activities on our behalf such as attending meetings of the Board of Directors, identifying potential target businesses, and performing due diligence on suitable business combinations, and certain of our directors indirectly own shares of our securities, state securities administrators could take the position that such individuals are not “independent.” If this were the case, they would take the position that we would not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement. There is no limit on the amount of out-of-pocket expenses that could be incurred and there will be no review of the reasonableness of the expenses by anyone other than our audit committee, our Board of Directors, or a court of competent jurisdiction if such reimbursement is challenged. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the trust account, such out-of-pocket expenses would not be reimbursed by us unless we complete a business combination. Although we believe that all actions taken by our directors on our behalf will be in our best interests, whether or not they are deemed to be “independent,” we cannot assure you that this will actually be the case. If actions are taken, or expenses are incurred that actually are not in our best interests, it could have a material adverse effect on our business and operations and the price of our stock held by the public stockholders.

We will probably complete only one business combination with the proceeds of this offering, meaning our operations will depend on a single business that is likely to operate in a non-diverse industry or segment of an industry.

     The net proceeds from this offering and the offering of the private placement warrants will provide us with approximately $113.65 million (approximately $130.39 million if the underwriters’ over-allotment option is exercised in full) that we may use to complete a business combination. Our initial business combination must be with a target business or businesses with a fair market value of at least 80% of the balance in the trust account at the time of such business combination (excluding deferred underwriting discounts and commissions of $4,020,000 or $4,623,000 if the underwriters’ over-allotment option is exercised in full). There is no limitation on our ability to raise funds privately or through loans that would allow us to acquire a target business or businesses with a fair market value in an amount greater than 80% of the amount in our trust account at the time of such acquisition.We have not entered into and are not currently contemplating any financing arrangements with any third parties to raise additional funds. We may not be able to acquire more than one target business because of various factors, including the existence of complex accounting issues and the requirement that we prepare and file pro forma financial statements with the SEC that present operating results and the financial condition of several target businesses as if they had been operated on a combined basis. Additionally, we may encounter numerous logistical issues if we pursue multiple target businesses, including the difficulty of coordinating the timing of negotiations, proxy statement disclosure and closings. We may also be exposed to the risk that our inability to satisfy conditions to closing with one or more target businesses would reduce the fair market value of the remaining target businesses in the combination below the required threshold of 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of $4,020,000 or $4,623,000 if the underwriters’ over-allotment option is exercised in full). Due to these added risks, we are more likely to choose a single target business with which to pursue a business combination than multiple target businesses. Unless we combine with a target business in a transaction in which the purchase price consists substantially of common stock and/or preferred stock, it is likely we will complete only our initial business combination with the proceeds of this offering. Accordingly, the prospects for our success may depend solely on the performance of a single business. If this occurs, our operations will be highly concentrated and we will be exposed to higher risk than other entities that have the resources to complete several business combinations, or that operate in, diversified industries or industry segments.

If we do not conduct an adequate due diligence investigation of a target business with which we combine, we may be required to subsequently take write-downs or write-offs, restructuring, and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

     In order to meet our disclosure and financial reporting obligations under the federal securities laws, and in order to develop and seek to execute strategic plans for how we can increase the revenues and/or profitability of a target business, realize operating synergies or capitalize on market opportunities, we must conduct a due diligence investigation of one or more target businesses. Intensive due diligence is time consuming and expensive due to the operations, accounting, finance and legal professionals who must be involved in the due diligence process. Even if we conduct extensive due diligence on a target business with which we combine, we cannot assure you that this diligence will surface all material issues that may be present inside a particular target business, or that factors outside of the target business and outside of our control will not later arise. If our diligence fails to identify issues specific to a target business, industry or the environment in which the target business operates, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our common stock. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining post-combination debt financing.

We will depend on the limited funds available outside of the trust account and a portion of the interest earned on the trust account balance to fund our search for a target business or businesses and to complete our initial business combination.

     Of the net proceeds of this offering, $100,000 will be available to us initially outside the trust account to fund our working capital and general corporate requirements. We will depend on sufficient interest being earned on the proceeds held in the trust account to provide us with the additional working capital we will need to identify one or more target businesses and to complete our initial business combination. While we are entitled to have released to us for such purposes up to an aggregate of $3.0 million, subject to adjustment, of the interest income, net of income and franchise taxes on such interest, a substantial decline in interest rates may result in our having insufficient funds available with which to structure, negotiate or close an initial business combination. In such event, we would need to borrow additional funds from our founders or our directors to operate or we may dissolve and liquidate.

We may be unable to obtain additional financing if necessary to complete a business combination or to fund the operations and growth of a target business, which could compel us to restructure or abandon a particular business combination.

     We may consider a business combination that will require additional financing, particularly as we intend to primarily focus on acquisitions of mid-cap companies with valuations between approximately $100 million and $1 billion. However, we cannot assure you that we will be able to complete a business combination or that we will have sufficient capital with which to complete a combination with a particular target business. If the net proceeds of this offering are not sufficient to facilitate a particular business combination because:

  of the size of the target business;

  of the depletion of offering proceeds not in the trust account or available to us from interest earned on the trust account balance that is expended in search of a target business; or

  we must redeem for cash a significant number of common stock owned by stockholders who elect to exercise their redemption rights,

we will be required to seek additional financing. We cannot assure you that such financing would be available on acceptable terms, if at all. If additional financing is unavailable to consummate a particular business combination, we would be compelled to restructure or abandon the combination and seek an alternative target business. Even if we do not need additional financing to consummate a business combination, we may require such financing to operate or grow the target business. If we fail to secure such financing, this failure could have a material adverse effect on the operations or growth of the target business. None of our directors nor any other party is required to provide any financing to us in connection with, or following, a business combination.

Our existing stockholders paid approximately $0.01 (assuming the underwriters do not exercise their over-allotment option) per share of common stock and, accordingly, you will experience immediate and substantial dilution from the purchase of our common stock.

     The difference between the public offering price per share of our common stock (allocating all of the unit purchase price to the common stock and none to the warrant included in the unit) and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to you and other investors in this offering. The fact that our existing stockholders acquired these shares at a nominal price significantly contributed to this dilution. Assuming this offering is completed and no value is ascribed to the warrants included in the units, you and the other new investors will incur an immediate and substantial dilution of approximately 32.30% or $3.23 per share (the difference between the pro forma net tangible book value per share after this offering of $6.77, and the initial offering price of $10.00 per unit).

Our outstanding warrants may adversely affect the market price of our common stock and make it more difficult to effect a business combination.

     The units being sold in this offering include warrants to purchase 12,000,000 shares of common stock (or 13,800,000 shares of common stock if the over-allotment option is exercised in full). We also have sold, in a private placement, warrants to our founders and special advisors to purchase an aggregate 2,750,000 shares of common stock. The warrants sold to our founders and special advisors in the private placement are identical to those warrants sold as part of the units in this offering except the warrants are not redeemable by the holders of our pri-

vate placement warrants and the underlying common stock will be entitled to certain registration rights commencing 90 days after the consummation of our initial business combination. If we issue common stock to consummate a business combination, the potential issuance of additional shares of common stock on exercise of these warrants could make us a less attractive acquisition vehicle to some target businesses. This is because exercise of the warrants will increase the number of issued and outstanding shares of common stock and may reduce the value of the shares issued to complete the business combination. Our warrants may make it more difficult to complete a business combination or increase the purchase price sought by one or more target businesses. Additionally, the sale or possibility of sale of the shares underlying the warrants could have an adverse effect on the market price for our common stock or our units, or on our ability to obtain other financing. If and to the extent these warrants are exercised, you may experience dilution to your holdings.

The grant of registration rights to our existing stockholders and special advisors may make it more difficult to complete a business combination, and the future exercise of such rights may adversely affect the market price of our common stock.

     Our existing stockholders will have certain registration rights with respect to the resale of their shares of common stock. In addition, our founders and special advisors will have certain registration rights with respect to the private placement warrants and the shares underlying the private placement warrants commencing 90 days after the consummation of our initial business combination. We will bear the cost of registering these securities. If our existing stockholders and special advisors exercise their registration rights in full and we successfully register the shares and warrants described above, there will then be an additional 3,000,000 shares of common stock and 2,750,000 warrants and/or up to 2,750,000 shares of common stock issued on exercise of the warrants that are eligible for trading in the public market. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of the registration rights may make a business combination more costly or difficult to conclude. This is because the stockholders of the target business may increase the equity stake they seek in the combined entity or ask for more cash consideration to offset the negative impact on the market price of our common stock that is expected when the securities owned by our founders and special advisors are registered.

You will not be able to exercise your warrants if we do not have an effective registration statement in place when you desire to do so.

     No warrants will be exercisable, and we will not be obligated to issue shares of common stock upon exercise of warrants by a holder unless, at the time of such exercise, we have a registration statement under the Securities Act of 1933, as amended, in effect covering the shares of common stock issuable upon the exercise of the warrants and a current prospectus relating to the common stock. We have agreed to use our best efforts to have a registration statement in effect covering the shares of common stock issuable upon exercise of the warrants from the date the warrants become exercisable and to maintain a current prospectus relating to the common stock until the warrants expire or are redeemed. However, we cannot assure you that we will be able to do so. Additionally, we have no obligation to settle the warrants for cash in the absence of an effective registration statement or under any other circumstances. The warrants may be deprived of any value, the market for the warrants may be limited, the holders of warrants may not be able to exercise their warrants if there is no registration statement in effect covering the shares of common stock issuable upon the exercise of the warrants or the prospectus relating to the shares of common stock issuable upon the exercise of the warrants is not current and the warrants may expire worthless.

There is currently no market for our securities and a market for our securities may not develop, which would adversely affect the liquidity and price of our securities.

     There is currently no market for our securities. Stockholders therefore have no access to information about prior market history on which to base their investment decision. Following this offering, the price of our securities may vary significantly due to our reports of operating losses, one or more potential business combinations, the filing of periodic reports with the SEC, and general market or economic conditions. Furthermore, an active trading market for our securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.

     We may be deemed to be an investment company, as defined under Sections 3(a)(1)(A) and (C) of the Investment Company Act of 1940, if, following this offering and prior to the consummation of a business combination, we are viewed as engaging in the business of investing in securities or we own investment securities having a value exceeding 40% of our total assets. If we are deemed to be an investment company under the Investment Company Act of 1940, we may be subject to certain restrictions that may make it difficult for us to complete a business combination, including:

  restrictions on the nature of our investments; and

  restrictions on our issuance of securities.

     In addition, we may have imposed upon us burdensome requirements, including:

  registration as an investment company;

  adoption of a specific form of corporate structure; and

  reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

     We do not believe that our anticipated activities will subject us to the Investment Company Act of 1940 as the net proceeds of this offering and sale of warrants in our private placement offering that are to be held in the trust account may only be invested by the trust agent in “government securities” with specific maturity dates. By restricting the investment of the trust account to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act of 1940. If we were deemed to be subject to the Investment Company Act of 1940, compliance with these additional regulatory burdens would require additional expense that we have not allotted for.

Companies with similar business plans to ours have had limited success in completing a business transaction. There can be no assurance that we will successfully identify a potential target business, or complete a business combination.

     Based upon publicly available information we have identified approximately 129 similarly structured companies which have gone public since August 2003, of which 38 have completed a business combination, while seven have liquidated or will be liquidating. The remaining 84 blank check companies have more than $7.6 billion in the trust account and are seeking to consummate business combinations. Of these companies, only 26 have announced that they have entered into definitive agreements or letters of intent for potential business combinations but have not yet consummated these transactions. While some of those companies have specific industries or geographies that they must complete a business combination in, a number of them may consummate a business combination in any industry they choose. We may therefore be subject to competition from these and other companies seeking to consummate a business plan similar to ours, which will, as a result, increase demand for privately-held companies to combine with companies structured similarly to ours. Further, the fact that only 38 of such companies have completed a business combination and only 26 of such companies have entered into a definitive agreement for a business combination may be an indication that there are only a limited number of attractive target businesses available to such entities or that many privately-held target businesses may not be inclined to enter into business combinations with publicly held blank check companies like us. We cannot assure you that we will be able to successfully compete for an attractive business combination. Additionally, because of this competition, we cannot assure you that we will be able to effectuate a business combination within the required time periods. If we are unable to find a suitable target business within such time periods, we will be forced to liquidate.

We are dependent upon Paul K. Kelly and James D. Dunning, Jr. and the loss of either of them could adversely affect our ability to operate.

     Our operations are dependent upon a relatively small group of individuals and, in particular, upon Paul K. Kelly and James D. Dunning, Jr. We believe that our success depends on the continued service of these persons, at least until we have consummated a business combination. We cannot assure you that such individuals will remain with us for the immediate or foreseeable future. In addition, there is no minimum amount of time that either Paul K. Kelly or James D. Dunning, Jr. have agreed to devote to our business nor are they required to commit any specified amount of time to our affairs and, accordingly, they will have conflicts of interest in allocating management time among various business activities, including identifying potential business combinations and monitoring the related due diligence. We do not have employment agreements with, or key-man insurance on the life of, either of these individuals. The unexpected loss of the services of either of these individuals could have a detrimental effect on us.

Our ability to successfully effect a business combination and to be successful upon completion of a business combination will be dependent upon the efforts of our management, some of whom may join us following a business combination and whom we would have only a limited ability to evaluate. It is also likely that our current officers and directors will resign upon the completion of a business combination.

     Our ability to successfully effect a business combination will be dependent upon the efforts of our management. The future role of our management following a business combination, however, cannot presently be fully ascertained. Although certain members of our management team may remain associated with us following a business combination, it is unlikely that our entire management team will be able to remain with the combined company after the completion of a business combination. Thus, we will likely employ other personnel following the business combination. While we intend to closely scrutinize any additional individuals we engage after a business combination, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company, as well as U.S. securities laws, which could cause us to have to expend time and resources helping them become familiar with such laws. This could be expensive and time consuming and could lead to various regulatory issues which may adversely affect our operations.

The American Stock Exchange may delist our securities which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

     We have submitted an application to have our securities approved for listing on the American Stock Exchange upon consummation of this offering. Although after giving effect to this offering we expect to meet on a pro forma basis the minimum initial listing standards set forth in Sections 101(c) and 101 (d) of the AMEX Company Guide, which only requires that we meet certain requirements relating to stockholders’ equity, market capitalization, aggregate market value of publicly held shares and distribution requirements, we cannot assure you that our securities will continue to be listed on the American Stock Exchange as we might not meet certain continued listing standards such as income from continuing operations. Additionally, in connection with our business combination, it is likely that the American Stock Exchange may require us to file a new initial listing application and meet its initial listing requirements as opposed to its more lenient continued listing requirements. We cannot assure you that we will be able to meet those initial listing requirements at that time.

     If the American Stock Exchange delists our securities from trading, we could face significant consequences including:

  a limited availability for market quotations for our securities;

  reduced liquidity with respect to our securities;

  a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our common stock;

  limited amount of news and analyst coverage for our company; and

  a decreased ability to issue additional securities or obtain additional financing in the future.

The determination of the offering price of our units and the size of this offering is more arbitrary than the pricing of securities and the size of an offering of an operating company in a particular industry and therefore it is possible that management will have raised too much or too little money in this offering to consummate a business combination that satisfies the requirements of our organizational documents.

     Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the underwriters. In determining the size of this offering, management held customary organizational meetings with representatives of the underwriters, both prior to our inception and thereafter, with respect to the state of capital markets, generally, and the amount the representatives believed they reasonably could raise on our behalf. Factors considered in determining the size of this offering, prices and terms of the units, including the shares of common stock and warrants underlying the units, include:

  the history and prospects of companies whose principal business is the acquisition of other companies;

  prior offerings of those companies;

  our prospects for acquiring an operating business at attractive values;

  whether the net proceeds of this offering would be sufficient to allow us to acquire an operating business having a valuation between approximately $100 million and $1 billion, assuming the need to raise additional funds, through a private offering of debt or equity securities;

  a review of debt to equity ratios in leveraged transactions;

  our capital structure;

  an assessment of our management and their experience in identifying operating companies;

  general conditions of the securities markets at the time of this offering; and

  other factors as were deemed relevant.

     However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities of an operating company in a particular industry since we have no historical operations or financial results to compare them to. Therefore, it is possible that management will have raised too much or too little money in this offering to consummate a business combination that satisfies the requirements of our organizational documents. In such event, management might not be able to consummate a business combination and we may be forced to liquidate.

Because we must furnish our stockholders with target business financial statements prepared in accordance with or reconciled to U.S. generally accepted accounting principles, we may not be able to complete a business combination with some prospective target businesses unless their financial statements are first reconciled to U.S. generally accepted accounting principles.

     The federal securities laws require that a business combination meeting certain financial significance tests include historical and pro forma financial statement disclosure in periodic reports and proxy materials submitted to stockholders. Because our initial business combination must be with a target business that has a fair market value of at least 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of $4,020,000 or $4,623,000 if the underwriters’ over-allotment option is exercised in full) at the time of our initial business combination, we will be required to provide historical and pro forma financial information to our stockholders when seeking approval of a business combination with one or more target businesses. These financial statements must be prepared in accordance with, or be reconciled to, U.S. generally accepted accounting principles, or GAAP, and the historical financial statements must be audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB. If a proposed target business, including one located outside of the U.S., does not have financial statements that have been prepared in accordance with, or that can be reconciled to, U.S. GAAP and audited in accordance with the standards of the PCAOB, we will not be able to acquire that proposed target business. These financial statement requirements may limit the pool of potential target businesses with which we may combine.

An investment in this offering may involve adverse U.S. federal income tax consequences because the redemption or liquidation price per share is greater than an investor’s initial tax basis in our common stock.

     While we intend to take a contrary position, there is a risk that an investor’s entitlement to receive payments in excess of the investors’ initial tax basis in our common stock upon exercise of the investor’s redemption right or upon our liquidation will result in constructive income to the investor, which could affect the timing and character of income recognition and result in a U.S. federal income tax liability to the investor without the investor’s receipt of cash from us. Prospective investors are urged to consult their own tax advisors with respect to these tax risks, as well as the specific tax consequences to them of purchasing, holding or disposing of our securities.

Risks associated with acquiring and operating a target business in China

After a business combination, substantially all of our assets could be located in China and substantially all of our revenue will be derived from our operations in China. Accordingly, our results of operations and prospects will be subject, to a significant extent, to the economic, political and legal developments in China.

     The PRC’s economic, political and social conditions, as well as government policies, could affect our business. The PRC economy differs from the economies of most developed countries in many respects.

     Since 1978, China has been one of the world’s fastest-growing economies in terms of gross domestic product (GDP) growth. We cannot assure you, however, that such growth will be sustained in the future. If in the future China’s economy experiences a downturn or grows at a slower rate than expected, there may be less demand for spending in certain industries. A decrease in demand for spending in certain industries could materially and adversely affect our ability to find an attractive target business with which to consummate a business combination and if we make an acquisition, the ability of that target business to become profitable.

     Our ability to find an attractive target business with which to consummate a business combination is based in part on the assumption that the Chinese economy will continue to grow. The PRC’s economic growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage sustainable economic growth and guide the allocation of resources. The PRC government has also begun to use macroeconomic tools to decelerate the rate of Chinese economic growth. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us, depending on the industry in which we engage in a business combination. For example, our business, prospects, financial condition and results of operations may be materially adversely affected by PRC government control over capital investments or changes in tax regulations that are applicable to a potential target business and a business combination.

     The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the use of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over PRC economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. We cannot assure you that China’s economic, political or legal systems will not develop in a way that becomes detrimental to our business, prospects, financial conditions and results of operations.

If the PRC government finds that the possible future agreements that establish the structure for operating our China businesses do not comply with PRC governmental restrictions on foreign investment, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to significant penalties or be forced to relinquish our interests in those operations.

     PRC regulations currently prohibit or restrict foreign ownership in certain industries.

     If we or any of our potential future subsidiaries or affiliated entities are found to be in violation of any existing or future PRC laws or regulations (for example, if we are deemed to be holding equity interests in certain of our affiliated entities in which direct foreign ownership is prohibited) the relevant PRC regulatory authorities might have the discretion to:

  revoke the business and operating licenses of possible future PRC subsidiaries or affiliates;

  confiscate relevant income and impose fines and other penalties;

  discontinue or restrict possible future PRC subsidiaries’ or affiliates’ operations;

  require us or possible future PRC subsidiaries or affiliates to restructure the relevant ownership structure or operations;

  restrict or prohibit our use of the proceeds of this offering to finance our businesses and operations in China; or

  impose conditions or requirements with which we or possible future PRC subsidiaries or affiliates may not be able to comply.

     The imposition of any of these penalties could result in a material and adverse effect on our ability to conduct our business.

     In addition, the relevant PRC regulatory authorities may impose further penalties. Any of these consequences could have a material and adverse effect on our operations.

     In many cases, existing regulations with regard to investments from foreign investors and domestic private capital lack detailed explanations and operational procedures, and are subject to interpretation, which may change over time. We thus cannot be certain how the regulations will be applied to our business, either currently or in the future. Moreover, new regulations may be adopted or the interpretation of existing regulations may change, any of which could result in similar penalties, resulting in a material and adverse effect on our ability to conduct our business.

If we acquire a target business through contractual arrangements with one or more operating businesses in China, such contracts may not be as effective in providing operational control as direct ownership of such businesses.

     The government of the PRC has restricted or limited foreign ownership of certain kinds of assets and companies operating in certain industries. The industry groups that are restricted are wide ranging, including certain aspects of telecommunications, advertising, food production, and heavy equipment manufacturers, for example. In addition there can be restrictions on the foreign ownership of businesses that are determined from time to time to be in “important industries” that may affect the national economic security or having “famous trademarks” or “traditional Chinese brand names.” Subject to the review and approval requirements of the Ministry of Commerce and other relevant agencies as discussed elsewhere for acquisitions of assets and companies in the PRC and subject to the various percentage ownership limitations that exist from time to time, acquisitions involving foreign investors and parties in the various restricted categories of assets and industries may nonetheless sometimes be consummated using contractual arrangements with permitted Chinese parties. To the extent that such agreements are employed, they may be for control of specific assets such as intellectual property or control of blocks of the equity ownership interests of a company which may provide exceptions to the merger and acquisition regulations mentioned below since these types of arrangements typically do not involve a change of equity ownership in PRC operating company. The agreements would be designed to provide our company with the economic benefits of and control over the subject assets or equity interests similar to the rights of full ownership, while leaving the technical ownership in the hands of Chinese parties who would be our nominees and, therefore, may exempt the transaction from the merger and acquisition regulations, including the application process required thereunder. However, since there has been limited implementation guidance provided with respect to the merger and acquisition regulations, there can be no assurance that the relevant government agencies would not apply them to a business combination effected through contractual arrangements. If such an agency determines that such an application should have been made, consequences may include ordering the application to be made with proper government agencies levying fines, revoking business and other licenses, requiring restructure of ownership or operations and requiring discontinuation of any portion of all of the acquired business. These agreements likely also would provide for increased ownership or full ownership and control by us when and if permitted under PRC law and regulation. If we choose to effect a business combination that employs the use of these types of control arrangements, we may have difficulty in enforcing our rights. Therefore, these contractual arrangements may not be as effective in providing us with the same economic benefits, accounting consolidation or control over a target business as would direct ownership. For example, if the target business or any other entity fails to perform its obligations under these contractual arrangements, we may have to incur substantial costs and expend substantial resources to enforce such arrangements, and rely on legal remedies under Chinese law, including seeking specific performance, and claiming damages, which we cannot assure will be sufficient to off-set the cost of enforcement and may adversely affect the benefits we expect to receive from the business combination.

Contractual arrangements we enter into with potential future subsidiaries and affiliated entities or acquisitions of offshore entities that conduct PRC operations through affiliates in China may be subject to a high level of scrutiny by the PRC tax authorities.

     Under PRC law, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. If any of the transactions we enter into with potential future subsidiaries and affiliated entities are found not to be on an arm’s-length basis, or to result in an unreasonable reduction in tax under PRC law, the PRC tax authorities have the authority to disallow any tax savings, adjust the profits and losses of such possible future PRC entities and assess late payment interest and penalties. A finding by the PRC tax authorities that we are ineligible for any such tax savings, or that any of our possible future affiliated entities are not eligible for tax exemptions, would substantially increase our possible future taxes and thus reduce our net income and the value of your investment. In addition, in the event that in connection with an acquisition of an offshore entity that conducted its PRC operations through affiliates in China, the sellers of such entities failed to pay any taxes required under PRC law, the PRC tax authorities could require us to withhold and pay the tax, together with late-payment interest and penalties. The occurrence of any of the foregoing could have a negative impact on our operating results and financial condition.

Potential future PRC targets or strategic partners may have previously engaged or may engage in activities without appropriate licenses or approvals or outside the authorized scope of their business licenses or permitted activities. This could subject those companies to fines and other penalties, which could have a material adverse effect on our business.

     Potential future targets or strategic partners may have previously engaged or may currently engage in activities without appropriate licenses or approvals or outside the authorized scope of their business licenses or permitted activities. If we or our strategic partners do not receive any necessary licenses or approvals, broaden the authorized business scope or narrow the scope of the activities as appropriate, we or the relevant strategic partner may have to cease operations or contract our operations to third parties who hold the appropriate licenses. In addition, counterparties to contracts we make when engaging in activities that require licenses may legally default on those contracts if we or the relevant strategic partner do not possess the appropriate licenses. The occurrence of any of these events would have an adverse effect on our business and results of operations.

     PRC authorities may refuse to grant any licenses we may seek. For companies that exceeded the scope of their business licenses or permitted activities or operated without a license or needed approval in the past but are now compliant, as well as for any companies that may currently operate without the appropriate license or approval or outside the scope of their business license or permitted activities, the relevant PRC authorities have the authority to impose fines or other penalties, sometimes as much as five to ten times the amount of the illegal revenues and may require the disgorgement of profits or revocation of the business license. Due to the inconsistent nature of regulatory enforcements in the PRC, those of our possible future PRC strategic partners that exceeded the scope of their business licenses or permitted activities or operated without the appropriate licenses or approvals in the past or do so in the future may be subject to the above fines or penalties, including the disgorgement of profits or revocation of the business license of one or more of these companies. These fines or penalties may have a material adverse effect on our business.

Because Chinese law governs almost all of any target business’ current material agreements, we may not be able to enforce our rights within the PRC or elsewhere, which could result in a significant loss of business, business opportunities or capital.

     We believe that it is highly likely that Chinese law governs almost all of any target business’ current material agreements, some or many of which could be with Chinese governmental agencies. We cannot assure you that the target business will be able to enforce any of its material agreements or that remedies will be available outside of the PRC. The Chinese legal system is similar to a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. Although legislation in China over the past 25 years has significantly improved the protection afforded to various forms of foreign investment and contractual arrangements in China, these laws, regulations and legal requirements are relatively new. Due to the limited volume of published judicial decisions, their non-binding nature, the short history since their enactments, the discrete understanding of the judges or government agencies of the same legal provision, inconsistent professional abilities of the judicators, and the inclination to protect local interest in the court rooms, interpretation and enforcement of PRC laws and regulations involve uncertainties, which could limit the legal protection available to us, and foreign investors, including you. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital and could have a material adverse impact on our business, prospects, financial condition, and results of operations. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in China, regardless of outcome, may be protracted and result in substantial costs and diversion of resources and management attention.

If relations between the United States and the PRC deteriorate, potential target businesses or their goods or services could become less attractive.

     The relationship between the United States and the PRC is subject to sudden fluctuation and periodic tension. For instance, if the United States imposes quotas on Chinese imports, such import quotas may adversely affect political relations between the two countries and result in retaliatory countermeasures by the PRC in industries that may affect our ultimate target business. Relations may also be compromised if the U.S. becomes a more vocal advocate of Taiwan or proceeds to sell certain military weapons and technology to Taiwan. Relations may also be compromised if either the PRC government or the Taiwan government unilaterally alters the current political status quo between Taiwan and the Chinese mainland. Changes in political conditions in the PRC and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect our operations or cause potential target businesses or their goods and services to become less attractive.

We face risks related to health epidemics and other outbreaks, which could adversely affect our operations.

     Our target business could be materially and adversely affected by the outbreak of avian flu, severe acute respiratory syndrome or another epidemic. From time to time, there have been reports on the occurrences of avian flu in various parts of China, including a few confirmed human cases and deaths. Any prolonged recurrence of avian flu, severe acute respiratory syndrome or other adverse public health developments in China or elsewhere in Asia may have a material and adverse effect on our business operations.

If the PRC imposes restrictions to reduce inflation, future economic growth in the PRC could be severely curtailed which could lead to a significant decrease in our profitability following a business combination.

     While the economy of the PRC has experienced rapid growth, this growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the supply of money and rising inflation. In order to control inflation in the past, the PRC has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. If similar restrictions are imposed, it may lead to a slowing of economic growth and decrease the interest in the services or products we may ultimately offer leading to a decline in our profitability.

As a result of merger and acquisition regulations which became effective on September 8, 2006 relating to acquisitions of assets and equity interests of Chinese companies by foreign persons, it is expected that acquisitions will take longer and be subject to economic scrutiny by the PRC government authorities such that we may not be able to complete a transaction, negotiate a transaction that is acceptable to our stockholders, or sufficiently protect shareholder’s interests in a transaction.

     On August 8, 2006, six PRC regulatory agencies, namely, the Ministry of Commerce (MOFCOM), the State Assets Supervision and Administration Commission (SASAC), the State Administration for Taxation, the State Administration for Industry and Commerce (SAIC), the China Securities Regulatory Committee (CSRC), and the PRC State Administration of Foreign Exchange (SAFE), jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which became effective on September 8, 2006 (M&A Rules). These comprehensive rules govern the approval process by which a Chinese company may participate in an acquisition of its assets or its equity interests and by which a Chinese company may obtain public trading of its securities on a securities exchange outside the PRC.

     Although prior to September 8, 2006 there was a complex series of regulations administered by a combination of provincial and centralized agencies in place for acquisition approval of Chinese enterprises by foreign investors, the M&A Rules have largely centralized and expanded the approval process to MOFCOM, SAIC, SAFE or its branch offices, SASAC, and the CSRC. The M&A Rules established, among other things, additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the MOFCOM be notified in advance when a foreign investor acquires equity or assets of a PRC domestic enterprise. Complying with the requirements of the M&A Rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

     Depending on the structure of the transaction, these regulations will require the Chinese parties to make a series of applications and supplemental applications to the aforementioned agencies, some of which must be made within strict time limits and require approvals from one or more of the aforementioned agencies. The application process has been supplemented to require the presentation of economic data concerning a transaction, introducing aspects of economic and substantive analysis of the target business and the acquirer and the terms of the transaction by MOFCOM and the other governing agencies as well as an evaluation of compliance with legal requirements. The application process for approval now includes submissions of an appraisal report, an evaluation report and the acquisition agreement, depending on the structure of the transaction. An employee settlement plan for the target company shall also be included in the application.

     The M&A Rules also prohibit a transaction at an acquisition price obviously lower than the appraised value of the Chinese business or assets. The regulations require that in certain transaction structures, the consideration must be paid within strict time periods, generally not in excess of a year. Because the Chinese authorities have been concerned with offshore transactions which converted domestic companies into foreign investment enterprises (FIEs) in order to take advantage of certain benefits, including reduced taxation, in China, the M&A Rules require new foreign sourced capital of not less than 25% of the domestic company’s post-acquisition capital in order to obtain FIE treatment. Accordingly, if a sufficient amount of foreign capital is not infused into the domestic company, it will not be eligible to obtain FIE treatment. In the agreement reached by the foreign acquirer, target, creditors and other parties, there must be no harm to third parties and the public interest in the allocation of assets and liabilities being assumed or acquired. These aspects of the regulations will limit our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Therefore, we may not be able to negotiate a transaction with terms that will satisfy our investors and protect our stockholders interests in an acquisition of a Chinese business or assets.

     It is expected that compliance with the regulations will be more time consuming than in the past, will be more costly for the Chinese parties and will permit the government much more extensive evaluation and control over the terms of the transaction. Therefore, acquisitions in China may not be able to be completed because the terms of the transaction may not satisfy aspects of the approval process and may not be completed, even if approved, if they are not consummated within the time permitted by the approvals granted.

The M&A Rules have introduced national security review and industry protection and have incorporated anti-trust review in the acquisition of Chinese companies and assets which may limit our ability to effect an acquisition.

     Under the PRC merger and acquisition regulations, acquisitions of Chinese domestic companies relating to “important industries” that may affect the national economic security or result in the transfer of “actual control” of companies having “famous trademarks” or “traditional Chinese brand names” must be reported and approved by the relevant agencies. The “important industries,” “famous trademarks” or the “traditional Chinese brand names” are often difficult to define, and therefore make us vulnerable to the government scrutiny under these reviews.

     The merger and acquisition regulations also provide for antitrust review requirements for certain large transactions or transactions involving large companies and roll-up transactions with the same effect in the relevant Chinese market. In addition, certain mergers and acquisitions among foreign companies occurring outside of the PRC could also be subject to antitrust review in China which is similar to United States anti-trust law concepts. Exemptions may be sought from the MOFCOM and SAIC. Notwithstanding the M&A Rules, there is a draft anti-monopoly law being considered which may replace or supplement the above provisions.

     Any transaction that we contemplate will have to comply with these regulations and may require additional approval or abandonment if we are not able to satisfy the requirements of the governmental authorities. When we evaluate a potential transaction, we will consider the need to comply with these regulations which may result in our modifying or not pursuing a particular transaction.

Any devaluation of currencies used in the PRC could negatively impact our target business’ results of operations and any appreciation thereof could cause the cost of a target business as measured in dollars to increase.

     Because our objective is to complete a business combination with a target business having its primary operating facilities located in the PRC, and because substantially all revenues and income following a business combination would be received in a foreign currency such as Renminbi, the main currency used in the PRC, the dollar equivalent of our net assets and distributions, if any, would be adversely affected by reductions in the value of the Renminbi. The value of the Renminbi fluctuates and is affected by, among other things, changes in the PRC’s political and economic conditions. To the extent that we need to convert United States dollars into Chinese Renminbi for our operations, appreciation of this currency against the United States dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our Renminbi into United States dollars for other business purposes and the United States dollar appreciates against this currency, the United States dollar equivalent of the Renminbi we convert would be reduced. The conversion of Renminbi into foreign currencies such as the United States dollar has been generally based on rates set by the People’s Bank of China, which are set daily based on the previous day’s interbank foreign exchange market rates and current exchange rates on the world financial markets. Historically, China “pegged” its currency to the United States dollar. This meant that each unit of Chinese currency had a set ratio for which it could be exchanged for United States currency, as opposed to having a floating value like other countries’ currencies. Many countries argued that this system of keeping the Chinese currency low when compared to other countries gave Chinese companies an unfair price advantage over foreign companies. Due to mounting pressure from other countries, the PRC recently reformed its economic policies to establish a floating value for its currency. However, since July 21, 2005, RMB has been re-pegged to a basket of currencies, and is permitted to fluctuate within a managed band. This floating exchange rate, and any appreciation of the Renminbi that may result from such rate, could cause the cost of a target business as measured in dollars to increase. Further, target companies may be adversely affected since the competitive advantages that existed as a result of the former policies will cease. We cannot assure you that a target business with which we consummate a business combination will be able to compete effectively with the new policies in place.

Exchange controls that exist in the PRC may limit our ability to utilize our cash flow effectively following a business combination.

     Following a business combination with a PRC target company, we will be subject to the PRC’s rules and regulations on currency conversion. In the PRC, the State Administration for Foreign Exchange (SAFE) regulates the conversion of the Renminbi into foreign currencies. The principal regulation governing foreign currency exchange in China is the Foreign Currency Administration Rules (1996), as amended. Under these rules and regulations, significant restrictions still remain, including primarily the restriction that foreign invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. Currently, foreign investment enterprises (FIEs) are required to apply to the SAFE for “Foreign Exchange Registration Certificates for FIEs.” Following a business combination, we will likely be an FIE as a result of our ownership structure. With such registration certificates, which need to be renewed annually, FIEs are allowed to open foreign currency accounts including a “basic account” and “capital account.” Currency conversion within the scope of the “basic account,” such as remittance of foreign currencies for payment of dividends, can be effected without requiring the approval of the SAFE. However, conversion of currency in the “capital account,” including capital items such as direct investment, loans and securities, still require approval of the SAFE. We cannot assure you that the PRC regulatory authorities will not impose further restrictions on the convertibility of the Renminbi. Any future restrictions on currency exchanges may limit our ability to use our cash flow for the distribution of dividends to our stockholders or to fund operations we may have outside of the PRC.

If the PRC enacts regulations in our target business’ proposed industry segments which forbid or restrict foreign investment, our ability to consummate a business combination could be severely impaired.

     Many of the rules and regulations that companies face in China are not explicitly communicated. If new laws or regulations forbid foreign investment in industries in which we want to complete a business combination, they could severely limit the candidate pool of potential target businesses. Additionally, if the relevant Chinese authorities find us or the target business with which we ultimately complete a business combination to be in violation of any existing or future Chinese laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

  levying fines;

  revoking our business and other licenses;

  requiring that we restructure our ownership or operations; and

  requiring that we discontinue any portion or all of our business.

Because any target business in China with which we attempt to complete a business combination will be required to provide our stockholders with financial statements prepared in accordance with or reconciled to United States generally accepted accounting principles, the number of prospective target businesses may be limited.

     In accordance with requirements of United States federal securities laws, in order to seek stockholder approval of a business combination, a proposed target business will be required to have certain financial statements which are prepared in accordance with, or which are reconciled to, U.S. generally accepted accounting principles, or GAAP. To the extent that a proposed target business does not have financial statements which have been prepared with, or which can be reconciled to, U.S. GAAP, we will not be able to acquire that proposed target business. These financial statements may limit the pool of potential target businesses which we may acquire.

If our management following a business combination is unfamiliar with United States securities laws, they may have to expend time and resources becoming familiar with such laws which could lead to various regulatory issues.

     Following a business combination, our management will likely resign from their positions as officers of the company and the management of the target business at the time of the business combination will remain in place. We cannot assure you that management of the target business will be familiar with United States securities laws. If new management is unfamiliar with our laws, they may have to expend time and resources becoming familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect our operations.

If certain exemptions within the PRC regarding withholding taxes are removed, we may be required to deduct Chinese corporate withholding taxes from dividends we may pay to our stockholders following a business combination.

     According to the PRC’s currently applicable income tax laws, regulations, notices and decisions related to foreign investment enterprises and their investors (the “Applicable Foreign Enterprises Tax Law”), income such as dividends and profits distribution from the PRC derived from a foreign enterprise which has no establishment in the PRC is subject to an effective 10% withholding tax, unless the relevant income is specifically exempted from tax under the Applicable Foreign Enterprises Tax Law. Currently, profits derived by a stockholder, such as through dividends, from an FIE is exempted. However, if the foregoing exemption is removed in the future following a business combination, we may be required to deduct certain amounts from dividends we may pay to our stockholders to pay corporate withholding taxes. In addition, on March 16, 2007, the National People’s Congress or the NPC, approved and promulgated the Enterprise Income Tax Law. This new law will take effect as of January 1, 2008. Under the new tax law, income from the PRC derived from a foreign enterprise which has no establishment in the PRC is subject to a 20% withholding tax absent a tax treaty between China and another jurisdiction. Much of the detailed implementation guidance has yet to be provided by the China government. Changes in tax laws or interpretation of tax laws by the government could significantly impact our return to the investors.

If any dividend is declared in the future and paid in a foreign currency, you may be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will actually ultimately receive.

     If you are a U.S. Holder, you will be taxed on the U.S. dollar value of your dividends at the time you receive them, even if you actually receive a smaller amount of U.S. dollars when the payment is in fact converted into U.S. dollars. Specifically, if a dividend is declared and paid in a foreign currency, the amount of the dividend distribution that you must include in your income as a U.S. Holder will be the U.S. dollar value of the payments made in the foreign currency, determined at the conversion rate of the foreign currency to the U.S. dollar on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Thus, if the value of the foreign currency decreases before you actually convert the currency into U.S. dollars, you will be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will actually ultimately receive.

After we consummate a business combination, our operating company in China will be subject to restrictions on dividend payments.

     After we consummate a business combination, we may rely on dividends and other distributions from our operating company to provide us with cash flow and to meet our other obligations. Current regulations in China would permit our operating company in China to pay dividends to us only out of its accumulated distributable profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, our operating company in China will be required to set aside at least 10% (up to an aggregate amount equal to half of its registered capital) of its accumulated profits each year. Such cash reserve may not be distributed as cash dividends. In addition, if our operating company in China incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us.

The PRC government has enacted a new law on enterprise income tax, and as it implements this law the tax and fee benefits provided to foreign investors and companies to encourage development within the country may be reduced or removed resulting in rising expenses which will impact margins and net income.

     Under the currently effective PRC Foreign Investment Enterprise and Foreign Enterprise Income Tax Law adopted by the NPC on April 9, 1991 and the implementation rules applicable to a foreign investment enterprise (FIE), an income tax rate of 33% is generally imposed on an FIE, consisting of a 30% national income tax and a 3% local surcharge, for their domestic and overseas incomes. If the FIE is engaged in manufacturing with an operating period of more than 10 years, it could further be exempted from enterprise income tax for two years beginning from its first profitable year, and allowed a 50% reduction in the 30% national income tax for a period of five years thereafter.

     A company might receive certain additional preferential enterprise income tax treatment if it qualifies as a company especially supported by the PRC government. FIEs in certain areas (e.g., some free trade zones and some technology parks) might also receive further reductions in their enterprise income tax rate. The PRC government authorities, however, could reduce or eliminate these incentives at any time in the future.

     Since China joined the World Trade Organization, or the WTO, in November 2001, this preferential tax treatment has been criticized as not being WTO-compliant. On March 16, 2007, the NPC, approved and promulgated a new tax law: the PRC Enterprise Income Tax Law. This new tax law will take effect on January 1, 2008. Under the new tax law, FIEs and domestic companies are subject to a uniform tax rate of 25%. The new tax law provides a five-year transition period starting from its effective date for those enterprises which were established before the promulgation date of the new tax law and which were entitled to a preferential lower tax rate under the then-effective tax laws or regulations. In accordance with regulations issued by the State Council, the tax rate of such enterprises may gradually transition to the uniform tax rate within the transition period. For those enterprises which are enjoying tax holidays, such tax holidays may continue until their expiration in accordance with the regulations issued by the State Council, but where the tax holiday has not yet started because of losses, such tax holiday shall be deemed to commence from the first effective year of the new tax law. While the new tax law equalizes the tax rates for FIEs and domestic companies, preferential tax treatment would continue to be given to companies in certain encouraged sectors and to entities classified as high-technology companies supported by the PRC government, whether FIEs or domestic companies. According to the new tax law, entities that qualify as high-technology companies especially supported by the PRC government are expected to benefit from a tax rate of 15% as compared to the uniform tax rate of 25%. Nevertheless, there can be no assurances that any particular company will continue to qualify as a high-technology company supported by the PRC government in the future, and benefit from such preferential tax rate. Following the effectiveness of the new tax law, a company’s effective tax rate may increase, unless it is otherwise eligible for preferential treatment.

     Additionally, under the new tax law, an income tax rate of 20% will be assessed on dividends payable to non-PRC investors derived from sources within the PRC. It is currently unclear in what circumstances a source will be considered as located within the PRC.

     Investors should note that the new tax law provides only a framework of the enterprise tax provisions, leaving many details on the definitions of numerous terms as well as the interpretation and specific applications of various provisions unclear and unspecified. Any increase in our tax rate in the future could have a material adverse effect on our financial conditions and results of operations.

If the PRC government determines that we failed to obtain requisite PRC governmental approvals for, or register with the PRC government, for our future import and export of technologies, we could be subject to sanctions.

     China imposes controls on technology import and export. The term “technology import and export” is broadly defined to include, without limitation, the transfer or license of patents, software and know-how, and the provision of services in relation to technology. Depending on the nature of the relevant technology, the import and export of technology require either approval by, or registration with, the relevant PRC governmental authorities. We can make no assurances that we will successfully obtain such approval or complete such registration.

     If we are found to be in violation of PRC laws or regulations, the relevant regulatory authorities have broad discretion in dealing with such violation, including, but not limited to, issuing a warning, levying fines, restricting us from remitting royalties or any other fees, if any, relating to these technologies outside of China, confiscating our earnings generated from the import or export of such technology or even restricting our future export and import of any technology. Even if we successfully obtain such approval or complete such registration, if the PRC government determines that our import and export of technology is inconsistent with, or insufficient for, the proper operation of our business, we could be subject to similar sanctions. Any of these or similar sanctions could cause significant disruption to our business operations or render us unable to conduct a substantial portion of our business operations and may adversely affect our business and result of operations.

     Additional risks associated with acquiring and operating a target business in other locations in Asia

In addition to the risks described above relating to acquiring and operating a business in China, we will be subject to risks related to owning and operating business in other locations in Asia.

     We will be subject to risks relating to international business ownership or control, including risks related to changes in local, political, economic and market conditions, interest rates, zoning laws, compliance with environmental laws, costs and terms of financing and the potential for uninsured casualty and other losses. Various international jurisdictions have laws limiting the ability of entities not formed in such jurisdictions to pay dividends and remit earnings to affiliated companies unless specified conditions are met. Sales in jurisdictions will generally be made in local currencies, which would subject us to risks associated with currency fluctuations. Currency devaluations and unfavorable changes in international monetary and tax policies could have a material adverse effect on our profitability and financing plans, as could other changes in the international regulatory climate and international economic conditions. We also may be subject to currency exchange controls or other monetary policies that require or prohibit the repatriation of profits.

When effecting a business combination with a company located outside of the United States, the laws applicable to such company will likely govern all of our material agreements and we may not be able to enforce our legal rights.

     When effecting a business combination with a company located outside of the United States, the laws of the country in which such company operates will govern almost all of the material agreements relating to its operations. We cannot assure you that the target business will be able to enforce any of its material agreements or that remedies will be available in this new jurisdiction. The system of laws and the enforcement of existing laws in such jurisdiction may not be as certain in implementation and interpretation as in the United States. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital. Additionally, it is likely that substantially all of our assets will be located outside of the United States and some of our officers and directors might reside outside of the United States. As a result, it may not be possible for investors in the United States to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws.

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any state where the offer is not permitted.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     The statements contained in this prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about our:

  ability to complete a combination with one or more target businesses;

  success in retaining or recruiting, or changes required in, our officer or directors following a business combination;

  officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving a business combination, as a result of which they would then receive expense reimbursements;

  potential inability to obtain additional financing to complete a business combination;

  limited pool of prospective target businesses;

  the ability of our officers and directors to generate a number of potential investment opportunities;

  potential change in control if we acquire one or more target businesses for stock;

  public securities’ limited liquidity and trading;

  failure to list or delisting of our securities from the American Stock Exchange or an inability to have our securities listed on the American Stock Exchange following a business combination;

  use of proceeds not in the trust account or available to us from interest income on the trust account balance; or

  financial performance following this offering.

     The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws and/or if and when management knows or has a reasonable basis on which to conclude that previously disclosed projections are no longer reasonably attainable.

USE OF PROCEEDS

     We estimate that the net proceeds of this offering and the sale of the private placement warrants will be as set forth in the following table:

	Without Over-	With
	Allotment Option	Over-Allotment
	Exercised	Option Exercised
Offering gross proceeds	$120,000,000	$138,000,000
Private placement warrants purchased by founders and special advisors	2,750,000	2,750,000
Total gross proceeds	$122,750,000	$140,750,000
Offering expenses (1)
Underwriting discount (7% of gross proceeds)	$8,400,000	$9,660,000
Legal fees and expenses	400,000	400,000
Printing and engraving expenses	50,000	50,000
Accounting fees and expenses	60,000	60,000
SEC registration fee	6,178	6,178
FINRA registration fee	12,000	12,000
American Stock Exchange fees	70,000	70,000
Miscellaneous expenses	101,822	101,822
Total offering expenses	$9,100,000	$10,360,000

Proceeds after offering expenses	$113,650,000	$130,390,000

Net offering proceeds held in the trust account	$113,550,000	$130,290,000
Deferred underwriting discounts and commissions held in trust	$4,020,000	$4,623,000
Total held in trust	$117,570,000	$134,913,000

Net offering proceeds not held in the trust account	$100,000	$100,000

Working capital funded from net proceeds not held in the trust account and up to $3.0 million of interest, net of taxes, earned on monies held in the trust account released to us (2)
Due diligence of prospective target businesses, including fees for market research or consultants used to perform due diligence, if any, and reimbursement of out-of-pocket due diligence expenses incurred by
our management team, finder’s fees	$600,000
Legal, accounting and other non-due diligence expenses, including
structuring and negotiating a business combination	800,000
Payment for office space, administrative and support services to Stuart
Management Co. ($10,000 per month for up to 36 months)	360,000
Legal and accounting fees relating to SEC reporting obligations	300,000
Working capital to cover miscellaneous expenses (potentially including deposits or down payments for a proposed business combination), director and officer liability insurance premiums and reserves, fees
payable to the trustee, transfer agent and warrant agent	1,040,000
Total	$3,100,000

(1)

The offering expenses will be primarily funded from the proceeds of this offering. All of the offering expenses to date have been paid from advances we received from our existing stockholders as described below. These advances will be repaid upon the earlier of (i) the consummation of this offering or (ii) June 30, 2008. We expect that any increase in these expenses, caused by unforeseen increases in legal, accounting, printing or miscellaneous charges, will not exceed $240,000 in the aggregate.

(2)

If the underwriters determine that the size of this offering should be increased or decreased, or the underwriters exercise their over-allotment option, the amount of interest income earned on the trust account that can be released to us to fund our working capital will be proportionately adjusted. The amount of interest income permitted to be released from the trust account may be increased by up to $450,000 to the extent the over allotment is exercised in full.

     A total of approximately $117.6 million (or approximately $134.9 million if the underwriters’ over-allotment option is exercised in full) of the net proceeds from this offering and the sale of the private placement warrants described in this prospectus, and $4,020,000 (or $4,623,000 if the underwriters’ over-allotment option is exercised in full) of deferred underwriting discounts and commissions, will be placed in a trust account at JP Morgan Chase with Continental Stock Transfer & Trust Company. We believe the $100,000 of funds initially available to us outside of the trust account, together with the interest income, net of taxes, on the balance of the trust account to be released to us to fund our working capital and general corporate requirements, will be sufficient to allow us to operate for at least the next 36 months, assuming a business combination is not completed during that time. If the underwriters determine the size of this offering should be increased or the underwriters exercise their over-allotment option, it could also result in a proportionate increase in the amount of interest we may withdraw from the trust account.

     Except for up to an aggregate of $3.0 million of the interest income, subject to adjustment, net of taxes, earned on the balance in the trust account to be released to us to fund our working capital and general corporate requirements and any amounts paid to redeeming stockholders voting against the extended period, if any, upon approval by our stockholders, the proceeds held in the trust account will not be released from the trust account until the earlier of the consummation of a business combination or our liquidation. If the underwriters determine that the size of this offering should be increased, the amount of interest income earned on the trust account that can be released to us to fund our working capital will be increased proportionately. All amounts held in the trust account that are not:

  distributed to public stockholders who exercise redemption rights,

  released to us to pay taxes,

  released to us as interest income, or

  payable to the underwriters for deferred discounts and commissions,

     will be released to us on closing of our initial business combination.

     Our initial business combination will be with one or more target businesses that have a fair market value of at least 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of $4,020,000 or $4,623,000 if the underwriters’ over-allotment option is exercised in full) at the time of such business combination, subject to:

  approval of a majority of our common stock voted by our public stockholders (including our founders and special advisors with respect to shares purchased in this offering or otherwise acquired in the public markets by them) and public stockholders holding less than 33.33% of the shares of common stock sold in this offering electing to exercise their redemption rights (on a cumulative basis in connection with the extended period and the business combination); and

  such deferred underwriting discount and commission having been paid to the underwriters.

     If our initial business combination involves a transaction in which we acquire less than a 100% interest in the target company, the value of that interest that we acquire will be equal to at least 80% of the sum of the balance in the trust account (excluding deferred underwriting discounts and commissions). In all instances, we would be the controlling stockholder of the target company. The key factors that we will rely on in determining controlling stockholder status would be our acquisition of at least 51% of the voting equity interests of the target company and control of the majority of any governing body of the target company. Except as described in the following paragraph, we will not consider any transaction that does not meet such criteria.

     We intend to acquire an operating business through a stock exchange, asset acquisition or other similar business combination; however, there are a number of industries in China in which direct foreign investment is restricted (including telecommunications services, online commerce and advertising). Therefore, if our target business is an industry that is subject to these requirements we may seek to acquire control of our target business through contractual arrangements with licensed companies operating in China and their owners. We may enter into a business combination in which we, our subsidiaries and/or affiliates, and the target business and its stockholders enter into a series of contracts that are designed to secure for us economic benefits and to assume by us the risks of losses that are substantially similar to full ownership, although we would not be allowed to own the assets or obtain direct control of an operating company in a restricted industry in China. These contracts could, for example, result in a structure where, in exchange for our payment of the acquisition consideration, the target busi-

ness would be owned 100% by Chinese residents whom we designate, and the target business would continue to hold the requisite licenses necessary to operate its business. We may also establish a new subsidiary in China which would provide technology, technical support, consulting and related services to the target business in exchange for fees, which are designed to transfer to us substantially all of the economic benefits of ownership of the target business.

     On release of funds from the trust account and after payment of the redemption price to any public stockholders who exercise their redemption rights, the underwriters will receive their deferred underwriting discounts and commissions, and the remaining funds will be released to us and can be used to pay all or a portion of the purchase price of the business or businesses with which our initial combination occurs. If the business combination is paid for using stock or debt securities, we may apply the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of the acquired business or businesses, the payment of principal or interest due on indebtedness incurred in consummating our initial business combination, to fund the purchase of other companies, or for working capital.

     We have agreed to pay Stuart Management Co., an affiliate of Paul K. Kelly, a total of $10,000 per month for office space, administrative services and secretarial support for a period commencing on the date of this prospectus and ending on the earlier of our consummation of a business combination or our liquidation. This arrangement is being agreed to by Stuart Management Co. for our benefit and is not intended to provide Stuart Management Co. compensation in lieu of a management fee or other remuneration because it is anticipated that the expenses to be paid by Stuart Management Co. will approximate the monthly reimbursement. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated person. Upon consummation of a business combination or our liquidation, we will cease paying these monthly fees.

     We believe that amounts not held in the trust account and the interest income that may be released to us (as described in more detail below) will be sufficient to pay the costs and expenses to which such proceeds are allocated. This belief is based on the fact that in-depth due diligence will be undertaken only after we have negotiated and signed a letter of intent or other preliminary agreement that addresses the terms of a business combination. However, if our estimate of the costs of undertaking in-depth due diligence and negotiating a business combination is less than the actual amount necessary to do so, we may be required to raise additional capital, the amount, availability and cost of which is currently unascertainable. In this event, we could seek such additional capital through loans or additional investments from our founders, our special advisors or our directors. None of such founders, special advisors or our directors is under any obligation to advance funds to, or invest in, us.

     Our existing stockholders have provided us with approximately $368,169 in loans to pay the expenses of this offering referenced in the line items above for the SEC registration fee, FINRA registration fee, American Stock Exchange fee and certain accounting and legal fees and expenses. Advances under the loans are non-interest bearing, unsecured and are due upon the earlier of (i) 30 days after the consummation of this offering or (ii) June 30, 2008. The loans will be repaid out of the proceeds of this offering not placed in the trust account.

     The net proceeds of this offering not immediately required for the purposes set forth above will be invested only in United States “government securities” (as such term is defined in the Investment Company Act of 1940) and one or more money market funds, selected by us, which invest principally in either short-term securities issued or guaranteed by the United States having a rating in the highest investment category granted thereby by a recognized credit rating agency at the time of acquisition or short-term tax exempt municipal bonds issued by governmental entities located within the United States, so that we are not deemed to be an investment company under the Investment Company Act. Up to an aggregate of $3.0 million, subject to adjustment, of the interest income, net of taxes, on the trust account balance is releasable to us from the trust account to fund a portion of our working capital and general corporate requirements.

     Other than the fee for office space and administrative and secretarial services described above, no compensation of any kind (including finder’s and consulting fees) will be paid to Paul K. Kelly or our other officers and directors, or any of their affiliates, for services rendered to us prior to or in connection with the consummation of the business combination. However, our officers and directors will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. We expect that due diligence of prospective target businesses will be monitored or performed by Paul K. Kelly and James D. Dunning, Jr. Additionally,

we may engage market research firms and/or third party consultants. Our audit committee will have the responsibility of reviewing and approving all expense reimbursements made to our officers and directors, provided that any expense reimbursements payable to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval. To the extent that such expenses exceed the available proceeds not deposited in the trust account and interest income that is released to us from the trust account, Messrs. Paul K. Kelly and James D. Dunning, Jr. have agreed to satisfy any such shortfall. Such out-of-pocket expenses by Messrs. Kelly and Dunning would not be reimbursed by us unless we consummate a business combination. These expenses would be a liability of the post-combination business and would be treated in a manner similar to any other account payable of the combined business. Our officers and directors may, as part of any such combination, negotiate the repayment of some or all of any such expenses. If the target business’ owners do not agree to such repayment, this could cause our directors to view such potential business combination unfavorably and result in a conflict of interest. Since the role of present management after a business combination is uncertain, we have no current ability to determine what remuneration, if any, will be paid to those persons after a business combination.

     A stockholder will be entitled to receive funds from the trust account (including interest earned on his, her or its portion of the trust account, net of taxes payable with respect to such interest, and less interest income released to us from the trust account in the manner described above) only in the event of (i) our liquidation if we fail to complete a business combination within the allotted time or (ii) if the public stockholder seeks to have us redeem such shares for cash in connection with (a) the proposal for the extended period that the stockholder voted against and was actually approved by our stockholders and/or (b) a business combination that the public stockholder voted against and that we actually complete. In no other circumstances will a stockholder have any right or interest of any kind in or to funds in the trust account.

     On consummation of an initial business combination, the underwriters will receive the deferred underwriters’ discounts and commissions held in the trust account. If we do not complete an initial business combination and the trustee must therefore distribute the balance in the trust account on our liquidation, the underwriters have agreed (i) to forfeit any rights or claims to the deferred underwriting discounts and commissions, together with any accrued interest thereon, in the trust account and (ii) that the trustee is authorized to distribute the deferred underwriting discounts and commissions, together with any accrued interest thereon, net of income taxes payable on such interest, to the public stockholders on a pro rata basis.

DIVIDEND POLICY

     Except for the stock dividend of 0.2 shares of common stock for each outstanding share of common stock effected on November 15, 2007, we have not paid any dividends on our common stock to date and we do not intend to pay cash dividends prior to the consummation of a business combination. After we complete a business combination, the payment of dividends will depend on our revenues and earnings, if any, capital requirements and general financial condition. The payment of dividends after a business combination will be within the discretion of our then-board of directors. Our board of directors currently intends to retain any earnings for use in our business operations and, accordingly, we do not anticipate the board declaring any dividends in the foreseeable future.

DILUTION

     The difference between the public offering price per share of common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of the common stock which may be redeemed for cash), by the number of outstanding shares of common stock. The information below assumes the payment in full of the underwriters’ discounts and commissions, including amounts held in the trust account, and no exercise of the over-allotment option.

     At July 16, 2007, our net tangible book value was a deficiency of ($32,077), or approximately ($0.01) per share of common stock. After giving effect to the sale of 12,000,000 shares of common stock included in the units and the sale of 2,750,000 private placement warrants, forfeiture of 450,000 of our existing stockholders’ shares assuming the underwriters’ over-allotment option is not exercised and the deduction of underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value (as decreased by the value of 3,999,599 shares of common stock which may be redeemed for cash) at July 16, 2007 would have been $74,478,853 or approximately $6.77 per share, representing an immediate increase in net tangible book value of $6.78 per share to our existing stockholders and an immediate dilution of $3.23 per share or 32.30% to new investors not exercising their redemption rights. For purposes of presentation, our pro forma net tangible book value after this offering is approximately $39,196,070 less than it otherwise would have been because if we effect a business combination, the redemption rights of the public stockholders may result in the redemption for cash of up to approximately 33.33% of the aggregate number of the shares sold in this offering at a per-share redemption price equal to the amount in the trust account as of two business days prior to the proposed consummation of a business combination, inclusive of any interest, net of any taxes due on such interest and net of interest income on the trust account balance previously released to us to fund working capital and general corporate requirements, divided by the number of shares sold in this offering.

     The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units:

Public offering price		$10.00
Net tangible book value before this offering	($ 0.01)
Increase attributable to new investors	6.78
Pro forma net tangible book value after this offering		6.77
Dilution to new investors		$3.23

The following table sets forth information with respect to our existing stockholders and the new investors:

	Shares Purchased		Total Consideration		Average Price Per
	Number	Percentage	Amount	Percentage	Share
Existing stockholders’ shares (1)	3,000,000	20%	$28,750.024%		$.01
New investors	12,000,000	80%	$120,000,000	99.976%	$10.00
Total	15,000,000	100%	$120,028,750	100.000%

(1)

Does not include the 2,750,000 shares underlying the private placement warrants to be purchased by our existing stockholders or up to 450,000 shares that will be forfeited by the existing stockholders if the underwriters do not exercise their over-allotment option.

     The pro forma net tangible book value after this offering assuming the underwriters’ over-allotment option is not exercised is calculated as follows:

Numerator:
Net tangible book value before this offering and sale of private placement warrants	$(32,077)
Proceeds from this offering	113,650,000
Plus: Offering costs accrued for and paid in advance, excluded from tangible book value before
this offering	57,000
Less: proceeds held in the trust account subject for redemption to cash at approximately
$9.80 per share	(39,196,070)
$74,478,853

Denominator:
Common stock outstanding prior to this offering (1)	3,000,000
Common stock included in the units offered	12,000,000
Less: shares subject to redemption ((12,000,000 x 33.33%)–1)	(3,999,599)
11,000,401

(1)	Does not include 450,000 shares that will be forfeited by our existing stockholders if the underwriters do not exercise their over-allotment option.

CAPITALIZATION

     The following table sets forth our capitalization on July 16, 2007, and as adjusted to give effect for sale of our units and the private placement warrants and the application of the estimated net proceeds derived from the sale of such securities.

	As of July 16, 2007
	Actual	As Adjusted
Notes payable to affiliates (1)	$171,250	$—
Common stock, 0, and 3,999,599 shares which are subject to possible
redemption, shares at redemption value (2)	$—	$39,196,070
Stockholders’ equity:
Preferred shares, $0.0001 par value, 1,000,000 shares authorized; none
issued or outstanding	$—	$—
Common stock, $0.001 par value, 40,000,000 shares authorized; actual;
3,450,000 shares issued and outstanding; as adjusted; 11,000,401 shares issued and outstanding (excluding 3,999,599 shares subject to possible
redemption) (3)	$3,450	$11,000
Additional paid-in capital	25,300	74,471,680
Deficit accumulated during the development stage	(3,827)	(3,827)
Total stockholders’ equity	$24,923	$74,478,853
Total capitalization	$196,173	$113,674,923

(1)	Notes payable to affiliates are comprised of promissory notes issued in the amount of $171,250. The notes are upon the earlier of (i) the consummation of this offering or (ii) June 30, 2008.

(2)

If the extended period is approved or we consummate a business combination, the redemption rights afforded to our public stockholders may result in the redemption for cash of up to 3,999,599 shares of common stock (4,599,539 if the underwriters exercise their over-allotment in full) at a per-share redemption price equal to the aggregate amount then on deposit in the trust account (initially approximately $9.80 per share), before payment of deferred underwriting discounts and commissions and including accrued interest, net of any income taxes due on such interest, which income taxes, if any, shall be paid from the trust account, and net of interest income previously released to us for working capital and general corporate requirements, as of two business days prior to the proposed consummation of a business combination divided by the number of shares sold in this offering, as applicable.

(3)	Actual values include 450,000 shares that will be forfeited by the existing stockholders if the underwriters do not exercise their over-allotment option.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     We are a blank check company formed under the laws of the Delaware on June 22, 2007. We were formed to acquire or acquire control of one or more operating businesses having primary operations in Asia, through a merger, stock exchange, asset acquisition, reorganization or similar business combination or contractual arrangements. To date, our efforts have been limited to organizational activities. We may acquire less than 100% of the interests or assets of the target business but will not acquire less than a controlling interest (which would be at least 51% of the voting securities of the target business). While we intend to initially focus on potential acquisition targets in the People’s Republic of China (including for these purposes the Hong Kong SAR and Macau SAR) for approximately nine months after consummation of this offering, thereafter we may pursue opportunities in other countries within Asia as well as China. We do not have any specific business combination under current consideration, and we have not (nor has anyone on our behalf) contacted any potential target business, or had any discussions, formal or otherwise, with respect to such transaction. We intend to effect a business combination using cash from the proceeds of this offering, our capital stock, debt or a combination of cash, stock and debt. The issuance of additional shares of our stock in a business combination:

  may significantly reduce the equity interest of our stockholders;

  may cause a change in control if a substantial number of shares of our stock are issued, and may also result in the resignation or removal of one or more of our officers and directors; and

  may adversely affect prevailing market prices for our common stock.

Similarly, debt securities issued by us in a business combination may result in:

  default and foreclosure on our assets if our operating revenues after a business combination were insufficient to pay our debt obligations;

  acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contained covenants requiring the maintenance of certain financial ratios or reserves and any such covenant was breached without a waiver or renegotiation of that covenant;

  our immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand; and

  our inability to obtain additional financing, if necessary, if the debt security contained covenants restricting our ability to obtain additional financing while such debt security was outstanding.

     We have neither engaged in any operations nor generated any revenues to date. Our only activities since inception have been organizational activities and those necessary to prepare for this offering. Following this offering, we will not generate any operating revenues until consummation of a business combination. We will generate non-operating income in the form of interest income on cash and cash equivalents after this offering.

Results of Operations and Known Trends or Future Events

     We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception has been to prepare for our proposed fundraising through this offering, and concurrent private placement, of our equity securities. Following this offering, we will not generate any operating revenues until after completion of a business combination. We will generate non-operating income in the form of interest income on cash and cash equivalents after this offering. Immediately after the offering, we will begin paying monthly fees of $10,000 per month to Stuart Management Co., and expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. We expect our expenses to increase substantially after the closing of this offering and the private placement.

     As an entity formed to acquire a business in China, the following is a summary of material risks associated with acquiring a business in China and measures we plan to implement to address them.

Structuring a transaction in China

     We will initially face risks associated with structuring and completing a transaction to acquire a business in China that will comply with Chinese law. The Ministry of Commerce (MOFCOM), the State Assets Supervision and Administration Commission (SASAC), the State Administration for Taxation, the State Administration for Industry and Commerce (SAIC), the China Securities Regulatory Committee (CSRC), and the PRC State Administration of Foreign Exchange (SAFE), jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which became effective on September 8, 2006 (M&A Rules). Depending on the structure of the transaction, these regulations will require the Chinese parties to make a series of applications and supplemental applications to the aforementioned agencies, some of which must be made within strict time limits and require approvals from one or more of the aforementioned agencies. The M&A Rules established, among other things, additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the MOFCOM be notified in advance when a foreign investor acquires equity or assets of a PRC domestic enterprise. Complying with the requirements of the M&A Rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the MOFCOM, may delay or inhibit our ability to complete such transactions. The M&A Rules also prohibit a transaction at an acquisition price obviously lower than the appraised value of the Chinese business or assets. The regulations require that in certain transaction structures, the consideration must be paid within strict time periods, generally not in excess of a year. Because the Chinese authorities have been concerned with offshore transactions which converted domestic companies into foreign investment enterprises (FIEs) in order to take advantage of certain benefits, including reduced taxation in China, the M&A Rules require new foreign sourced capital of not less than 25% of the domestic company’s post-acquisition capital in order to obtain FIE treatment. Therefore, we will need to negotiate a transaction with terms that will satisfy our investors and protect our stockholders interests in an acquisition of a Chinese business or assets.

     Furthermore, the government of the PRC has restricted or limited foreign ownership of certain kinds of assets and companies operating in certain industries. The industry groups that are restricted are wide ranging, including certain aspects of telecommunications, advertising, food production, and heavy equipment manufacturers, for example. In addition there can be restrictions on the foreign ownership of businesses that are determined from time to time to be in “important industries” that may affect the national economic security or having “famous trademarks” or “traditional Chinese brand names.” Acquisitions by foreign investors in the various restricted categories of assets and industries may sometimes be consummated using contractual arrangements with permitted Chinese parties. These types of arrangements typically do not involve a change of equity ownership in a PRC operating company. However, since there has been limited implementation guidance provided with respect to the application of the merger and acquisition regulations to these contractual arrangements, if it is determined that such an application should have been made, consequences may include ordering the application to be made with proper government agencies levying fines, revoking business and other licenses, requiring restructure of ownership or operations and requiring discontinuation of any portion of all of the acquired business. These contractual arrangements may not be as effective in providing us with the same economic benefits, accounting consolidation or control over a target business as would direct ownership and our legal protections under PRC law may be limited.

     Until we consummate our business combination, we expect to retain legal experts in the PRC and the U.S. that are experienced with structuring offshore transactions with U.S. public companies. We plan to consult with PRC government officials when possible to assist us with complying with these structuring considerations and changing developments.

Financial Statements

     Our search for a target business may be further hindered by the fact that we will be required to provide historical and pro forma financial information to our stockholders when seeking approval of a business combination with one or more target businesses. These financial statements must be prepared in accordance with, or be reconciled to, U.S. generally accepted accounting principles, or GAAP, and the historical financial statements must be audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB. If a proposed target business, including one located outside of the U.S., does not have financial statements that have been prepared in accordance with, or that can be reconciled to, U.S. GAAP and audited in accor-

dance with the standards of the PCAOB, we will not be able to acquire that proposed target business. These financial statement requirements may limit the pool of potential target businesses with which we may combine. Therefore, as part of our due diligence process, we will need to retain accounting consultants that will be able to evaluate whether our prospective acquisition targets will be able to satisfy those requirements.

Internal Controls

     We may be required to comply with the internal control requirements of the Sarbanes-Oxley Act for the fiscal year ending December 31, 2007. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. We will work with legal experts to develop effective internal controls, however, the development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition. Furthermore, management of the target business may not be familiar with United States securities laws and may not have the knowledge to implement and maintain the necessary disclosure and accounting controls.

Taxation

     According to the PRC’s currently applicable income tax laws, regulations, notices and decisions related to foreign investment enterprises and their investors (the “Applicable Foreign Enterprises Tax Law”), income such as dividends and profits distribution from the PRC derived from a foreign enterprise which has no establishment in the PRC is subject to an effective 10% withholding tax, unless the relevant income is specifically exempted from tax under the Applicable Foreign Enterprises Tax Law. Currently, profits derived by a stockholder, such as through dividends, from an FIE are exempted. However, if the foregoing exemption is removed in the future following a business combination, we may be required to deduct certain amounts from dividends we may pay to our stockholders to pay corporate withholding taxes.

     In addition, on March 16, 2007, the National People’s Congress or the NPC, approved and promulgated the Enterprise Income Tax Law. This new law will take effect as of January 1, 2008. Under the new tax law, income from the PRC derived from a foreign enterprise which has no establishment in the PRC is subject to a 20% withholding tax absent a tax treaty between China and another jurisdiction. Much of the detailed implementation guidance has yet to be provided by the Chinese government. Changes in tax laws or interpretation of tax laws by the government could significantly impact our return to the investors.

Foreign Exchange Considerations

     Following a business combination, substantially all revenues and income will likely be received in a foreign currency such as Renminbi, the main currency used in the PRC. Thus, the dollar equivalent of our net assets and distributions, if any, would be adversely affected by reductions in the value of the Renminbi. To the extent that we need to convert United States dollars into Chinese Renminbi for our operations, appreciation of this currency against the United States dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our Renminbi into United States dollars for other business purposes and the United States dollar appreciates against this currency, the United States dollar equivalent of the Renminbi we convert would be reduced.

     In the PRC, the State Administration for Foreign Exchange (SAFE) regulates the conversion of the Renminbi into foreign currencies. The principal regulation governing foreign currency exchange in China is the Foreign Currency Administration Rules (1996), as amended. Under these rules and regulations, significant restrictions still remain, including primarily the restriction that foreign invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. Any future restrictions on currency exchanges may limit our ability to use future cash flow for the distribution of dividends to our stockholders or to fund operations we may have outside of the PRC.

Dividends

     We may rely on dividends and other distributions from our operating company to provide us with cash flow and to meet our other obligations. Current regulations in China would permit our operating company in China to pay dividends to us only out of its accumulated distributable profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, our operating company in China will be required to set aside at least 10% (up to an aggregate amount equal to half of its registered capital) of its accumulated profits each year. Such cash reserve may not be distributed as cash dividends. If our operating company in China incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us.

     If dividends are declared in the future and paid in a foreign currency, shareholders in the U.S. will be taxed on the U.S. dollar value of any dividends they receive on our common stock at the time they receive them, even if the shareholders actually receive a smaller amount of U.S. dollars when the payment is in fact converted into U.S. dollars.

Liquidity and Capital Resources

     Our liquidity needs have been satisfied to date through receipt of $28,750 from the sale of 3,450,000 shares to our Chief Executive Officer, Paul K. Kelly and our President, James D. Dunning, Jr. (of which up to 450,000 shares purchased by our existing stockholders may be forfeited to the extent the underwriters do not exercise their over-allotment option), and advances from our existing stockholders that are more fully described below. Please see “Description of Securities” for additional information concerning the existing stockholders’ shares. We estimate that the net proceeds from (i) the sale of the units in this offering, after deducting approximately $8.4 million to be applied to underwriting discounts, offering expenses and working capital and $4,020,000 of deferred underwriting discounts (or $9.66 million and $4,623,000, respectively, if the underwriters’ over-allotment option is exercised in full) and (ii) the sale of the private placement warrants for a purchase price of $2.75 million, will be approximately $113.65 million (or $130.39 million if the underwriters’ over-allotment option is exercised in full). Approximately $117.6 million (or approximately $134.9 million if the underwriters’ over-allotment option is exercised in full), will be held in the trust account, which includes $4,020,000 (or $4,623,000 if the underwriters’ over-allotment option is exercised in full) of deferred underwriting discounts and commissions. The remaining $100,000 will not be held in the trust account.

     We will use substantially all of the net proceeds of this offering to acquire one or more target businesses, including identifying and evaluating prospective target businesses, selecting one or more target businesses, and structuring, negotiating and consummating the business combination. If the business combination is paid for using stock or debt securities, we may apply the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of the acquired business or businesses, the payment of principal or interest due on indebtedness incurred in consummating our initial business combination, to fund the purchase of other companies, or for working capital.

     Following consummation of this offering, we believe the funds available to us outside of the trust account, together with up to an aggregate of $3.0 million of the interest income, net of taxes, on the balance of the trust account to be released to us to fund working capital and general corporate requirements, will be sufficient to allow us to operate for at least the next 36 months, assuming a business combination is not completed during that time. We expect our primary liquidity requirements during that period to include approximately $600,000 for expenses for the due diligence and investigation of a target business or businesses; approximately $800,000 for legal, accounting and other expenses associated with structuring, negotiating and documenting an initial business combination; an aggregate of up to $360,000 for office space, administrative services and secretarial support payable to Stuart Management Co., an affiliate of Paul K. Kelly, representing $10,000 per month for up to 36 months; $125,000 as a reserve for liquidation expenses; $300,000 for legal and accounting fees relating to our SEC reporting obligations; and approximately $915,000 for working capital and general corporate purposes that will be used for miscellaneous expenses (including directors and officers liability insurance) and reserves including additional expenses that may be incurred by us in connection with this offering over and above the amounts listed in the section entitled “Use of Proceeds.” These expenses are estimates only. Our actual expenditures for some or all of these items may differ from the estimates set forth herein. For example, we may incur greater legal and accounting expenses than our current estimates in connection with negotiating and structuring a business combination based upon the level of complexity of that business combination. We do not anticipate any change in our intended use of proceeds, other than fluctuations among the current categories of allocated expenses, which fluctuations, to the extent they exceed current estimates for any specific category of expenses, would be deducted from our excess working capital. Any such funds not used for our working capital and general corporate requirements or to repay advances from our existing stockholders for due diligence or legal, accounting and non-due diligence expenses will be usable by us to pay other expenses that may exceed our current estimates. If our estimate of the costs of undertaking in-depth due diligence and negotiating a business combination is less than the actual amount necessary to do so, we may be required to raise additional capital, the amount, availability and cost of which is currently unascertainable. In this event, we could seek such additional capital through loans or additional investments from our founders, or our officers and directors. None of such founders or our officers and directors are under any obligation to advance funds to, or invest in, us. Any such interest income not used to fund our working capital and general corporate requirements or repay advances from our founders or for due diligence or legal, accounting and non-due diligence expenses will be usable by us to pay other expenses that may exceed our current estimates.

     We do not believe we will need to raise additional funds following this offering in order to meet the expenditures required for operating our business. However, we will rely on interest earned of up to $3.0 million, subject to adjustment, on the trust account to fund such expenditures and, to the extent that the interest earned is below our expectations, we may have insufficient funds available to operate our business prior to our initial business combination. Based upon current market conditions, we expect to receive $3.0 million in interest income within approximately eight months of this offering. Moreover, we may need to raise additional funds through a private offering of debt or equity securities if such funds were required to consummate our initial business combination or because we become obligated to convert into cash a significant number of shares of public stockholders voting against our initial business combination or the extended period, in which case we may issue additional securities or incur debt in connection with such business combination. Such debt securities may include a working capital revolving debt facility or a longer term debt facility. Subject to compliance with applicable securities laws, we would only consummate such financing simultaneously with the consummation of a business combination.

Related Party Transaction

     Our existing stockholders have provided us with approximately $368,169 in loans to pay certain expenses of this offering referenced in the use of proceeds table for the SEC registration fee, FINRA registration fee, American Stock Exchange fee and certain accounting and legal fees and expenses. The loans are non-interest bearing, unsecured and due upon the earlier of (i) the consummation of this offering or (ii) June 30, 2008. The loans will be repaid out of the proceeds of this offering not placed in the trust account.

PROPOSED BUSINESS

Introduction

     We are a recently organized Delaware blank check company formed on June 22, 2007. We were formed to acquire or acquire control of one or more operating businesses having primary operations in Asia. While we intend to initially focus on potential acquisition targets in the PRC (including for these purposes the Hong Kong SAR and Macau SAR) for approximately nine months after consummation of this offering, thereafter we may pursue opportunities in other countries within Asia as well as China. Our efforts in identifying a prospective target business will not be limited to a particular industry. We do not have any specific merger, stock exchange, asset acquisition, reorganization or other business combination under consideration or contemplation and we have not, nor has anyone on our behalf, contacted, or been contacted by, any potential target business or had any discussions, formal or otherwise, with respect to such a transaction. To date our efforts have been limited to organizational activities as well as activities related to this offering.

Opportunities in China

     Opportunities for market expansion have emerged for businesses with operations in China due to certain changes in the PRC’s political, economic and social policies as well as certain fundamental changes affecting the PRC and its neighboring countries. We believe that China represents both a favorable environment for making acquisitions and an attractive operating environment for a target business for several reasons, including:

  prolonged economic expansion within China, including gross domestic product growth of approximately 9% on average over the last 25 years, including 10.4% in 2005, 11.0% in 2006 and 11.5% in the first three quarters of 2007 (National Bureau of Statistics of China);

  increased government focus within China on privatizing assets, improving foreign trade and encouraging business and economic activity;

  favorable labor rates and efficient, low-cost manufacturing capabilities;

  the recent entry of China into the World Trade Organization, the sole global international organization dealing with the rules of trade between nations, which may lead to a reduction on tariffs for industrial products, a reduction in trade restrictions and an increase in trading with the United States; and

  the fact that China’s public equity markets are not as well developed and active as the equity markets within the United States thereby causing Chinese companies to attempt to be listed on the United States equity markets.

     We believe that these factors and others should enable us to acquire a target business with growth potential on favorable terms.

     Our executive officers, directors and advisors have expertise in a number of diverse areas including, but not limited to, consumer products, retail, healthcare and pharmaceuticals, technology, and media and publishing. Although our efforts in identifying a prospective target business will not be limited to a particular industry, we intend to leverage the experience of our executive officers, directors and advisors, including their relationships and contacts, to drive our efforts in identifying one or more target businesses in China with which we can consummate a business combination.

Government regulations

Government regulations relating to foreign exchange controls

     The principal regulation governing foreign exchange in China is the Foreign Currency Administration Rules (IPPS), as amended. Under these rules, the Renminbi, China’s currency, is freely convertible for trade and service related foreign exchange transactions (such as normal purchases and sales of goods and services from providers in foreign countries), but not for direct investment, loan or investment in securities outside of China without the prior approval of the State Administration for Foreign Exchange, or SAFE, of China. Foreign investment enterprises, or FIEs, are required to apply to the SAFE for “Foreign Exchange Registration Certificates for FIEs.” Following a business combination involving a change of equity ownership of a PRC operating entity or through contractual arrangements with a PRC operating entity, our subsidiary will likely be an FIE as a result of our ownership structure. With such registration certificates, which need to be renewed annually, FIEs are allowed to open foreign currency accounts including a “basic account” and “capital account.” Currency translation within the scope of the “basic account,” such as remittance of foreign currencies for payment of dividends, can be effected without requiring the approval of the SAFE. However, conversion of currency in the “capital account,” including capital items such as direct investment, loans and securities, still require approval of the SAFE. This prior approval may delay or impair our ability to operate following a business combination. On October 21, 2005, the SAFE issued Circular No. 75 on “Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles.” Circular No. 75 confirms that the use of offshore special purpose vehicles as holding companies for PRC investments are permitted as long as proper foreign exchange registrations are made with the SAFE. To implement Notice 75, SAFE issued an implementation notice in May 2007, or Circular 106. Circular 106 specified the circumstances under which PRC residents are required to comply with Notice 75 and which procedures are to be followed. Under this circular, for the PRC resident who failed to file for SAFE registration under Notice 75 as of March 31, 2006 for the existing special purpose overseas company, the dividends remitted by the domestic subsidiary to its overseas parent since April 21, 2005 will be deemed illegal and a penalty will be imposed on the domestic company and its actual controlling person(s). In addition, failure to comply with the registration procedures set forth in Notice 75 and Circular 106 may result in restrictions on the relevant onshore subsidiary, including the payment of dividends and other distributions to its offshore parent or affiliate and the capital inflow from the offshore entity. Non-compliance may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations, and may result in liability under PRC law for foreign exchange evasion.

Government regulations relating to taxation

     According to the currently applicable PRC income Tax Law of Foreign Investment Enterprises and Foreign Enterprises and the Implementation Rules for the Income Tax Law, the standard Enterprise Income Tax, or EIT, rate of FIEs is 33%, reduced or exempted in some cases under any applicable laws or regulations. Income such as dividends and profits derived from the PRC by a foreign enterprise which has no establishment in the PRC is subject to a 10% withholding tax, unless reduced or exempted by any applicable laws or regulations. The profit derived by a foreign investor from a FIE is currently exempted from EIT. However, if this exemption were to be removed in the future, we might be required to deduct certain amounts from dividends we may pay to our stockholders following a business combination to pay corporate withholding taxes.

     On March 16, 2007, the National People’s Congress approved and promulgated a new tax law “Enterprise Income Tax Law” which will take effect beginning January 1, 2008. Under this new Enterprise Income Tax Law, FIEs and domestic companies are subject to a uniform tax rate of 25%. The new tax law provides a five-year transition period starting from its effective date for those enterprises which were established before the promulgation date of the new tax law and which were entitled to a preferential lower tax rate under the then effective tax laws or regulations. In accordance with regulations issued by the State Council, the tax rate of such enterprises may gradually transition to the uniform tax rate within the transition period. For those enterprises which are enjoying tax holidays, such tax holidays may continue until their expiration in accordance with the regulations issued by the State Council, but where the tax holiday has not yet started because of losses, such tax holiday shall be deemed to commence from the first effective year of the new tax law. While the new tax law equalizes the tax rates for FIEs and domestic companies, preferential tax treatment would continue to be given to companies in certain encouraged sectors and to entities classified as high-technology companies supported by the PRC government, whether FIEs or domestic companies. According to the new tax law, entities that qualify as high-technology companies especially supported by the PRC government are expected to benefit from a tax rate of 15% as compared to the uniform tax rate of 25%. However, there can be no assurances that our PRC subsidiaries will continue to benefit from the preferential tax treatments. It is also uncertain whether and how the tax rate of our PRC subsidiaries will change after the new tax law takes effect. Following the effectiveness of the new tax law, our effective tax rate may increase, unless we are otherwise eligible for preferential treatment. The new tax law provides only a framework of the enterprise tax provisions, leaving many details on the definitions of numerous terms as well as the interpretation and specific application of various provisions unclear and unspecified.

Effecting a Business Combination

General

     We are not presently engaged in, and we will not engage in, any operations for an indefinite period of time following this offering. We intend to utilize the cash proceeds of this offering, our capital stock, debt or a combination of these as the consideration to be paid in a business combination. While substantially all of the net proceeds of this offering are allocated to completing a business combination, the proceeds are not otherwise designated for more specific purposes. Accordingly, prospective investors will at the time of their investment in us not be provided an opportunity to evaluate the specific merits or risks of one or more target businesses. If the business combination is paid for using stock or debt securities, we may apply the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of the acquired business or businesses, the payment of principal or interest due on indebtedness incurred in consummating our initial business combination, to fund the purchase of other companies, or for working capital. We may engage in a business combination with a company that does not require significant additional capital but is seeking a public trading market for its shares, and which wants to merge with an already public company to avoid the uncertainties associated with undertaking its own public offering. These uncertainties include time delays, compliance and governance issues, significant expense, a possible loss of voting control, and the risk that market conditions will not be favorable for an initial public offering at the time this offering is ready to be sold. We may seek to effect a business combination with more than one target business, although our limited resources may serve as a practical limitation on our ability to do so.

     We do not have any specific business combination under consideration, and we have not (nor has anyone on our behalf) contacted any potential target business or had any discussions, formal or otherwise, with respect to such a transaction. We have not (nor have any of our agents or affiliates) been approached by any candidates (or representative of any candidates) with respect to a possible acquisition transaction with our company. Additionally, we have not, nor has anyone on our behalf, taken any measure, directly or indirectly, to identify or locate any suitable acquisition candidate, nor have we engaged or retained any agent or other representative to identify or locate any such acquisition candidate.

     Prior to consummation of a business combination, we will seek to have all third party service providers, prospective target businesses or other entities that we may engage, which we refer to as potential contracted parties or a potential contracted party, execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders. There is no assurance that we will be able to get waivers from these potential contracted parties and there is no assurance that such waivers will be enforceable by operation of law or that creditors would be prevented from bringing claims against the trust account. In the event that a potential contracted party were to refuse to execute such a waiver, we will execute an agreement with that entity only if our management first determines that we would be unable to obtain, on a reasonable basis, substantially similar services or opportunities from another entity willing to execute such a waiver. Examples of instances where we may engage a third party that refused to execute a waiver would be the engagement of a third party consultant whose particular expertise or skills are believed by management to be superior to those of other consultants that would agree to execute a waiver or a situation where management does not believe it would be able to find a provider of required services willing to provide the waiver. To the extent that we engage a third-party that has not executed a waiver, there is no assurance that the funds held in the trust account will be protected from creditor claims despite the limited personal liability of Messrs. Kelly and Dunning to ensure that the trust account is not reduced by claims of creditors. Additionally, even if we do enter into such waivers with third parties, there is no assurance that they would be prevented from bringing claims against the trust account. Further, if we are unable to complete a business combination and are forced to dissolve and liquidate, each of Messrs. Kelly and Dunning will, by agreement, be personally liable (each in an amount proportional to the number of shares owned as compared to all of them as a group) to ensure that the proceeds in the trust account are not reduced by the claims of any creditors (including claims of lawyers, accountants, printers and investment bankers) or any potential target businesses that are owed money by us for services rendered or products sold to us. Under these circumstances, our board of directors, a majority of which are independent directors, would have a fiduciary obligation to our stockholders to bring a claim against Messrs. Kelly and Dunning to enforce their liability obligation.

Sources of target businesses

     We anticipate that target businesses may be brought to our attention from various unaffiliated parties such as investment banking firms, venture capital funds, private equity funds, leveraged buyout funds, management buyout funds and similar sources. Our officers, directors and advisors, as well as their affiliates may also bring to our attention target business candidates. We will not acquire an entity that is either a portfolio company of, or has otherwise received a financial investment from, our founders or their affiliates. We do not expect to acquire any entity in which any of our founders, officers, directors, special advisors, or their affiliates are passive investors or in which our founders, special advisors, or their affiliates are currently invested through investment vehicles controlled by them. However, if we do enter into a business combination transaction with such an entity, we will obtain an opinion, upon which our shareholders can rely, from an unaffiliated, independent investment banking firm which is a member of FINRA that such business combination is fair to our shareholders from a financial point of view. Neither we, nor our directors have given, or will give, any consideration to entering into a business combination with companies affiliated with our founders, or our special advisors or directors.

     We may pay fees or compensation to third parties for their efforts in introducing us to potential target businesses. Such payments are typically, although not always, calculated as a percentage of the dollar value of the transaction. We have not anticipated use of a particular percentage fee, but instead will seek to negotiate the smallest reasonable percentage fee consistent with the attractiveness of the opportunity and the alternatives, if any, that are then available to us. We may make such payments to entities we engage for this purpose or entities that approach us on an unsolicited basis. Payment of finders’ fees is customarily tied to consummation of a transaction and certainly would be tied to a completed transaction in the case of an unsolicited proposal. Although it is possible that we may pay finders’ fees in the case of an uncompleted transaction, we consider this possibility to be extremely remote. In no event will we pay any of our directors or officers or any entity with which they are affiliated any finder’s fee or other compensation for services rendered to us prior to or in connection with the consummation of a business combination. In addition, none of our officers or directors will receive any finder’s fee, consulting fees or any similar fees from any person or entity, including any target company, in connection with any business combination involving us. Following such business combination, however, our officers or directors may receive compensation or fees including compensation approved by the board of directors for customary director’s fees for our directors that remain following such business combination. Our directors have advised us that they will not take an offer regarding their compensation or fees following a business combination into consideration when determining which target businesses to pursue.

Selection of a target business and structuring of a business combination

     Subject to the requirement that a target business or businesses have a fair market value of at least 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of $4,020,000 or $4,623,000 if the underwriters’ over-allotment option is exercised in full) at the time of our initial business combination, we have virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses. Accordingly, there is no current basis for investors in this offering to evaluate the possible merits or risks of the target business with which we may ultimately complete a business combination. Although our management will assess the risks inherent in a particular target business with which we may combine, we cannot assure you that this assessment will result in our identifying all risks that a target business may encounter. Furthermore, some of those risks may be outside of our control, meaning that we can do nothing to control or reduce the chances that those risks will adversely impact a target business.

     We intend to focus on potential target businesses with valuations between $100 million and $1 billion. We believe that our available working capital following this offering, together with the issuance of additional equity and/or the issuance of debt, would support the acquisition of such a target business. The mix of additional equity and/or debt would depend on many factors. The proposed funding for any such business combination would be disclosed in the proxy statement relating to the required stockholder approval.

     We anticipate structuring a business combination to acquire 100% of the equity interests or assets of the target business. We may, however, structure a business combination to acquire less than 100% of such interests or assets of the target business but will not acquire less than a controlling interest (which would be at least 51% of the voting securities of the target business). If we acquire only a controlling interest in a target business or businesses, the portion of such business that we acquire must have a fair market value equal to at least 80% of the amount in the trust account, (excluding deferred underwriting discounts and commissions), as described above. If we determine to simultaneously acquire several businesses and such businesses are owned by different sellers, we will need each seller to agree that our purchase of its business is contingent on the simultaneous closings of the other acquisitions, which may make it more difficult for us, and delay our ability, to complete the business combination. With multiple acquisitions, we could also face additional risks, including additional burdens and costs with respect to possible multiple negotiations and due diligence investigations (if there are multiple sellers) and the additional risks associated with the subsequent integration of the operations and services or products of the acquired companies in a single operating business.

     We intend to acquire an operating business through a stock exchange, asset acquisition or other similar business combination; however, there are a number of industries in China in which direct foreign investment is restricted (including telecommunications services, online commerce and advertising). Therefore, if our target business is an industry that is subject to these requirements we may seek to acquire control of our target business through contractual arrangements with licensed companies operating in China and their owners. We may enter into a business combination in which we, our subsidiaries and/or affiliates, and the target business and its stockholders enter into a series of contracts that are designed to secure for us economic benefits and to assume by us the risks of losses that are substantially similar to full ownership, although we would not be allowed to own the assets or obtain direct control of an operating company in a restricted industry in China. These contracts could, for example, result in a structure where, in exchange for our payment of the acquisition consideration, the target business would be owned 100% by Chinese residents whom we designate, and the target business would continue to hold the requisite licenses necessary to operate its business. We may also establish a new subsidiary in China which would provide technology, technical support, consulting and related services to the target business in exchange for fees, which are designed to transfer to us substantially all of the economic benefits of ownership of the target business.

     In evaluating a prospective target business, our management will primarily consider middle market companies that meet the criteria and guidelines set forth above. In addition, our management will consider, among other factors, the following:

  financial condition and results of operations;

  history of profits and growth potential;

  brand recognition and potential;

  experience and skill of management and availability of additional personnel;

  capital requirements;

  competitive position;

  strategic strength in a particular sector and the capabilities to consolidate in China and/or internationally;

  barriers to entry by competitors;

  stage of development of the business and its products or services;

  existing distribution arrangements and the potential for expansion;

  degree of current or potential market acceptance of the products or services;

  proprietary aspects of products and the extent of intellectual property or other protection for products or formulas;

  impact of regulation on the business;

  regulatory environment of the industry;

  seasonal sales fluctuations and the ability to offset these fluctuations through other business combinations, introduction of new products, or product line extensions; and

  costs associated with effecting the business combination.

     These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed rel-

evant by our management to our business objective. In evaluating a prospective target business, we expect to conduct an extensive due diligence review which will encompass, among other things, meetings with incumbent management and employees, document reviews, interviews of customers and suppliers, inspection of facilities, as well as review of financial and other information which will be made available to us.

     The time required to select and evaluate a target business and to structure and complete the business combination, and the costs associated with this process, are not currently ascertainable with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which a business combination is not ultimately completed will result in our incurring losses and will reduce the funds we can use to complete another business combination.

Fair market value of target business or businesses

     The initial target business or businesses with which we combine must have a collective fair market value equal to at least 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of $4,020,000 or $4,623,000 if the underwriters’ over-allotment option is exercised in full) at the time of such business combination. There is no limitation on our ability to raise funds privately or through loans that would allow us to acquire a target business or businesses with a fair market value in an amount greater than 80% of the amount in our trust account at the time of such acquisition. We have not entered into and are not currently contemplating any financing arrangements with any third parties to raise additional funds.

     The fair market value of a target business or businesses will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, the values of comparable businesses, earnings and cash flow, and book value. If our board is not able to independently determine that the target business has a sufficient fair market value to meet the threshold criterion, we will obtain an opinion upon which shareholders will be able to rely from an unaffiliated, independent investment banking firm which is a member of FINRA with respect to the satisfaction of such criterion. Any such opinion will be included in our proxy soliciting materials furnished to our stockholders in connection with a business combination, and will include that such independent investment banking firm will be a consenting expert. We will not be required to obtain an opinion from an investment banking firm as to the fair market value of the business if our board of directors independently determines that the target business or businesses has sufficient fair market value to meet the threshold criterion.

Issuance of additional debt or equity

     Although we may not do so, we intend to focus on potential target businesses with valuations between $100 million and $1.0 billion. We determined to value this offering at $100 million in order to facilitate a transaction in our targeted range. We believe that our available working capital following this offering would support the acquisition of such a target business. To consummate such an acquisition we would need to raise additional equity and/or incur additional debt financing. As the valuation of the proposed target business moves from the lower end to the higher end of that range, a greater amount of such additional equity or debt would be required. The mix of debt or equity would be dependent on the nature of the potential target business, including its historical and projected cash flow, its projected capital needs and the number of our stockholders who exercise their redemption rights. It would also depend on general market conditions at the time including prevailing interest rates and debt to equity coverage ratios. For example, capital intensive businesses usually require more equity and mature businesses with steady historical cash flow may sustain higher debt levels than growth companies.

     We believe that it is typical for private equity firms and other financial buyers to use leverage to acquire operating businesses. Such debt is often in the form of both senior secured debt as well as subordinated debt, which may be available from a variety of sources. Banks and other financial institutions may provide senior or senior secured debt based on the target company’s cash flow. Mezzanine debt funds or similar investment vehicles may provide additional funding on a basis that is subordinate to the senior or secured lenders. Such instruments typically carry higher interest rates and are often accompanied by equity coverage such as warrants. We cannot assure you that such financing would be available on acceptable terms, if at all. The proposed funding for any such business combination would be disclosed in the proxy statement relating to the required stockholder approval.

Lack of business diversification

     While we may seek to effect business combinations with more than one target business, our initial business combination must be with one or more target businesses whose collective fair market value is at least equal to 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of $4,020,000 or $4,623,000 if the underwriters’ over-allotment option is exercised in full) at the time of such business combination, as discussed above. Consequently, we expect to complete only a single business combination, although this may entail a simultaneous combination with several operating businesses at the same time. At the time of our initial business combination, we may not be able to acquire more than one target business because of various factors, including complex accounting or financial reporting issues. For example, we may need to present pro forma financial statements reflecting the operations of several target businesses as if they had been combined historically.

     A simultaneous combination with several target businesses also presents logistical issues such as the need to coordinate the timing of negotiations, proxy statement disclosure and closings. In addition, if conditions to closings with respect to one or more of the target businesses are not satisfied, the fair market value of the business could fall below the required fair market value threshold of 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of $4,020,000 or $4,623,000 if the underwriters’ over-allotment option is exercised in full).

     Accordingly, while it is possible that we may attempt to effect our initial business combination with more than one target business, we are more likely to choose a single target business if all other factors appear equal. This means that for an indefinite period of time, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By consummating a business combination with only a single entity, our lack of diversification may:

  subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after a business combination, and cause us to depend on the marketing and sale of a single product or limited number of products or services.

     If we complete a business combination structured as a merger in which the consideration is our stock, we would have a significant amount of cash available to make add-on acquisitions following our initial business combination.

Limited ability to evaluate the target business’ management

     Although we intend to closely scrutinize the management of a prospective target business when evaluating the desirability of effecting a business combination with that business, we cannot assure you that our assessment of the target business’ management will prove to be correct. In addition, we cannot assure you that the future management will have the necessary skills, qualifications or abilities to manage a public company. Furthermore, the future role of our directors, if any, in the target business cannot presently be stated with any certainty. While it is possible that one or more of our directors will remain associated in some capacity with us following a business combination, it is unlikely that any of them will devote their full efforts to our affairs subsequent to a business combination. Moreover, we cannot assure you that our directors will have significant experience or knowledge relating to the operations of the particular target business.

     Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Limited available information for privately-held target companies

     In accordance with our acquisition strategy, it is quite possible that we will likely seek a business combination with one or more privately-held companies. Generally, very little public information exists about these com-

panies, and we will be required to rely on the ability of our directors to obtain adequate information to evaluate the potential returns from investing in these companies. If we are unable to uncover all material information about these companies, then we may not make a fully informed investment decision, and we may lose money on our investments.

Limited resources and significant competition for business combinations

     We will encounter intense competition from entities having a business objective similar to ours, including private equity groups and leveraged buyout funds, as well as operating businesses seeking strategic acquisitions. Many of these entities are well established and have extensive experience in identifying and completing business combinations. A number of these competitors possess greater technical, financial, human and other resources than we do. Our limited financial resources may have a negative effect on our ability to compete in acquiring certain sizable target businesses. Further, because we must obtain stockholder approval of a business combination, this may delay the consummation of a transaction, while our obligation to redeem for cash the shares of common stock held by public stockholders who elect redemption may reduce the financial resources available for a business combination. Our outstanding warrants and the future dilution they potentially represent may not be viewed favorably by certain target businesses. In addition, if our initial business combination entails a simultaneous purchase of several operating businesses owned by different sellers, we may be unable to coordinate a simultaneous closing of the purchases. This may result in a target business seeking a different buyer and our being unable to meet the threshold requirement that the target business has, or target businesses collectively have, a fair market value equal to at least 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of $4,020,000 or $4,623,000 if the underwriters’ over-allotment option is exercised in full) at the time of such combination.

     Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination. We cannot assure you that we will be able to successfully compete for an attractive business combination. Additionally, because of these factors, we cannot assure you that we will be able to effectuate a business combination within the required time periods. If we are unable to find a suitable target business within such time periods, we will dissolve and liquidate.

Opportunity for stockholder approval of business combination

     Prior to the consummation of our initial business combination, we will submit the transaction to our stockholders for approval, even if the nature of the acquisition is such as would not ordinarily require stockholder approval under applicable Delaware law. If a majority of the shares of common stock voted by the public stockholders are not voted in favor of a proposed initial business combination, we may continue to seek other target businesses with which to effect our initial business combination that meet the criteria set forth in this prospectus until the expiration of 18 months from consummation of this offering (or 24 months if a letter of intent, agreement in principle or definitive agreement has been executed within such 18 month period but as to which a combination is not yet complete, or 36 months after the date of this prospectus if the extended period is approved). In connection with seeking stockholder approval of a business combination, we will furnish our stockholders with proxy solicitation materials prepared in accordance with the Exchange Act, which, among other matters, will include a description of the operations of the target business and audited historical financial statements of the target business based on United States generally accepted accounting principles.

     In connection with the vote required for any business combination, our existing stockholders have agreed to vote their shares of common stock acquired prior to this offering in accordance with the majority of the common stock voted by the public stockholders and have agreed to waive all of their redemption rights. Each of our founders has also agreed that he will vote any shares he purchases in the open market in or after this offering in favor of a business combination. As a result, if our founders acquire shares in or after this offering, they must vote those shares in favor of the proposed initial business combination with respect to those shares, and will therefore not be eligible to exercise redemption rights for those shares. We will proceed with the business combination only if a majority of the common stock voted by the public stockholders (including our founders and special advisors with respect to shares purchased in this offering or otherwise acquired in the public markets by them) are voted in favor of the business combination, if a majority of our outstanding shares of common stock approve an amendment to our amended and restated certificate of incorporation to allow our perpetual existence and public stock-

holders owning less than 33.33% of the aggregate shares sold in this offering vote against the business combination and exercise their redemption rights on a cumulative basis, including any stockholders who previously exercised their redemption rights in connection with the stockholder vote required to approve the extended period, if any. Voting against the business combination alone will not result in redemption of a stockholder’s shares for a pro rata share of the trust account. To do so, a stockholder must have also exercised the redemption rights described below. The requirements that we seek stockholder approval before effecting our initial business combination and not consummate our initial business combination if public stockholders owning 33.33% or more of the shares sold in this offering exercise their redemption rights below (on a cumulative basis), are set forth in paragraph sixth of our amended and restated certificate of incorporation, which requires the affirmative vote of at least 80% of the voting power of our outstanding voting stock to amend. Management will not request that the board consider such a proposal to eliminate or amend this provision. In addition, we will not seek stockholder approval to extend this 18, 24 or 36 month period, as the case may be.

Extension of time to complete a business combination to 36 months

     We have a period of 18 months from the consummation of this offering within which to effect our initial business combination, with an additional six-month period (for a total of 24 months) if a letter of intent, agreement in principle or definitive agreement has been executed within such 18 month period but as to which the combination is not yet complete. However, unlike other blank check companies, if we have entered into such letter of intent, agreement in principle or definitive agreement within such 18 month period, we may, prior to the expiration of the 24 month period, call a meeting of our stockholders for the purpose of soliciting their approval to extend the date before which we must complete our business combination by an additional 12 months to avoid being required to liquidate. If the extended date is approved by stockholders we would have a total of 36 months from the date of this prospectus to complete a business combination. In connection with seeking stockholder approval for the extended period, we will furnish our stockholders with proxy solicitation materials prepared in accordance with the Exchange Act.

     We believe that extending the date before which we must complete our business combination to 36 months may be necessary due to the circumstances involved in the evaluation and closing of a business combination in China, including obtaining audited U.S. GAAP financial statements of potential targets that have previously kept their accounts in accordance with PRC GAAP, the possible need for restructuring and reorganizing corporate entities and assets (particularly with respect to state-owned enterprises) and the requirements of complex Chinese regulatory filings and approvals. If we enter into such agreement near the end of this 18 month period, we would have only six months in which to accomplish the necessary accounting reconciliations, complete the restructuring of the company, satisfy U.S. and PRC regulatory requirements, secure the approval of our stockholders and provide for customary closing conditions.

     While such 24 month period may be sufficient to accomplish all of these necessary tasks prior to effectuating the business combination, if, in the course of this process, we conclude that it may be insufficient, we may, pursuant to our amended and restated certificate of incorporation, call a special (or annual) meeting of our stockholders or raise the vote at an annual meeting for the purpose of extending by an additional 12 months the date before which we must complete our business combination.

     If holders of 33.33% or more of the shares sold in this offering vote against the proposed extension to 36 months and elect to redeem their shares for a pro rata share of the trust account, we will not extend the date before which we must complete our business combination beyond 24 months. In such event, if we cannot complete the initial business combination within such 24 month period, we will be required to liquidate, with the amount remaining in the trust account returned to all public stockholders. Subject to the foregoing, approval of the extension to 36 months will require the affirmative vote of the majority of the votes cast by our public stockholders who vote at the special or annual meeting called for the purpose of approving such extension. In connection with the vote required for the extension to 36 months, our existing stockholders have agreed to vote their shares of common stock acquired prior to this offering in accordance with the majority of shares of common stock voted by the public stockholders and have agreed to waive their redemption rights.

     If the majority of votes cast by our public stockholders are voted at the special (or annual) meeting called for the purpose of approving such extension vote in favor of such extension and holders of less than 33.33% of the shares sold in this offering vote against the proposed extension and elect to redeem their shares, we will then have an additional 12 months in which to complete the initial business combination.

     If the proposal for the extension to 36 months is approved, we will still be required to seek stockholder approval before effectuating our initial business combination, even if the business combination would not ordinarily require stockholder approval under applicable law. Unless a shareholder voted against the proposal to extend to 36 months and exercised such stockholder’s redemption rights, such stockholder will be able to vote on the initial business combination. We will consummate our initial business combination only if a majority of the common stock voted by the public stockholders (including shares purchased in this offering or otherwise acquired in the public markets by our founders and special advisors) are voted in favor of our initial business combination, a majority of our outstanding shares of common stock approve an amendment to our amended and restated certificate of incorporation to permit our perpetual existence and public stockholders owning 33.33% or more of the shares sold in this offering, on a cumulative basis, including any stockholders who previously exercised their redemption rights in connection with the special (or annual) meeting of stockholders called for the purpose of approving the extended period, if any, do not vote against the extended period or the initial business combination exercise their redemption rights, as described below.

     If at the end of such 36 month period after the date of this prospectus we have not effected such business combination, our corporate existence will automatically cease without the need for a stockholder vote and liquidate and release only to our public stockholders, as part of our plan of distribution, the proceeds of the trust account, including accrued interest, net of income taxes payable on such interest and net of the interest income previously released to us to fund our working capital and general corporate requirements.

Redemption rights for stockholders voting to reject the extended period or our initial business combination

     Public stockholders voting against the extended period or our initial business combination, as the case may be, will be entitled to cause us to redeem their common stock for a pro rata share of the aggregate amount then in the trust account, before payment of deferred underwriting discounts and commissions and including interest earned on their pro rata portion of the trust account, net of income taxes payable on such interest and net of up to an aggregate of $3.0 million of the interest income, net of taxes, on the trust account balance previously released to us to fund our working capital and general corporate requirements. Stockholders voting against (i) the extended period will only have the right to cause us to redeem their shares if the extended period is approved and (ii) the business combination will only have the right to cause us to redeem their shares if our initial business combination is approved and completed. Public stockholders who cause us to redeem their common stock for a pro rata share of the trust account will be paid their redemption price as promptly as practicable after the date of the special (or annual) meeting for the extended period or upon consummation of a business combination, as the case may be, and will continue to have the right to exercise any warrants they own.

     The actual per-share redemption price in each case will be equal to the aggregate amount then on deposit in the trust account, including deferred underwriting discounts and commissions and including accrued interest, net of any income taxes on such interest, which shall be paid from the trust account, and net of up to an aggregate of $3.0 million of the interest income, net of taxes, earned on the trust account and released to us to fund our working capital and general corporate requirements (calculated as of the date of the special (or annual) meeting of stockholders approving the extended period or two business days prior to the consummation of the proposed business combination, as the case may be), divided by the number of shares sold in this offering. The initial per-share redemption price in both cases would be approximately $9.80, or $0.20 less than the per-share offering price of $10.00 (assuming that the entire purchase price of the units was allocated to the common stock). The proceeds held in the trust account may be subject to claims which would take priority over the claims of our public stockholders and, as a result, the per-share liquidation price could be less than $9.80 due to claims of such creditors. Our existing stockholders have agreed to vote their shares for the extended period and business combination in the same manner as a majority of public stockholders who vote at the special (or annual) meeting, and have forfeited any right to cause us to redeem any shares owned by them (regardless of when acquired) in connection with the extended period or our initial business combination.

     An eligible stockholder may request redemption at any time after the mailing to our stockholders of the proxy statement and prior to the vote taken with respect to the extended period or a proposed business combination, but the request will not be granted unless the stockholder votes against the extension or business combination and the extension or business combination is approved and, in the case of the business combination, it is consummated. If a stockholder votes against the business combination or extension but fails to properly exercise such stockholder’s redemption rights, such stockholder will not have its shares of common stock redeemed for its pro rata distribution of the trust account. Any request for redemption, once made, may be withdrawn at any time up to the date of the applicable meeting. The funds to be distributed to stockholders who elect redemption will be distributed as promptly as practicable after the special (or annual) meeting of stockholders approving the extended period, if any, or after the consummation of the business combination. Public stockholders who cause us to redeem their stock into their share of the trust account will still have the right to exercise the warrants that they received as part of the units. We will not complete our proposed initial business combination, and similarly will not extend the time to complete the business combination to 36 months, if public stockholders owning 33.33% or more of the shares sold in this offering both vote against and exercise their redemption rights with respect to the extended period or, on a cumulative basis, in the case of the business combination. We intend to structure and consummate any potential business combination in a manner such that an aggregate of 33.33% of the common stock purchased by the public stockholders in this offering could cause us to redeem the public stockholders’ common stock for a pro rata share of the aggregate amount then on deposit in the trust account, and the business combination could still be consummated. Many other blank check companies have a redemption threshold of 20%, which makes it more difficult for such companies to consummate their initial business combination. We have increased the redemption percentage to 33.33% from the more typical 20% in order to reduce the likelihood that a small group of investors holding a large block of our stock will be able to stop us from completing a business combination that is otherwise approved by a large majority of our public stockholders and to be competitive with other offerings by blank check companies currently in the market.

     We may require public stockholders to tender their certificates to our transfer agent prior to the special or annual meeting or to deliver their shares to the transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System. We will notify investors on a current report on Form 8-K and in our proxy statement related to the extended period or the initial business combination if we impose this requirement. If we elect to require physical delivery of the share certificates, we would expect that stockholders would have to comply with the following steps. If the shares are held in street name, stockholders must instruct their account executive at the stockholders’ bank or broker to withdraw the shares from the stockholders’ account and request that a physical certificate be issued in the stockholders’ name. Our transfer agent will be available to assist with this process. No later than the day prior to the stockholder meeting, the written instructions stating that the stockholder wishes to convert his or her shares into a pro rata share of the trust account and confirming that the stockholder has held the shares since the record date and will continue to hold them through the stockholder meeting and the closing of our business combination, if applicable, must be presented to our transfer agent. Certificates that have not been tendered in accordance with these procedures by the day prior to the stockholder meeting will not be converted into cash. In the event a stockholder tenders his or her shares and decides prior to the stockholder meeting that he or she does not want to convert his or her shares, the stockholder may withdraw the tender up to the date of the applicable meeting. In the event that a stockholder tenders shares in connection with the vote on the business combination and our business combination is not completed, these shares will not be redeemed into cash and the physical certificate representing these shares will be returned to the stockholder. Traditionally, in order to perfect conversion rights in connection with a blank check company’s business combination, a holder could simply vote against a proposed business combination and check a box on the proxy card indicating such holder was seeking to convert. After the business combination was approved, the company would contact such stockholder to arrange for him to deliver his certificate to verify ownership. As a result, the stockholder then had an “option window” after the consummation of the business combination during which he could monitor the price of the stock in the market. If the price rose above the conversion price, he could sell his shares in the open market before actually delivering his shares to the company for cancellation. Thus, the conversion right, to which stockholders were aware they needed to commit before the stockholder meeting, would become a “put” right surviving past the consummation of the business combination until the converting holder delivered his certificate. The requirement for physical or electronic delivery prior to the meeting ensures that a converting holder’s election to convert is irrevocable once the business combination is approved.

     If our business combination requires us to use substantially all of our cash to pay the purchase price, because we will not know how many stockholders may exercise their redemption rights, we may either need to reserve part of the trust account for possible payment upon such redemption, or we may need to arrange third party financing to help fund our business combination in case a larger percentage of stockholders exercise their redemption rights than we expect. Therefore, we may not be able to consummate a business combination that requires us to use all of the funds held in the trust account as part of the purchase price, or we may end up having to adjust the ratio of cash to stock used as consideration, or we may need to arrange for third party financing, if available.

     The initial redemption price will be approximately $9.80 per share. As this amount is lower than the $10.00 per share offering price (assuming that the entire purchase price of the units was allocated to the common stock) and it may be less than the market price of the common stock on the date of redemption, there may be a disincen-tive on the part of public stockholders to exercise their redemption rights.

Dissolution and liquidation if no business combination

     If we do not enter into a letter of intent, agreement in principle or a definitive agreement within 18 months after the consummation of this offering, or if 33.33% or more of the shares sold in this offering that are voted vote against a proposed extension, if any, beyond 24 months to 36 months and elect to redeem their shares for a pro rata share of the trust account or we do not receive stockholder approval for such extension and we are not be able to complete our initial business combination within such 24 month period, our amended and restated certificate of incorporation provides that our corporate purposes and powers will immediately thereupon be limited to acts and activities related to dissolving and winding up our affairs, including liquidation, and we will not be able to engage in any other business activities. Pursuant to Delaware law, dissolution after the 18 or 24 month period will require the affirmative vote of stockholders owning a majority of our then outstanding common stock to approve our plan of distribution pursuant to Section 281(b) of the Delaware General Corporation Law as set forth below. We will promptly send to our stockholders a proxy statement soliciting stockholder votes with respect to our dissolution and a notice of special (or annual) meeting of stockholders in accordance with the requirements of Delaware law not less than 10 nor more than 60 days prior to our special (or annual) meeting of stockholders. In the event that we do not initially obtain approval for our dissolution by stockholders owning a majority of our outstanding common stock, we will continue to take all reasonable actions to obtain approval, which may include adjourning the meeting from time to time to allow us to obtain the required vote and retaining a proxy solicitation firm to assist us in obtaining such vote. Any failure to obtain approval for our dissolution may significantly delay our dissolution and distribution to our stockholders. However, our amended and restated certificate of incorporation also provides that our corporate existence will automatically cease 36 months after the date of this prospectus except for the purposes of winding up our affairs and liquidating pursuant to Section 278 of the Delaware General Corporation Law. This has the same effect as if our board of directors and stockholders had formally voted to approve our dissolution pursuant to Section 275 of the Delaware Corporation Law. Limiting our corporate existence to a specified date as permitted by Section 102(b)(5) of the Delaware Corporation law removes the necessity to obtain formal stockholder approval of our dissolution and liquidation and to file a certificate of dissolution with the Delaware Secretary of State.

     Section 278 of the Delaware General Corporation Law provides that our existence will continue for at least three years after our expiration for the purpose of prosecuting and defending suits, whether civil, criminal or administrative by or against us, and of enabling us gradually to settle and close our business, to dispose of and convey our property, to discharge our liabilities and to distribute to our stockholders any remaining assets, but not for the purpose of continuing the business for which we were organized. Our existence will continue automatically even beyond the three-year period for the purpose of completing the prosecution or defense of suits begun prior to the expiration of the three year period, until such time as any judgments, orders or decrees resulting from such suits are fully executed. Section 281(b) will require us to pay or make reasonable provision for all then-existing claims and obligations including all contingent, conditional, or unmatured contractual claims known to us, and to make such provision as will be reasonably likely to be sufficient to provide compensation for any then-pending claims and for claims that have not been made known to us or that have not arisen but that, based on facts known to us at the time, are likely to arise or to become known to us within 10 years after such date. Under Section 281(b), the plan of distribution must provide for all of such claims to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. If there are insufficient assets, the plan must provide that such claims and obligations be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of legally available assets. Any remaining assets will be available for distribution to our stockholders. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors and service providers (such as accountants, lawyers, investment bankers, etc.) and potential target businesses. As described below, we will seek to have all vendors, service providers and prospective target businesses execute agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account. As a result, the claims that could be made against us will be limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. We therefore believe that any necessary provision for creditors will be reduced and should not have a significant impact on our ability to distribute the funds in the trust account to our public stockholders. Nevertheless, we cannot assure you of this fact as there is no guarantee that vendors, service providers and prospective target businesses will execute such agreements. Nor is there any guarantee that, even if they execute such agreements with us, they will not seek recourse against the trust account. A court could also conclude that such agreements are not legally enforceable. As a result, if we liquidate, the per-share distribution from the trust account could be less than $9.80 due to claims or potential claims of creditors. We will distribute to all of our public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus any remaining net assets (subject to our obligations under Delaware law to provide for claims of creditors as described below).

     If we seek approval from our stockholders to approve the extended period or to consummate a business combination 24 months after the consummation of this offering, the proxy statement related to the extended period or the business combination will also seek stockholder approval for our board of directors’ recommended plan of distribution and liquidation in the event our stockholders do not approve the extended period or the business combination. Our existing stockholders have agreed to waive their rights to participate in any liquidation of our trust account or other assets with respect to their existing stockholders’ common stock and to vote their existing stockholders’ common stock in favor of any dissolution and plan of distribution which we submit to a vote of stockholders. There will be no distribution from the trust account with respect to our warrants, which will expire worthless if we are liquidated.

     If we are required to seek stockholder approval of a plan of distribution and we do not seek such stockholder approval in connection with stockholder approval of the extended period or a business combination, we estimate that our total costs and expenses for implementing and completing a stockholder-approved dissolution and plan of distribution will be between $75,000 and $125,000. This amount includes all costs and expenses relating to filing our dissolution in the Delaware, the winding up of our company, printing and mailing a proxy statement, holding a stockholders’ meeting relating to the approval by our stockholders of our dissolution and plan of distribution, legal fees and other filing fees. We believe that there should be sufficient funds available from the interest earned on the trust account and released to us as working capital, to fund the $75,000 to $125,000 in costs and expenses.

     If we were unable to conclude an initial business combination and expended all of the net proceeds of this offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, net of income taxes payable on such interest and net interest income on the trust account balance previously released to us to fund working capital and general corporate requirements, the initial per-share liquidation price would be approximately $9.80, or $0.20 less than the per share offering price of $10.00 (assuming that the entire purchase price of the units was allocated to the common stock). The per share liquidation price includes approximately $4,020,000 in deferred underwriting discounts and commissions (or $4,623,000 if the underwriters’ over-allotment option is exercised in full) that would also be distributable to our public stockholders.

     The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would be prior to the claims of our public stockholders. Although we will seek to have all vendors, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against our assets, including the funds held in the trust account. If any third party refused to execute an agreement waiving such claims to the monies held in the trust account, we would perform an analysis of the alternatives available to us if we chose not to engage such third party and evaluate if such engagement would be in the best interest of our stockholders if such third party refused to waive such claims. Examples of possible instances where we may engage a third party that refused to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a provider of required services willing to provide the waiver. In any event, our management would perform an analysis of the alternatives available to it and would only enter into an agreement with a third party that did not execute a waiver if management believed that such third party’s engagement would be significantly more beneficial to us than any alternative. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason.

     Each of Paul K. Kelly and James D. Dunning, Jr. have agreed that, if we dissolve prior to the consummation of a business combination, they will indemnify us (each in an amount proportional to the number of shares owned as compared to all of them as a group) for all claims of creditors (including claims of lawyers, accountants, printers and investment bankers) or any potential target businesses, to the extent we fail to obtain valid and enforceable waivers from such parties to ensure that the proceeds in the trust account are not reduced. This includes all unwaived claims of creditors, including those that are subject to a pending action, suit, or proceeding to which we are a party. However, we cannot assure you that either of them will be able to satisfy those obligations. Under these circumstances, our board of directors, a majority of which are independent directors, would have a fiduciary obligation to our stockholders to bring a claim against Paul K. Kelly and James D. Dunning, Jr. to enforce their liability obligation. Neither of Paul K. Kelly and James D. Dunning, Jr. will be personally liable to pay any of our debts and obligations except as provided above. We do not intend to take any additional measures to ensure that the funds in the trust account will not be depleted by claims against the trust account. Accordingly, we cannot assure you that due to claims of creditors the actual per-share liquidation price will not be less than $9.80, plus interest, net of income taxes payable on such interest and net of interest income on the trust account balance previously released to us to fund working capital and general corporate requirements. Additionally, if we do not complete an initial business combination and the trustee must distribute the balance of the trust account, the underwriters have agreed that (i) on our liquidation they will forfeit any rights or claims to their deferred underwriting discounts and commissions, including any accrued interest thereon, then in the trust account and (ii) the deferred underwriting discounts and commission will be distributed on a pro rata basis among the public stockholders, together with any accrued interest thereon and net of income taxes payable on such interest.

     Our public stockholders shall be entitled to receive funds from the trust account only in the event of our dissolution or if the stockholders seek to have us redeem their respective shares for cash in connection with (i) a vote against the extended period which is approved by our stockholders or (ii) a vote against our initial business combination which is actually completed by us. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account. Prior to our completing an initial business combination or liquidating, we are permitted only to have released from the trust account interest income to pay taxes and up to an aggregate of $3.0 million of the interest income, net of taxes, earned on the trust account, net of taxes payable, to fund our working capital and general corporate requirements.

     We will notify the trustee of the trust account to begin liquidating such assets promptly after we are required to liquidate in accordance with Delaware law and anticipate it will take no more than 10 business days to effectuate such distribution. Our existing stockholders have agreed to waive their rights to participate in any liquidation distribution with respect to their existing stockholders’ shares. There will be no distribution from the trust account with respect to our warrants, which will expire worthless. We will pay the costs of liquidation from our remaining assets outside of the trust account. If such funds are insufficient, Paul K. Kelly and James D. Dunning, Jr. have agreed to advance us the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $75,000 to $125,000) and have agreed not to seek repayment of such expenses.

     If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the trust account to our public stockholders promptly after 18 or 24 months after consummation of this offering (or 36 months from the date of this prospectus (as applicable)), this may be viewed or interpreted as giving preference to our public stockholders over any potential creditors with respect to access to or distributions from our assets. To the extent any bankruptcy court claims deplete the trust account, we cannot assure you we will be able to return to our public stockholders the liquidation amounts payable to them. Furthermore, our board may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Amended and Restated Certificate of Incorporation

     Our amended and restated certificate of incorporation sets forth certain requirements and restrictions relating to this offering that apply to us until the consummation of a business combination. Specifically, our amended and restated certificate of incorporation provides, among other things, that:

  if we have entered into a letter of intent or definitive agreement with respect to a business combination within 18 months of the consummation of this offering, and we anticipate that we may not be able to consummate a business combination within 24 months, we may seek stockholder approval to extend the period of time to consummate a business combination by an additional 12 months. In such case, we will present such proposal to our stockholders. In order to approve the extended period, we must receive stockholder approval of a majority of our common stock voted by our public stockholders and public stockholders owning less than 33.33% of the common stock purchased by the public stockholders in this offering both vote against the extended period and exercise their redemption rights;

  if we do not enter into a letter of intent, agreement in principle or a definitive agreement within 18 months after the consummation of this offering, or if the holders of 33.33% or more of the shares sold in this offering vote against the proposed extension beyond 24 months to 36 months and elect to redeem their shares for a pro rata share of the trust account or we do not receive stockholder approval for such extension and we are not be able to complete our initial business combination within such 24 month period, our corporate purposes and powers will immediately thereupon be limited to acts and activities related to dissolving and winding up our affairs, including liquidation, and we will not be able to engage in any other business activities;

  our corporate existence will cease 36 months after the date of this prospectus except for the purposes of winding up our affairs and liquidating pursuant to Section 278 of the Delaware General Corporation Law, if we are unable to complete a business combination;

  if the extended period is approved, public stockholders who voted against such proposal and exercised their redemption rights will receive their pro rata share of the trust account;

  prior to the consummation of our initial business combination, we shall submit such business combination to our stockholders for approval;

  we may consummate our initial business combination if: (i) the business combination is approved by a majority of the common stock voted by our public stockholders, (ii) an amendment to our amended and restated certificate of incorporation allowing our perpetual existence is approved by a majority of our outstanding common stock and (iii) stockholders owning less than 33.33% of the common stock purchased by the public stockholders in this offering exercise their redemption rights (on a cumulative basis, including shares redeemed in connection with our seeking stockholder approval for the extended period, if applicable);

  if our initial business combination is approved and consummated, public stockholders who voted against the business combination and exercised their redemption rights will receive their pro rata share of the trust account;

  if a business combination is not consummated or a letter of intent, an agreement in principle or a definitive agreement is not signed within the time periods specified in this prospectus, then we will be dissolved and distribute to all of our public stockholders their pro rata share of the trust account;

  our management will take all actions necessary to liquidate our trust account to our public stockholders as part of our plan of distribution if a business combination is not consummated or a letter of intent, an agreement in principle or a definitive agreement is not signed within the time periods specified in this prospectus;

  our stockholders’ rights to receive a portion of the trust fund are limited such that they may only receive a portion of the trust fund upon liquidation of our trust account to our public stockholders as part of our plan of distribution or upon the exercise of their redemption rights; and

  we may not consummate any other merger, capital stock exchange, stock purchase, asset acquisition or control through contractual arrangements or similar transaction other than a business combination that meets the conditions specified in this prospectus, including the requirement that our initial business combination be with one or more operating businesses whose fair market value, either individually or collectively, is equal to at least 80% of the amount in the trust account (excluding deferred underwriting discounts and commissions) at the time of such business combination.

     The above-referenced requirements and restrictions included in our amended and restated certificate of incorporation may only be amended prior to consummation of a business combination with the vote of our board of directors and the affirmative vote of at least 80% of the voting power of our outstanding voting stock. In light of the requirement that we obtain the approval of at least 80% of the voting power of our stockholders, we do not anticipate any changes to such requirements and restrictions prior to our consummation of a business combination, if any. Although we believe that this 80% threshold is valid under Delaware law, this provision has not been reviewed or opined upon as valid by Delaware counsel.

Comparison of This Offering to Those of Blank Check Companies Subject to Rule 419

     The following table compares the terms of this offering to the terms of an offering by a blank check company subject to the provisions of Rule 419. This comparison assumes that the gross proceeds, underwriting discounts and underwriting expenses of our offering would be identical to those of an offering undertaken by a company subject to Rule 419, and that the underwriters will not exercise their over-allotment option. None of the provisions of Rule 419 apply to our offering.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Escrow of offering proceeds	Approximately $117.6 million of	$100,440,000 of the offering
	the net offering and private	proceeds would be required to be
	placement proceeds, including	deposited into either an escrow
	$4,020,000 in deferred	account with an insured depositary
	underwriting discounts and	institution or in a separate bank
	commissions, will be deposited	account established by a broker-
	into a trust account at JP Morgan	dealer in which the broker-dealer
	Chase maintained by Continental	acts as trustee for persons having
	Stock Transfer & Trust Company,	the beneficial interests in the
	as trustee.	account.

Investment of net proceeds	The $117.6 million of net offering	Proceeds could be invested only in
	proceeds held in the trust account will	specified securities such as a
	only be invested in U.S. “government	money market fund meeting
	securities,” as defined under the	conditions of the Investment
	Investment Company Act of 1940, and	Company Act of 1940 or in
	one or more money market funds,	securities that are direct obligations
	selected by us, which invest principally	of, or obligations guaranteed as to
	in either short-term securities issued or	principal or interest by, the United
	guaranteed by the United States having	States.
a rating in the highest investment
category granted thereby by a
recognized credit rating agency at the
time of acquisition or short-term tax
exempt municipal bonds issued by
governmental entities located within
the United States.

Limitation on fair value or net
assets of target business	The initial target business that we	The fair value or net assets of a tar
	acquire must have a fair market value	get business must represent at least
	equal to at least 80% of the balance in	80% of the maximum offering
	the trust account (excluding deferred	proceeds.
underwriting discounts and commissions
of $4,020,000) at the time of such
business combination.

Trading of securities issued	The units will begin trading on or	No trading of the units or the
	promptly after the date of this	underlying common stock and
	prospectus. The common stock and	warrants would be permitted until
	warrants comprising the units will begin	the consummation of a business
	separate trading on the 35th day after	combination. During this period,
	the date of this prospectus, unless	the securities would be held in the
	Citigroup Global Markets Inc.	escrow or trust account.
determines that an earlier date is

	Terms of Our Offering	Terms Under a Rule 419 Offering
acceptable, subject to our having filed
the Current Report on Form 8-K
described below and having issued a
press release announcing when such
separate trading will begin. In no event
will the common stock and warrants be
traded separately until we have filed a
Current Report on Form 8-K with the
SEC containing an audited balance
sheet reflecting our receipt of the gross
proceeds of this offering. We will file
the Current Report on Form 8-K upon
the consummation of this offering,
which is anticipated to take place four
business days from the date of this
prospectus.

Exercise of the warrants	The warrants cannot be exercised until	The warrants could be exercised
	the later of the consummation of a	prior to the consummation of a
	business combination or one year from	business combination, but
	the date of this prospectus (assuming	securities received and cash paid in
	in each case that there is an effective	connection with the exercise would
	registration statement covering the	be deposited in the escrow or trust
	shares of common stock underlying	account.
the warrants in effect) and, accordingly,
will only be exercised after the trust
account has been terminated and
distributed.

Election to remain an investor	Stockholders will have the opportunity	A prospectus containing
	to vote on the extended period and the	information about the acquisition
	initial business combination. Each	required by the SEC would be sent
	stockholder will be sent a proxy	to each investor. Each investor
	statement containing information	would be given the opportunity to
	required by the SEC. A stockholder	notify the company in writing,
	following the procedures described in	within a period of no less than 20
	this prospectus is given the right to	business days and no more than 45
	cause us to redeem his, her or its shares	business days from the effective
	for a pro rata share of the trust account,	date of a post-effective amendment
	before payment of deferred	to the company’s registration
	underwriting discounts and	statement, to decide if he, she or it
	commissions and including accrued	elects to remain a stockholder of
	interest, net of income taxes on such	the company or require the return
	interest and net of up to an aggregate	of his, her or its investment. If the
	of $3.0 million (subject to adjustment)	company has not received the
	of the interest income, net of taxes,	notification by the end of the 45th
	earned on the trust account balance and	business day, funds and interest or
	released to us to fund our working	dividends, if any, held in the trust
	capital and general corporate	or escrow account are
	requirements. However, a stockholder	automatically returned to the
	who does not follow these procedures	stockholder. Unless a sufficient
	or a stockholder who does not take any	number of investors elect to remain

	Terms of Our Offering	Terms Under a Rule 419 Offering
	action would not be entitled to the	investors, all funds on deposit in
	return of any funds from the trust	the escrow account must be
	account. If a majority of the shares of	returned to all of the investors and
	common stock voted by the public	none of the securities are issued.
stockholders are not voted in favor of
the extended period we will not extend
the period of time to consummate a
business combination to 36 months. If a
majority of the shares of common stock
voted by the public stockholders are not
voted in favor of a proposed initial
business combination but 18 or 24
months has not yet passed since the
consummation of this offering, we may
seek other target businesses with which
to effect our initial business combination
that meet the criteria set forth in this
prospectus. If at the end of the 18, 24
or 36 month period, as applicable, we
have not obtained stockholder approval
for an initial business combination, we
will dissolve and liquidate and promptly
distribute the proceeds of the trust
account, including accrued interest, net
of income taxes on such interest and net
of interest income previously released
to us to fund our working capital and
general corporate requirements.

Business combination deadline	Our initial business combination must	If an acquisition has not been
	occur within 18 months after the	consummated within 18 months
	consummation of this offering or	after the effective date of the
	within 24 months after the	company’s registration statement,
	consummation of this offering if a	funds held in the trust or escrow
	letter of intent or definitive agreement	account are returned to investors.
relating to a prospective business
combination is executed before the
18-month period ends or 36 months
if the extended period, if any, is
approved; if our initial business
combination does not occur within
these time frames and we are dissolved
as described herein, funds held in the
trust account, including deferred
underwriting discounts and
commissions, will be returned to
investors as promptly as practicable,
including accrued interest, net of
income taxes on such interest and net
of interest income previously released
to us to fund our working capital and
general corporate requirements. If we

	Terms of Our Offering	Terms Under a Rule 419 Offering
do not enter into a letter of intent,
agreement in principle or a definitive
agreement within 18 months after the
consummation of this offering, or if the
holders of 33.33% or more of the shares
sold in this offering vote against the
proposed extension beyond 24 months
to 36 months and elect to redeem their
shares for a pro rata share of the trust
account or we do not receive stockholder
approval for such extension (and we are
not be able to complete our initial
business combination within such 24
month period), our corporate purposes
and powers will immediately thereupon
be limited to acts and activities related to
dissolving and winding up our affairs,
including liquidation, and we will not be
able to engage in any other business
activities. Our amended and restated
certificate of incorporation further
provides that our corporate existence
will automatically cease 36 months after
the date of this prospectus except for the
purposes of winding up our affairs and
liquidating pursuant to Section 278 of
the Delaware General Corporation Law.
However, in connection with the vote to
approve our initial business combination,
our public stockholders will also vote to
amend this provision to allow for our
perpetual existence. If the business
combination and amendment to our
certificate of incorporation are approved
by a majority of the votes cast by our
public stockholders, then the provision
will be amended to allow for our
perpetual existence.

Release of funds	Except with respect to interest income	The proceeds held in the escrow
	released to us, as described elsewhere	account are not released until the
	in this prospectus, the proceeds held	earlier of the consummation of a
	in the trust account will not be released	business combination or the failure
	until the vote against the extended	to effect a business combination
	period or the earlier of the	within the allotted time.
consummation of our initial business
combination or the failure to complete
our initial business combination within
the allotted time.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Interest earned on funds in the
trust account	Up to an aggregate of $3.0 million of	The interest earned on proceeds
	interest earned, net of taxes, on the	held in the trust account (net of
	trust account will be released to us to	taxes payable) would be held for
	fund our working capital and general	the sole benefit of investors, and
	corporate requirements. Stockholders	we would be unable to access
	who redeem their shares of common	such interest for working capital
	stock for cash in connection with the	purposes.
extended period or a business
combination will not receive any
portion of that amount that has been
previously released to us; upon our
liquidation, stockholders shall be
entitled to a portion of the interest
earned on funds held in trust, if any,
not previously released to us to fund
our working capital and general
corporate requirements, net of taxes
payable on such funds held in trust.

Competition

     In identifying, evaluating and selecting a target business for a business combination, we may encounter intense competition from other entities having a business objective similar to ours including other blank check companies, private equity groups and leveraged buyout funds, and operating businesses seeking acquisitions. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than us. While we believe there are numerous potential target businesses with which we could combine, our ability to acquire larger target businesses will be limited by our available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore:

  our obligation to seek stockholder approval of our initial business combination or obtain necessary financial information may delay the consummation of a transaction;

  our obligation to redeem for cash the shares of common stock held by our public stockholders who vote against the business combination and exercise their redemption rights may reduce the resources available to us for a business combination;

  our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses; and

  the requirement to acquire an operating business that has a fair market value equal to at least 80% of the balance of the trust account at the time of the acquisition (excluding deferred underwriting discounts and commissions of $4,020,000 or $4,623,000 if the underwriters’ over-allotment option is exercised in full) could require us to acquire the assets of several operating businesses at the same time, all of which sales would be contingent on the closings of the other sales, which could make it more difficult to consummate the business combination.

     Based on publicly available information we believe there are nine blank check companies registered in the US that have expressed an intention to focus their acquisition efforts in China as of October 13, 2007 and have not yet publicly identified a potential acquisition target. These companies are China Fortune Acquisition Corp., China Discovery Acquisition Corp, China Healthcare Acquisition Corp., China Opportunity Acquisition Corp., China Growth North Acquisition Corporation, China Growth South Acquisition Corporation, Shine Media Acquisition Corp., Pantheon China Acquisition Corp., and Middle Kingdom Alliance Corp. These companies have raised an aggregate of approximately $385.0 million through their public offerings. The Company cannot determine with certainty the amount held in trust for each of these offerings, but estimates that approximately 98% of the proceeds raised remain in trust for those companies that have not completed their initial business combination.

     Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination.

Facilities

     We currently maintain our executive offices at 33 Riverside Avenue, 5th Floor, Westport, CT 06880. The cost for this space will be included in the $10,000 per-month fee described above that Stuart Management Co. will charge us for office space, administrative services and secretarial support for a period commencing on the date of this prospectus and ending on the earlier of our consummation of a business combination or our liquidation. We believe, based on rents and fees for similar services in the New York metropolitan area that the fee that will be charged by Stuart Management Co. is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space adequate for our current operations.

Employees

     We currently have two officers. These individuals are not obligated to devote any specific number of hours to our business and intend to devote only as much time as they deem necessary to our business. We intend to hire employees and/or consultants, possibly including certain full time employees and/or consultants, in order to assist us in the search, due diligence for and consummation of a business combination. Following the closing of this offering, we will reserve approximately 300,000 (345,000 shares if the underwriters exercise their over-allotment option in full) of our authorized but unissued shares of common stock, representing 2.5% of the amount of this offering, to be issued in the form of stock options and/or warrants to employees or consultants of the Company, to be exercisable only following the successful consummation of a business combination.

Special Advisors

     In addition to our board of directors, Soopakij (Chris) Chearavanont and Ruey Bin Kao will act as our special advisors. Highlights of Mr. Chearavanont’s and Mr. Kao’s experience are included in the Management section of this prospectus. We are prohibited from compensating Mr. Chearavanont or Mr. Kao for any advisory services they render to us. Since our special advisors are not officers, directors, employees or consultants to us, they are under no legal, contractual or other special duty to us or our stockholders with regard to any matter, including any conflict of interest, and neither of them nor any of their affiliates are bound by any contractual agreement or arrangement with us.

Periodic Reporting and Financial Information

     We have registered our securities under the Exchange Act and after this offering will have public reporting obligations, including the filing of annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, our annual report will contain financial statements audited and reported on by our independent registered public accounting firm and our quarterly reports will contain financial statements reviewed by our independent registered public accounting firm.

     We will not acquire a target business if we cannot obtain audited financial statements based on United States generally accepted accounting principles for such target business. We will provide these financial statements in the proxy solicitation materials sent to stockholders for the purpose of seeking stockholder approval of our initial business combination. Our management believes that the need for target businesses to have, or be able to obtain, audited financial statements may limit the pool of potential target businesses available for acquisition.

     We may be required to comply with the internal control requirements of the Sarbanes-Oxley Act for the fiscal year ending December 31, 2007. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

Legal Proceedings

There is no material litigation currently pending against us or any of our directors in their capacity as such.

MANAGEMENT

Directors and Executive Officer

     Our directors and executive officers as of the date of this prospectus are as follows:

Name	Age	Position
Paul K. Kelly	67	Chairman of the Board, Chief Executive Officer, Secretary and
		Treasurer
James D. Dunning, Jr.	60	President and Director
Alan G. Hassenfeld	58	Director
Gregory E. Smith	51	Director
Xiao Feng	45	Director
Cheng Yan Davis	65	Director

     Paul K. Kelly is our Chairman of the Board and Chief Executive Officer. Since February 1992, Mr. Kelly has been the President and Chief Executive Officer of Knox & Co., an investment banking firm specializing in mergers and acquisitions, corporate restructuring and international financial advisory services for clients in the U.S., Asia, and throughout the world. In 2004, Mr. Kelly formed the Westgate Group, Inc., a strategic advisory firm focusing upon identifying and implementing cross-border business opportunities for clients with an emphasis on Asia and the Pacific Basin, for which he acts as Chairman, CEO, and is the majority shareholder. Mr. Kelly is also the President, Chief Executive Officer and sole shareholder of PH II, Inc., a privately held investment company which has investments in the United States and New Zealand. He has held these positions with PH II since 1988. Mr. Kelly also serves as Chairman and Chief Executive Officer of Knox Enterprises, Inc., successor to THT Inc., a privately held diversified manufacturing company. In 1996, Mr. Kelly founded the Carrington Club, a golf resort and karikari estate and winery in New Zealand for which he is the owner and Edgewater Developers, a real estate development company in New Zealand. From 1985 to 1990 Mr. Kelly served as President and Chief Executive Officer of Peers & Co., an international investment banking firm. From 1984 to 1985 Mr. Kelly was the President and a director of Quadrex Securities Corp. From 1982 to 1984 he was an Executive Vice President and Director of Dean Witter Reynolds, Inc., responsible for all investment banking activities for financial institutions. Mr. Kelly also served as Managing Director and a member of the Management Committee of Merrill Lynch White Weld Capital Markets Group from 1980 to 1982 where he was responsible for all investment banking activities for financial institutions on a worldwide basis, and was also senior banker to Merrill Lynch & Co., the holding company for all Merrill Lynch interests. From 1978 to 1980 Mr. Kelly was Executive Vice President, Director and member of the Executive Committee of Blyth Eastman Dillon, where he was co-head of the Corporate Finance Department. He was responsible for all new business activities for the firm and headed the Financial Institutions Group. Among the other positions held by Mr. Kelly prior to 1978 include his positions from 1968 to 1975 as Vice President of The First Boston Corporation where he established the commercial paper department and was responsible for all corporate finance new business activities and as a partner, member of the management committee and head of investment banking for Prescott, Ball & Turbin from 1975 to 1978. Mr. Kelly is a member of the Board of Trustees of the University of Pennsylvania, a member of the Business School Advisory Board of the University of Auckland (NZ), and a member of the New Zealand Business Roundtable. In addition, he is a member of the Director’s Advisory Board of the Yale Cancer Center. He is a past director of American Life and Health Insurance Company of New York, The Chicago Sun-Times Corporation, Hydrox Corporation, Ltd. (New Zealand), MCR Corporation, and Porta Systems Corporation (ASE). He graduated from the University of Pennsylvania in 1962 and received an MBA in Finance from the Wharton School in 1964.

     James D. Dunning, Jr. is our President and a member of our Board of Directors. Since April 2006 Mr. Dunning has been the Chairman of Doubledown Media, LLC, a multimedia platform and database company targeting high net worth individuals. Since January 1992, Mr. Dunning has served as Chairman of the Dunning Group, Inc., a private media company specializing in media leveraged buyouts. From April 2003 to March 2004, Mr. Dunning was a partner at Michaelson & Co., a hedge fund. From April 2000 to August 2001, Mr. Dunning was Chairman, President and CEO of Ziff Davis Media, Inc., a leading technology and Internet magazine publisher in the United States. Mr. Dunning led the management team that acquired Ziff-Davis Publishing Inc. from Ziff Davis Inc., and Softbank in December 1999. In August 1999 Mr. Dunning led the purchase of USA Pubs, Inc., a magazine subscription database and business acquisition company, and until August 2001 he served as the

Chairman and CEO of USA Pubs, Inc. From January 1999 to August 1999 Mr. Dunning was the Chairman and CEO of EMAP Petersen. From 1996 until it was acquired in December 1999, Mr. Dunning served as Chairman, President and CEO of The Petersen Companies, Inc. He led the management team that purchased Petersen Publishing in September 1996 from its founder, Robert E. Petersen. During Mr. Dunning’s tenure at Petersen it developed from a publisher of special interest magazines into a complete marketing solutions company and one of the largest publishers of special-interest magazines in the U.S. In 1992, Mr. Dunning led the group that purchased Transwestern Publishing Company (a division of US West, Inc.) a yellow pages and database company. From 1992 to 1997 Mr. Dunning served as Chairman and CEO of Transwestern Publishing Company. While at Transwestern Publishing Company, Mr. Dunning led the buyout of SRDS, a media database and directory business and served as the Chairman of the Board from 1994 to 1995. In 1987 he led a buyout of Yellow Book, which went public as Multi-Local Media Information Group (Yellow Book), a public yellow pages and directory company and served as Chairman, President and CEO until 1992. From 1985 to 1986, Mr. Dunning served as Executive Vice President for Ziff Davis Communications, Inc. Prior to establishing his buyout businesses, Mr. Dunning was an investment banker from 1982 to 1985 at Thomson McKinnon Securities, Inc., one of the leading investment banking firms during that time. He served as Senior Vice President and Director of Corporate Finance and was in charge of the firms mergers and acquisitions practice and venture capital and leveraged leasing groups. Mr. Dunning is a member of the Board of Trustees of the University of Pennsylvania and an Overseer of Athletics at the University of Pennsylvania. He is also a member of the Board of Trustees of Deerfield Academy. He is a member of the audit committees of both the University of Pennsylvania and Deerfield Academy. He is a Director of TennAids-Peer Corp. He graduated from the Wharton School of Business at the University of Pennsylvania in 1970 with a B.S. in Economics.

     Alan G. Hassenfeld has been a member of our board of directors since our inception. Since 1989, Mr. Hassenfeld has been Chairman of the Board of Hasbro, Inc., one of the largest toy manufacturers in the world. The substantial majority of Hasbro’s products are manufactured in China. From 1989 until May 2003 Mr. Hassenfeld also served as the Chief Executive Officer of Hasbro and from 1989 to 1999 he served as President of Hasbro. Mr. Hassenfeld is also a director of salesforce.com, a provider of on-demand customer relationship management services. He serves on the Board of Trustees at Bryant University and the University of Pennsylvania, on the Board of Overseers of the Harvard School of Public Health, as a member of the Executive Committee of the Dean’s Council at Harvard University’s John F. Kennedy School of Government, and as Trustee Emeritus at Brown University. Mr. Hassenfeld serves as Chairman of the World Scholar Athlete Games and The Jerusalem Foundation; Co-Chairman of the governing body of the International Council of Toy Industries CARE Process; Chief Advisor of the Chinese Toy Association; Chairman of Rhode Island Separation of Powers (RISOP); and as director of Operation Smile, Refugees International, the Hasbro Charitable Trust, and Miriam Hospital. He has received honorary degrees from Bryant College, Roger Williams University, Johnson and Wales University, Rhode Island College and Waterford Institute of Technology (Ireland). He graduated from the University of Pennsylvania in 1970. Mr. Hassenfeld is a former chair of the College House Advisory Board at the University of Pennsylvania and a former member of the Board of Overseers of the School of Arts and Sciences. Mr. Hassenfeld established the Hassenfeld Undergraduate Education Fund for Urban Studies and created the Hassenfeld Humanities Term Professorship, both in the School of Arts and Sciences at the University of Pennsylvania.

     Gregory E. Smith has been a member of our board of directors since our inception. Mr. Smith is the President and CEO of Cicada, which he founded in 1998. Cicada provides data management technology and compliance solutions to financial institutions, exchanges and data vendors. Cicada operates its principal software development operations in Hong Kong and Shenzen, China. Prior to founding Cicada, Mr. Smith served as Senior Vice President for Content at Dow Jones Markets (Telerate) from 1997 until Dow Jones Markets was sold to Bridge Information Systems, Inc. As Senior Vice President for Content, Mr. Smith was responsible for all content created, licensed, contributed to, or otherwise distributed by Dow Jones Markets. Mr. Smith was a member of the Executive Committee of Dow Jones Markets. Before joining Dow Jones, Mr. Smith was President of Indepth Data Inc., from its founding in 1985 until June 1997, when Indepth was sold to Dow Jones & Company. Indepth Data, founded by Mr. Smith, produced and distributed comprehensive coverage of the taxable fixed income markets in the United States and the government and Eurobond markets in Europe. Prior to establishing Indepth Data in 1985, Mr. Smith was an investment banker at Thomson McKinnon, where he was a Vice President covering the financial services sector and technology. Prior to joining Thomson McKinnon in 1983, Mr. Smith was an investment banking associate with E. F. Hutton. Prior to joining E.F. Hutton in 1981 Mr. Smith was in the doctoral pro-

gram of the University of Chicago Graduate School of Business. Mr. Smith is a 1978 graduate of Brown University where he received honors in Economics.

     Xiao Feng has been a member of our board of directors since our inception. Mr. Feng is the founder of Bosera Asset Management Co., Ltd., one of the largest fund management companies in China. He established Bosera Asset Management in 1998 and has served as vice chairman and president of Bosera Asset Management since its inception. Prior to the establishment of Bosera, Mr. Feng was deputy director of the China Securities Regulatory Commission’s Shenzhen Office, where he was responsible for supervising the business practice of securities firms in Shenzhen, one of the country’s financial centers. Prior to that, he worked with the People’s Bank of China Shenzhen Office, as well as Shenzhen Konka Group. Mr. Feng received a Ph.D. from Nankai University.

     In 2000, the China Securities Regulatory Commission launched an investigation into Bosera Asset Management Co., Ltd. (“Bosera”), a fund management company founded by one of our directors, Xiao Feng. The investigation closed in February 2002 with an order to rectify the violation of self-trading rules by Bosera and certain of its employees. No administrative action was taken against Mr. Feng as a result of this investigation. During the investigation Mr. Feng remained Vice Chairman of Bosera, his license to engage in the fund management business was suspended and he stepped down from his post as CEO. At the conclusion of the investigation, PRC regulatory authorities approved Mr. Feng’s return to the position of CEO of Bosera Asset Management Co., Ltd. and his license was reinstated.

     Cheng Yan Davis has been a member of our board of directors since our inception. Since 1993, Ms. Davis has been the Vice Dean of International Programs and Development at the University of Pennsylvania Graduate School of Education (GSE International). GSE International was established by Ms. Davis in 1993, and was the first international programs office among Ivy League graduate schools of education in the U.S. Ms. Davis also serves as a Special Advisor to the President of the University of Pennsylvania on internationalization efforts. GSE International has developed many specialized training programs for groups ranging from government officials and university presidents to finance executives and corporate CEOs. Among these programs are training programs for Chief Executive Officers and leading executives in the Chinese securities and mutual fund industries, created in conjunction with the Wharton School. Over the past three years, the Penn-Securities Association of China Program and the Penn-China Mutual Fund CEO Leadership Program have trained over one hundred Chinese executives in the latest theories and practices of the U.S. finance sector. Since 1998, Ms. Davis has worked with Morgan Stanley on the International Conference on Higher Education Management in Shanghai, the establishment of the China Center, which focuses on management training for U.S. - China joint ventures, and the China Pension Program, which works with the state council of China in designing the architecture and training of a senior workforce in comprehensive pension management. Ms. Davis has also worked with CIGNA and Lucent Technologies on various professional education projects since 1997, designing a variety of training and professional development programs. Ms. Davis also serves as an advisor on quality workforce standards for the Shanghai Municipal Government and the Shanghai Foreign Trade Commission. Since 1997, Ms. Davis has been invited to the Shanghai’s Mayor’s International Advisory Council as a special observer and to offer suggestions on Shanghai human resource development and workforce training. Ms. Davis has also been invited to custom design new programs for China Telecom and China Industrial Commercial Bank. These programs were designed in preparation of China’s entry into the World Trade Organization. Ms. Davis initiated former President Jiang Zemin’s visit to the University of Pennsylvania in 1997. Ms. Davis is a board member of the New York Film Academy, Senior Advisor to Motorola and Oracle on international government relations, and Advisor Professor to East China Normal University. In addition, she has served as the Senior Observer for the Shanghai International Business Leaders Advisory Council for the past fifteen years. She has received numerous recognitions for her many contributions, including the first-ever PennGSE Alumni Pioneers Award. Ms. Davis has a degree in Russian and English from Shichuan Foreign Language University in China and an Ed D in Education from the Graduate School of Education at the University of Pennsylvania.

Special Advisors

     Our special advisors will not participate in managing our operations. We have no arrangements or agreements with our special advisors to provide services to us. We expect that our special advisors will simply provide advice, introductions to potential targets, and assistance to us, at our request, only if they are able to do so. Nevertheless, we believe with their business backgrounds and extensive contacts, our special advisors will be helpful to our search for a target business and our consummation of a business combination.

     Soopakij (Chris) Chearavanont has been a special advisor to the company since our inception. Since 1993, Mr. Chearavanont has been a Director and the Chairman of True Visions Public Company Limited (formerly United Broadcasting Corporation Public Company Limited), the largest cable and satellite television operator in Thailand. Since 1995, Mr. Chearavanont has been a Director and the Chairman of Chia Tai Enterprises International Ltd., a holding company for agricultural, property and retail businesses. Since 1995, Mr. Chearavanont has been the Vice Chairman of Charoen Pokphand Group - Real Estate and Land Development Business (Thailand). Since 1995, Mr. Chearavanont has been a Director and Chairman of Fortune Leasing Company Ltd., a car leasing company, Mass Gain Investments Ltd., an investment company, Beijing Lotus Supermarket Chain Store Co., Ltd., a retail company, Chia Tai Lotus (Shanghai) Company Ltd., a retail company, and Shanghai Kinghill Ltd., a property company. Also since 1995, Mr. Chearavanont has been a Director and Vice Chairman of Chia Tai Vision Ltd., a Chinese television programming company. Mr. Chearavanont also serves on the Board of Directors of C.P. Seven-Eleven Public Company Ltd. and True Corporation Public Company Ltd. Since 2003, Mr. Chearavanont has been a member of Fudan Incentive Management Fund Committee of Fudan University. Mr. Chearavanont currently serves as a management committee member of Chia Tai International Center of Peking University and as an adviser of the Standing Committee on Public Health of Representatives. Mr. Chearavanont was awarded with Bai Yu Lan from Shanghai Government in 2006. Since 2005, Mr. Chearavanont has been Vice President of Thai-Chinese Promotion of Investment and Trade Association. Since 2004, Mr. Chearavanont has been Vice President of Thailand Equestrian Federation. Mr. Chearavanont is a committee member of Cultural Promotion Fund of Office of The National Cultural Commission in Thailand. Since 2003, Mr. Chearavanont has been the Vice Chairman of Thailand - the PRC Business Council and the member of Young Thai Entrepreneurs Assembly. Since 1993, he has been a committee member on Youth, Women and the Elderly. Mr. Chearavanont has a B.S. in the College of Business and Public Administration of New York University.

     Ruey Bin Kao has been a special advisor to our company since August 30, 2007. Since April 2005, Mr. Kao has been the President of Motorola (China) Electronics Ltd (Motorola). From June 2000 to April 2005, Mr. Kao was general manager at Motorola responsible for Motorola’s infrastructure business in Greater China. Prior to that, from 1993 until 2000, Mr. Kao was a Senior Manager at Motorola. Mr. Kao was also acting President of Motorola from August to December 2003. Prior to joining Motorola, Mr. Kao held various positions in AT&T Bell Labs in the United States and China. Mr. Kao is currently on the Board of Directors of Shenghua Group Corporation Ltd. Mr. Kao received his Doctor of Business Administration from Hong Kong Polytechnic University in 2005. Mr. Kao also has a master’s degree in Computer and Information Science from the University of Delaware and a bachelor’s degree in Computer Science from Tamkang University in Taiwan.

Number and Terms of Office of Directors

     Upon consummation of this offering, our board of directors will consist of 6 directors. These individuals will play a key role in evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating our acquisition.

Executive Officers and Director Compensation

     None of our officers, directors or shareholders have received any compensation for services rendered to us and no compensation of any kind, including finder’s and consulting fees, will be paid to any such individuals, or any of their respective affiliates, for services rendered to us prior to or in connection with a business combination.

     Our Chief Executive Officer, Paul K. Kelly and our President, James D. Dunning, Jr. have purchased an aggregate of 3,450,000 shares of common stock (450,000 of which we are subject to forfeiture if the underwriters do not exercise their over-allotment option) for a an aggregate purchase price of $28,750. As the price paid was fair market value at the time, we do not consider the value of the shares of common stock at the offering price to be compensation. Rather, we believe that because they own such shares, no compensation (other than reimbursement of out of pocket expenses) is necessary and such persons agreed to serve in such role without compensation.

     On September 14, 2007, Paul K. Kelly and James D. Dunning, Jr. sold shares owned by them to the persons named below for approximately $0.01 per share in transactions exempt from registration under the Securities Act:

          Paul K. Kelly transferred 258,650 shares to Alan G. Hassenfeld.
          James D. Dunning, Jr. transferred 258,650 shares to Alan G. Hassenfeld.
          Paul K. Kelly transferred 64,650 shares to Gregory E. Smith.

          James D. Dunning, Jr. transferred 64,650 shares to Gregory E. Smith.
          Paul K. Kelly transferred 51,750 shares to Cheng Yan Davis.
          James D. Dunning, Jr. transferred 51,750 shares to Cheng Yan Davis.
          Paul K. Kelly transferred 25,850 shares to Xiao Feng.
          James D. Dunning, Jr. transferred 25,850 shares to Xiao Feng.
          Paul K. Kelly transferred 25,850 shares to Soopakij (Chris) Chearavanont.
          James D. Dunning, Jr. transferred 25,850 shares to Soopakij (Chris) Chearavanont.
          Paul K. Kelly transferred 25,850 shares to Ruey Bin Kao.
          James D. Dunning, Jr. transferred 25,850 shares to Ruey Bin Kao.

     All such transfers were exempt from registration pursuant to Sections 4(1) and 4(2) of the Securities Act, due to the limited number of individuals involved and their status as accredited investors.

     We have agreed to pay Stuart Management Co., an affiliate of Paul K. Kelly, a total of $10,000 per month for office space, administrative services and secretarial support for a period commencing on the date of this prospectus and ending on the earlier of our consummation of a business combination or our liquidation. This arrangement is being agreed to by Stuart Management Co. for our benefit and is not intended to provide Stuart Management Co. compensation in lieu of a management fee. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated third party.

     Other than this $10,000 per-month fee, no compensation of any kind, including finder’s and consulting fees, will be paid to our directors or advisors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, these individuals and the founders will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. After a business combination, our directors or advisors who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of a stockholder meeting held to consider a business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Director Independence

     The American Stock Exchange requires that a majority of our board must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered to be independent for purposes of Rule 10A-3 of the Exchange Act of 1934, as amended, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

     Our board of directors has determined that each of Alan G. Hassenfeld, Gregory E. Smith, Xiao Feng and Cheng Yan Davis are “independent directors” as such term is defined in Rule 10A-3 of the Exchange Act and the rules of the American Stock Exchange.

     In making this determination, our board of directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In particular, our board of directors has determined that, Messrs. Hassenfeld, Smith, Feng and Ms. Davis fall within the safe harbor provisions of Rule 10A-3(e)(1)(ii) under the Securities Exchange Act of 1934, as amended. The safe harbor provisions of Rule 10A-3(e)(1)(ii) exempts holders of 10% or less of any class of voting securities of an issuer from being deemed to be in control of, or an affiliate of, that issuer. After this offering, Messrs. Hassenfeld, Smith, Feng and Davis will each beneficially own less than 10% of our outstanding common stock.

Board Committees

     Prior to the consummation of this offering, our board of directors will form an audit committee, a compensation committee and a governance and nominating committee. Each committee will be comprised of at least three directors.

Audit Committee

     On consummation of this offering, our audit committee will consist of Gregory E. Smith, Alan G. Hassenfeld and Cheng Yan Davis each of whom have been determined to be “independent” as defined in Rule 10A-3 of the Exchange Act and the rules of the American Stock Exchange. Our board of directors has determined that each of Messrs. Smith and Hassenfeld satisfies the financial literacy and experience requirements of the American Stock Exchange and the rules of the SEC such that each member is an “audit committee financial expert”. The responsibilities of our audit committee will include:

  meeting with our management periodically to consider the adequacy of our internal control over financial reporting and the objectivity of our financial reporting;

  appointing the independent registered public accounting firm, determining the compensation of the independent registered public accounting firm and pre-approving the engagement of the independent registered public accounting firm for audit and non-audit services;

  overseeing the independent registered public accounting firm, including reviewing independence and quality control procedures and experience and qualifications of audit personnel that are providing us audit services;

  meeting with the independent registered public accounting firm and reviewing the scope and significant findings of the audits performed by them, and meeting with management and internal financial personnel regarding these matters;

  reviewing our financing plans, the adequacy and sufficiency of our financial and accounting controls, practices and procedures, the activities and recommendations of the auditors and our reporting policies and practices, and reporting recommendations to our full board of directors for approval;

  establishing procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and, if applicable, the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters;

  following the consummation of this offering, preparing the report required by the rules of the SEC to be included in our annual proxy statement; and

  monitoring compliance on a quarterly basis with the terms of this offering and, if any noncompliance is identified, the audit committee is charged with the immediate responsibility to take all action necessary to rectify such noncompliance or otherwise cause compliance with the terms of this offering.

Financial Experts on Audit Committee

     The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under the American Stock Exchange listing standards. The American Stock Exchange listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

     In addition, we must certify to the American Stock Exchange that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Gregory E. Smith satisfies the American Stock Exchange’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Compensation Committee

          On consummation of this offering, our compensation committee will consist of each of Gregory E. Smith, Alan G. Hassenfeld and Cheng Yan Davis, all of whom have been determined to be “independent” as defined in

Rule 10A-3 of the Exchange Act and the rules of the American Stock Exchange. The functions of our compensation committee will include:

  establishing overall compensation policies and recommending to our board of directors major compensation programs;

  subsequent to our consummation of a business combination, reviewing and approving the compensation of our directors, including salary and bonus awards;

  administering any employee benefit, pension and equity incentive programs;

  reviewing officer and director indemnification and insurance matters; and

  following the consummation of this offering, preparing an annual report on executive compensation for inclusion in our proxy statement.

Governance and Nominating Committee

     On consummation of this offering, our governance and nominating committee will consist of each of Gregory E. Smith, Alan G. Hassenfeld and Cheng Yan Davis, all of whom have been determined to be “independent” as defined in Rule 10A-3 of the Exchange Act and the rules of the American Stock Exchange. The functions of our governance and nominating committee will include:

  recommending qualified candidates for election to our board of directors;

  evaluating and reviewing the performance of existing directors;

  making recommendations to our board of directors regarding governance matters, including our amended and restated certificate of incorporation and charters of our committees; and

  developing and recommending to our board of directors governance and nominating guidelines and principles applicable to us.

Code of Ethics and Committee Charters

     We will adopt a code of ethics that applies to our directors. We have filed copies of our code of ethics and our board committee charters as exhibits to the registration statement of which this prospectus is a part. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request to us. We intend to disclose any amendments to or waivers of certain provisions of our code of ethics in a Current Report on Form 8-K.

Conflicts of Interest

General

     In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, our officers and directors have agreed that they will not organize or become involved in any other blank check company with a focus on acquiring a target business in the PRC or Asia until we have entered into a definitive agreement regarding our initial business combination and filed an 8-K relating to the initial business combination. However, as described below, several of our officers and directors are subject to pre-existing fiduciary obligations to other entities which may seek to acquire a business that might be a suitable target for us.

     Potential investors should be aware of the following potential conflicts of interest:

  In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to our company as well as the other entities with which they are affiliated. They may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete description of our management’s other affiliations, see the previous section entitled “Directors and Executive Officers.”

  None of our directors are required to commit any specified amount of time to our affairs and, accordingly, they will have conflicts of interest in allocating management time among various business activities.

  Our directors may have a conflict of interest in determining whether a particular target business is appropriate for us and our stockholders since each of our directors will be subject to a lock-up agreement, which terminates only following our consummation of a business combination. The personal and financial interests of our directors may influence their motivation in identifying and selecting a target business, completing a business combination and securing the release of their securities.

  In the event we elect to make a substantial down payment, or otherwise incur significant expenses, in connection with a potential business combination, our expenses could exceed the remaining proceeds not held in trust. Our directors may have a conflict of interest with respect to evaluating a particular business combination if we incur such excess expenses. Specifically our directors may tend to favor potential business combinations with target businesses that offer to reimburse any expenses in excess of our available proceeds not held in the trust account as well as the up to an aggregate of $3.0 million of the interest income earned, net of taxes, on the trust account balance that will be released to us.

  Our directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such directors were included by a target business as a condition to any agreement with respect to a business combination. We have been advised by our directors that they will not take retaining their positions into consideration in determining which acquisition to pursue.

     In general, under Delaware law, our directors have a duty of loyalty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our amended and restated certificate of incorporation. In certain limited circumstances, a stockholder has the right to seek damages if a duty owed by our directors is breached.

     Accordingly, as a result of multiple business affiliations, our directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities, including other blank-check companies. In addition, conflicts of interest may arise when our board of directors evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

     Each of our directors have, or may come to have, to a certain degree, other fiduciary obligations. A majority of our directors have fiduciary obligations to other companies, including other blank-check companies, on whose board of directors they presently sit, or may have obligations to companies whose board of directors they may join in the future. Our officers and directors have agreed until the earliest of our initial business combination, our liquidation or such time as he or she ceases to be an officer or director, to present business opportunities with a fair market value of $80.0 million or more to us before presenting these opportunities to other entities subject to pre-existing duties to other entities. Accordingly, they may not present opportunities to us that come to their attention in the performance of their duties as directors of such other entities, unless the other companies have declined to accept such opportunities or clearly lack the resources to take advantage of such opportunities.

     Below is a table summarizing the companies to which our officers and directors owe fiduciary or contractual obligations, all of which would have to (i) be presented appropriate potential target businesses by our officers and directors, and (ii) reject the opportunity to acquire such potential target business, prior to their presentation of such target business to us:

Name of
Name	Affiliated Entity	Affiliation
Paul K. Kelly	Knox & Co.	President and Chief Executive Officer
	Westgate Group, Inc.	Chairman and Chief Executive Officer
	PH II, Inc.	President and Chief Executive Officer
	Knox Enterprises, Inc.	Chairman and Chief Executive Officer
	Carrington Farms Ltd.	Founder and owner
James D. Dunning, Jr.	Doubledown Media, LLC	Chairman of the Board of Directors
	Dunning Group, Inc.	Chairman
Alan G. Hassenfeld	Hasbro, Inc.	Chairman of the Board of Directors
	salesforce.com	Director
Gregory E. Smith	Cicada	Founder, President and Chief Executive Officer
Xiao Feng	Bosera Asset Management	Vice Chairman and President

     These individuals have no other fiduciary or contractual obligations that would take priority with respect to the fiduciary obligations they owe to us to present potential target businesses to us. We expect each of these individuals will continue to hold these positions with their affiliated entities after this offering and before the consummation of our initial business combination.

     Mr. Kelly has advised us that both Knox & Co. and the Westgate Group, Inc. provide general corporate finance related advisory services and do not act as an agent with respect to any mergers and acquisitions activities. Further, Mr. Kelly advises us that none of PH II, Inc., Knox Enterprises, Inc. or the Carrington Club has any strategic interest in acquiring companies in Asia and is not currently looking to acquire any entities in Asia.

     Mr. Dunning has advised us that neither Doubledown Media, LLC nor the Dunning Group, Inc. has any strategic interest in acquiring companies in Asia and is not currently looking to acquire any entities in Asia.

     Mr. Hassenfeld has advised us that neither Hasbro, Inc. nor salesforce.com is currently looking to acquire any entities in Asia.

     Mr. Smith has advised us that Cicada does not have any strategic interest in acquiring companies in Asia and is not currently looking to acquire any entities in Asia.

     Mr. Feng has advised us that Bosera Asset Management does not have any strategic interest in acquiring companies in Asia and is not currently looking to acquire any entities in Asia.

     However, if any of this changes and any of these entities were to begin pursuing new acquisitions or investments in Asia, Messrs. Kelly, Dunning, Hassenfeld, Smith and Feng have a fiduciary obligation to these companies to present business acquisition opportunities to them that take priority over us.

     Although our directors and officers have investments in entities other than those described above, they do not have any contractual or fiduciary obligations to these other entities and, therefore, their affiliations with these entities do not present a conflict of interest.

     After presenting potential target businesses to the other entities to which they owe fiduciary or contractual obligations to, if an appropriate opportunity for such entity, and each of such entities reject the opportunity, each of Messrs. Kelly, Dunning, Hassenfeld, Smith and Feng are obligated to present to us for our consideration any company or business having its primary operations in the Asia whose fair market value is at least equal to $80 million. This obligation will expire upon the earlier of (i) our consummation of an initial business combination or (ii) 36 months after the date of this prospectus (if so extended). However, other than the right of first review, we do not have any other written policies covering potential conflicts.

     In connection with the vote required for any business combination, all of our existing stockholders, including our executive officers, directors and advisors, have agreed to vote their respective shares of common stock which were owned prior to this offering either for or against the extended period and the initial business combination in the same manner as a majority of the shares held by public stockholders that are voted at the special or annual meeting are voted and all the shares of common stock they acquire in this offering or in the public markets in favor of the extended period and any business combination presented to our stockholders. As used in this prospectus, “in the same manner as the majority” means that such existing stockholders will vote the entirety of their shares of common stock owned by them immediately before this offering either for or against a business combination, in the same manner as a majority of the shares held by public stockholders that are voted at the special or annual meeting are voted. This voting arrangement shall not apply to shares included in units purchased in this offering by any of our existing stockholders or purchased following this offering in the open market by any of our existing stockholders. However, our existing stockholders have agreed to vote any shares acquired after this offering in favor of a proposal relating to the extended period or a business combination effectively waiving their redemption rights. In addition, they have agreed to waive their respective rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination but only with respect to those shares of common stock acquired by them prior to this offering.

Other Conflict of Interest Limitations

     We will not enter into a business combination with any underwriters or selling group members or any of their affiliates, unless we obtain an opinion from an unaffiliated, independent investment banking firm which is a member of the Financial Industry Regulatory Authority, Inc. that a business combination with such target business is fair to our stockholders from a financial point of view. Any such opinion will be included in our proxy solicitation materials, furnished to stockholders in connection with their vote on such a business combination.

PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this prospectus, and as adjusted to reflect the sale of our common stock included in the units offered by this prospectus, and assuming no purchase of units in this offering, by:

  each owner of more than 5% of our outstanding shares of common stock;

  each of our directors, officers and special advisors; and

  all our directors as a group.

     Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The following table does not include the private placement warrants as these warrants are not exercisable within 60 days of the date of this prospectus.

		Approximate Percentage of
	Number of Shares of	Outstanding Common Stock
	Common Stock	Before
Name and Address of Beneficial Owner (1)(2)	Beneficially Owned	Offering	After Offering
Paul K. Kelly	1,027,721	34.3%	6.9%
James D. Dunning, Jr.	1,027,721	34.3%	6.9%
Alan G. Hassenfeld	539,792	18.0%	3.6%
Gregory E. Smith	134,922	4.5%	*%
Cheng Yan Davis	108,000	3.6%	*%
Xiao Feng	53,948	1.8%	*%
Soopakij (Chris) Chearavanont	53,948	1.8%	*%
Ruey Bin Kao	53,948	1.8%	*%
All directors and executive officers as a group
(6 individuals)	2,892,104 (1)	96.4%	19.3%
All founders as a group
(8 individuals)	3,000,000 (1)	100%	20%

*	Less than 1%

(1)	Does not include the shares sold to our founders that are subject to forfeiture to the extent the underwriters’ over-allotment is not exercised.

(2)	Unless otherwise indicated, the business address of each of the individuals is 33 Riverside Avenue, 5th Floor, Westport, CT 06880.

     Effective November 15, 2007, our board of directors authorized a stock dividend of 0.2 shares of common stock for each outstanding share of common stock, effectively lowering the purchase price to approximately $0.008 per share and increasing each stockholder’s holdings by 20% and the number of common shares issued to 3,450,000 (including up to 450,000 shares that are subject to forfeiture to the extent that the underwriters do not exercise their over-allotment option). As a result of an increase in the size of the offering on November 15, 2007, the November 15, 2007 stock dividend was effectuated in order to maintain our founders’ and our special advisors’ ownership at a percentage of the number of shares to be outstanding after this offering.

     None of our directors have indicated to us that they intend to purchase units in this offering. Immediately after this offering, our existing stockholders will beneficially own approximately 20% of our issued and outstanding common stock which would permit them to effectively influence the outcome of all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions other than approval of a business combination.

     In addition, in connection with the vote required for the extended period and for our initial business combination, our each of our existing stockholders have agreed to vote the common stock acquired by him before this offering in accordance with the majority of the common stock voted by the public stockholders and waive his redemption rights. In each case, our founders have also agreed to vote any shares acquired by them in or after this offering in favor of the extended period and our initial business combination. Therefore, if any of the founders acquire shares in or after this offering, they must vote such shares in favor of the extended period or proposed business combination, as the case may be, and have, as a result, waived the right to exercise redemption rights for those shares in the event that both such proposals are approved by a majority of the votes cast by our public stockholders.

     On September 14, 2007, Paul K. Kelly and James D. Dunning, Jr. sold shares owned by them to the persons named below for approximately $0.01 per share in transactions exempt from registration under the Securities Act:

          Paul K. Kelly transferred 258,650 shares to Alan G. Hassenfeld.
          James D. Dunning, Jr. transferred 258,650 shares to Alan G. Hassenfeld.
          Paul K. Kelly transferred 64,650 shares to Gregory E. Smith.
          James D. Dunning, Jr. transferred 64,650 shares to Gregory E. Smith.
          Paul K. Kelly transferred 51,750 shares to Cheng Yan Davis.
          James D. Dunning, Jr. transferred 51,750 shares to Cheng Yan Davis.
          Paul K. Kelly transferred 25,850 shares to Xiao Feng.
          James D. Dunning, Jr. transferred 25,850 shares to Xiao Feng.
          Paul K. Kelly transferred 25,850 shares to Soopakij (Chris) Chearavanont.
          James D. Dunning, Jr. transferred 25,850 shares to Soopakij (Chris) Chearavanont.
          Paul K. Kelly transferred 25,850 shares to Ruey Bin Kao.
          James D. Dunning, Jr. transferred 25,850 shares to Ruey Bin Kao.

     All such transfers were exempt from registration pursuant to Sections 4(1) and 4(2) of the Securities Act, due to the limited number of individuals involved and their status as accredited investors.

Permitted Transferees

     Holders of these securities will not be able to sell or transfer their securities except (i) to an entity’s beneficiaries upon its liquidation, (ii) to relatives and trusts for estate planning purposes, (iii) by virtue of the laws of descent and distribution upon death, (iv) pursuant to a qualified domestic relations order, (v) to our officers, directors and employees and persons affiliated with our founders or (vi) by private sales with respect to up to 33% of the existing stockholders’ common stock made at or prior to the consummation of a business combination at prices no greater than the price at which the shares were originally purchased, in each case where the transferee agrees to the terms of the escrow agreement. The existing stockholders and their permitted transferees will retain all other rights as stockholders with respect to the existing stockholders’ common stock, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared, but excluding redemption rights. Any dividends declared and payable in shares of common stock may not be transferred, assigned or sold until after we consummate a business combination. If we are unable to effect a business combination and liquidate, none of our existing stockholders (or any transferees) will receive any portion of the liquidation proceeds with respect to the existing stockholders’ common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On July 16, 2007, our Chief Executive Officer, Paul K. Kelly and our President, James D. Dunning, Jr. purchased 3,450,000 of our shares for an aggregate purchase price of $28,750. Effective November 15, 2007, our board of directors authorized a stock dividend of 0.2 shares of common stock for each outstanding share of common stock, effectively lowering the purchase price to approximately $0.008 per share and increasing each stockholder’s holdings by 20% and the number of common shares issued to 3,450,000 (including up to 450,000 shares that are subject to forfeiture to the extent that the underwriters do not exercise their over-allotment option). As a result of an increase in the size of the offering on November 15, 2007, the November 15, 2007 stock dividend was effectuated in order to maintain our founders’ and special advisors’ ownership at a percentage of the number of shares to be outstanding after this offering. This increase in offering size also resulted in a proportionate increase in the amount of interest we may withdraw from the trust account from $2,500,000 to $3,000,000.

     Subsequent to the issuance date, the foregoing persons transferred a portion of their shares to our other current stockholders at a price per share equal to $0.01 per share.

     On November 5, 2007, Paul K. Kelly, James D. Dunning, Jr., Alan G. Hassenfeld, Gregory E. Smith, Xiao Feng, Cheng Yan Davis, Soopakij (Chris) Chearavanont and Ruey Bin Kao agreed to purchase, for an aggregate purchase price of $2.75 million private placement warrants to purchase 2,750,000 share of common stock at a price of $1.00 per warrant. Paul K. Kelly and James D, Dunning, Jr. will each purchase 941,875 warrants, Alan G. Hassenfeld will purchase 495,000 warrants, Gregory E. Smith will purchase 123,750 warrants, Cheng Yan Davis will purchase 99,000 warrants and Xiao Feng, Soopakij (Chris) Chearavanont and Ruey Bin Kao will each purchase 49,500 warrants.

     Pursuant to a registration rights agreement between us and our founders and special advisors, our founders and special advisors will be entitled to certain registration rights. Specifically, (i) the private placement warrants and the underlying shares of common stock, will be entitled to certain registration rights commencing 90 days after the consummation of a business combination; and (ii) the existing stockholders’ common stock will be entitled to certain registration rights six months after the consummation of a business combination. We are only required to use our best efforts to cause a registration statement relating to the resale of such securities to be declared effective and, once effective, only to use our best efforts to maintain the effectiveness of the registration statement. The holders of warrants do not have the rights or privileges of holders of our common stock or any voting rights until such holders exercise their respective warrants and receive shares of common stock. Permitted transferees that receive any of the above described securities from our founders will, under certain circumstances, be entitled to the registration rights described herein. We will bear the expenses incurred in connection with the filing of any such registration statements.

     We agreed to pay Stuart Management Co., an affiliate of Paul K. Kelly, a total of $10,000 per month for office space, administrative services and secretarial support for a period commencing on the date of this prospectus and ending on the earlier of our consummation of a business combination or our liquidation. This arrangement was agreed to by Stuart Management Co. for our benefit and is not intended to provide Stuart Management Co. compensation in lieu of a management fee. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated third party.

     Paul K. Kelly and James D. Dunning, Jr. have each provided us with loans in the amount of $122,366. Alan G. Hassenfeld has provided us with a loan in the amount of $71,827, Gregory E. Smith has provided us with a loan in the amount of $16,702, Cheng Yan Davis has provided us with a loan in the amount of $13,360, and Xiao Feng, Soopakij (Chris) Chearavanont and Ruey Bin Kao have each provided us with loans in the amount of $7,183 or $368,169 in total. These loans have been provided to pay the expenses of this offering referenced in the line items above for the SEC registration fee, FINRA registration fee, American Stock Exchange fee and certain accounting and legal fees and expenses. The loans are non-interest bearing, unsecured and due upon the earlier of (i) 30 days after the consummation of this offering or (ii) June 30, 2008. The loan will be repaid out of the proceeds of this offering not placed in the trust account.

     We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. Subject to availability of proceeds not placed in the trust account and up to an aggregate of $3.0 million of the interest income, net of taxes, on the balance in the trust account to be released to us, there is no limit on the amount of out-of-pocket expenses that could be incurred. This formula was a result of a negotiation between us and the underwriters and was meant to help maximize the amount of money in the trust account that would be returned to the investors if we do not consummate a business combination within the permitted time. Our audit committee will review and approve all expense reimbursements made to our directors and any expense reimbursements payable to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the trust account, such out-of-pocket expenses would not be reimbursed by us unless we consummate a business combination.

     Other than the $10,000 per month administrative fees and reimbursable out-of-pocket expenses payable to Stuart Management Co., no compensation or fees of any kind, including finders and consulting fees, will be paid to any of our directors, or to any of their respective affiliates for services rendered to us prior to or with respect to the business combination.

     After a business combination, any of our directors who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders. It is unlikely that the amount of such compensation will be known at the time of a stockholder meeting held to consider a business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

     Our Board of Directors has approved the procedure whereby all ongoing and future transactions between us and any of our directors or their respective affiliates, including loans by our directors, will be on terms believed by us at that time, based upon other similar arrangements known to us, to be no less favorable than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of our uninterested “independent” directors, to the extent we have independent directors, or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. It is our intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to us than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to us than with an unaffiliated third party, we would not engage in such transaction.

Anti-Dilution Protection

     Our officers, directors and special advisors own an aggregate of 3,450,000 shares, an amount that is 20% of the total number of shares that will be outstanding after this offering (not including the shares underlying the private placement warrants), assuming that the underwriters exercise the over-allotment option in full. To the extent that the underwriters do not exercise the over-allotment option, up to 450,000 shares purchased by our existing stockholders are subject to forfeiture so that the number of shares of common stock owned by our existing stockholders after this offering will be 20% of the total number of shares outstanding after this offering (not including shares underlying the private placement warrants).

     Effective November 15, 2007, our board of directors authorized a stock dividend of 0.2 shares of common stock for each outstanding share of common stock, effectively lowering the purchase price to approximately $0.008 per share and increasing each stockholder’s holdings by 20% and the number of common shares issued to 3,450,000 (including up to 450,000 shares that are subject to forfeiture to the extent that the underwriters do not exercise their over-allotment option). As a result of an increase in the size of the offering on November 15, 2007, the November 15, 2007 stock dividend was effectuated in order to maintain our founders’ and our special advisors’ ownership at a percentage of the number of shares to be outstanding after this offering. This increase in offering size also resulted in a proportionate increase in the amount of interest we may withdraw from the trust account from $2.5 million to $3.0 million.

DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 40,000,000 shares of common stock, $0.001 par value, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value. Assuming no exercise of the underwriters’ over-allotment option, 15,000,000 shares of common stock will be outstanding following this offering. No shares of preferred stock are or will be outstanding immediately following this offering. The following description summarizes the material terms of our capital stock. Because it is only a summary, it may not contain all the information that is important to you. For a complete description you should refer to our amended and restated certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of Delaware Law.

Units

Public Stockholders’ Units

     Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock at a price of $7.50 per share of common stock, subject to adjustment. Holders of the warrants must pay the exercise price in full upon exercise of the warrants. Holders will not be entitled to receive a net cash settlement upon exercise of the warrants. The common stock and warrants comprising the units will begin separate trading on the 35th day after the date of this prospectus, unless Citigroup Global Markets Inc. determines that an earlier date is acceptable, subject to our having filed the Current Report on Form 8-K described below and having issued a press release announcing when such separate trading will begin.

     In no event will the common stock and warrants be traded separately until we have filed with the SEC a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K which includes this audited balance sheet upon the consummation of this offering.

Common Stock

     As of the date of this prospectus, there were 3,450,000 shares of common stock outstanding (which includes 450,000 shares of common stock which are subject to forfeiture by our existing stockholders, on a pro rata basis, to the extent that the underwriters do not exercise their over-allotment option) held by eight stockholders of record. Upon closing of this offering (assuming no exercise of the underwriters’ over-allotment option), there will be 15,000,000 shares of common stock outstanding. Except for such voting rights that may be given to one or more series of preferred shares issued by the board of directors pursuant to the power granted by our amended and restated certificate of incorporation or required by law, holders of common stock will have exclusive voting rights for the election of our directors and all other matters requiring stockholder action. Holders of common stock will be entitled to one vote per share on matters to be voted on by stockholders and also will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. After a business combination is concluded, if ever, and upon our dissolution, our public stockholders will be entitled to receive pro rata all assets remaining available for distribution to stockholders after payment of all liabilities and provision for the liquidation of any shares of preferred shares at the time outstanding. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

     In connection with the vote required for the extended period or our initial business combination, our existing stockholders have agreed to vote their shares of common stock immediately before this offering in accordance with the majority of the common stock voted by the public stockholders and waive their redemption rights. Furthermore, our founders have agreed that they will vote any shares of common stock acquired by them in or after this offering in favor of the extended period or a proposed business combination. As a result, if any of these parties acquire shares in or after this offering, they must vote in favor of the extended period or proposed business combination with respect to those shares, and will therefore waive the right to exercise the redemption rights granted to public stockholders. In connection with the vote required for the extended period or our initial business combination, a majority of our issued and outstanding shares of common stock (whether or not held by public stockholders) will constitute a quorum. If any matters are voted on by our stockholders at the special or annual meeting, our founders may vote all their shares, whenever acquired, as they see fit.

     We will proceed with the business combination only if a majority of the common stock voted by public stockholders (including our founders and special advisors with respect to shares purchased in this offering or otherwise acquired in the public markets by them) are voted in favor of the business combination, a majority of our outstanding shares of common stock approve an amendment to our amended and restated certificate of incorporation to allow our perpetual existence, and public stockholders owning less than 33.33% of the shares sold in this offering vote against the extended period and the business combination and exercise their redemption rights on a cumulative basis, taking into consideration stockholders redeeming their shares in connection with the proposal that may be presented to our stockholders in connection with the extended period. Voting against the business combination alone will not result in redemption of a stockholder’s shares for a pro rata share of the trust account. A stockholder must have also exercised the redemption rights for a redemption to be effective.

     Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their common stock redeemed for cash equal to their pro rata share of the trust account, plus any interest, if they vote (i) against the extended period, and it is approved, or (ii) against the business combination and the business combination is approved and completed. Public stockholders who cause us to redeem their common stock for their pro rata share of the trust account will retain the right to exercise any warrants they own if they previously purchased units or warrants.

     Our existing stockholders have agreed, subject to certain exceptions described below, not to sell or otherwise transfer any of the existing stockholders’ common stock until six months from the date of the consummation of a business combination. However, our existing stockholders are permitted to transfer their existing stockholders’ common stock to our officer and our directors, and other persons or entities associated with such persons, but the transferees receiving such securities will be subject to the same agreement as our existing stockholders.

     The payment of dividends, if ever, on our common stock will be subject to the prior payment of dividends on any outstanding preferred stock, of which there is currently none.

Preferred Shares

     Our amended and restated certificate of incorporation provides that preferred shares may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of our common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred shares without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. This is because the terms of the preferred stock would be designed to make it prohibitively expensive for any unwanted third party to make a bid for the shares of China Holdings. We have no preferred shares outstanding at the date hereof. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future. No preferred shares are being issued or registered in this offering. Notwithstanding the foregoing, our amended and restated certificate of incorporation prohibits us from issuing shares of preferred stock prior to our initial business combination, except in connection with the consummation of our initial business combination that has been approved by a majority of the votes cast by our public stockholders.

Warrants

Public Stockholders’Warrants

     Each warrant entitles the registered holder to purchase one share of common stock at a price of $7.50 per share, subject to adjustment as discussed below, at any time commencing on the later of:

  the consummation of a business combination; or

  one year from the date of this prospectus,

provided in each case that there is an effective registration statement covering the shares of common stock underlying the warrants in effect.

     The warrants will expire five years from the date of this prospectus at 5:00 p.m., New York time. Once the warrants become exercisable, we may call the warrants for redemption:

  in whole but not in part,

  at a price of $0.01 per warrant,

  upon not less than 30 days’ prior written notice of redemption to each warrant holder,

  if, and only if, an effective registration statement covering the shares of common stock issuable upon exercise of the warrants is current and available throughout the 30-day redemption period, and if, and only if, the reported last sale price of the shares of common stock equals or exceeds $14.25 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to warrant holders.

     We have established these redemption criteria to provide warrant holders with a significant premium to the initial warrant exercise price as well as a sufficient degree of liquidity to cushion the market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder shall be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, there can be no assurance that the price of the common stock will exceed the redemption trigger price or the warrant exercise price after the redemption notice is issued.

     The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement and any amendments thereto, which have been filed as exhibits to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions of the warrants.

     The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend, or our recapi-talization, reorganization, merger or consolidation. However, the exercise price and number of shares of common stock issuable on exercise of the warrants will not be adjusted for issuances of common stock at a price below the warrant exercise price.

     The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. Warrant holders do not have the rights or privileges of holders of common stock, including voting rights, until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

     No warrants will be exercisable unless at the time of exercise we have a registration statement under the Securities Act in effect covering the shares of common stock issuable upon the exercise of the warrants and a current prospectus relating to those shares of common stock. Under the warrant agreement, we have agreed that prior to the commencement of the exercise period, we will file a registration statement with the SEC for the registration of the shares of common stock issuable upon exercise of the warrants, use our best efforts to cause the registration statement to become effective on or prior to the commencement of the exercise period and to maintain a current prospectus relating to the shares of common stock issuable upon the exercise of the warrants until the warrants expire or are redeemed. However, we cannot assure you that we will be able to be able to keep the prospectus included in such registration statement current. The warrants may be deprived of any value and the market for the warrants may be limited if there is no registration statement in effect covering the shares of common stock issuable upon the exercise of the warrants or if the prospectus relating to the shares of common stock issuable on the exercise of the warrants is not current.

     No fractional shares will be issued upon exercise of the warrants. If a holder exercises warrants and would be entitled to receive a fractional interest of a share, we will round up the number of shares of common stock to be issued to the warrant holder to the nearest whole number of shares.

Private placement warrants

     The private placement warrants will have terms and provisions that are substantially similar to the warrants included in the units being sold in this offering, except that these warrants (including the shares of common stock to be issued after exercise of these warrants) (i) will not be transferable or salable by our founders or their permitted transferees until after we consummate a business combination, and (ii) will be non-redeemable so long as our founders or their permitted transferees hold such warrants. Our founders will be permitted to transfer private placement warrants (including the shares of common stock to be issued upon exercise of the private placement warrants) in certain limited circumstances prior to a business combination, such as to our officer and our directors, and other persons or entities associated with such founder, but the transferees receiving such private placement warrants will be subject to the same sale restrictions imposed on our founders. The proceeds from the sale of the private placement warrants will be part of the funds distributed to our public stockholders in the event we are unable to complete a business combination.

Dividends

     We have not paid any dividends on our common stock to date and we do not intend to pay cash dividends prior to the consummation of a business combination. After we complete a business combination, the payment of dividends will depend on our revenues and earnings, if any, capital requirements and general financial condition. The payment of dividends after a business combination will be within the discretion of our then-board of directors. Our board of directors currently intends to retain any earnings for use in our business operations and, accordingly, we do not anticipate the board declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

     The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company.

Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and By-Laws

Staggered board of directors

     Our amended and restated certificate of incorporation provides that our board of directors will be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

Special meeting of stockholders

     Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our chief executive officer or by our chairman or by our secretary at the request in writing of stockholders owning a majority of our issued and outstanding capital stock entitled to vote.

Advance notice requirements for stockholder proposals and director nominations

     Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders. For the first annual meeting of stockholders after the closing of this offering, a stockholder’s notice shall be timely if delivered to or mailed and received at our principal executive offices no later than the 90th day prior to the scheduled date of the annual meeting or the 10th day following the day on which public announcement of the date of our annual meeting of stockholders is first made or sent by us. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but unissued shares

     Our authorized but unissued shares of common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Limitation on Liability and Indemnification of Directors and Officers

     Our amended and restated certificate of incorporation provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

     Our bylaws also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions. We will purchase a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

     These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Securities Eligible for Future Sale

     Upon consummation of this offering (assuming no exercise of the underwriters’ over-allotment option) we will have 15,000,000 shares of common stock outstanding. Of these shares, the 12,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 3,000,000 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. None of those shares will be eligible for sale under Rule 144 prior to November 16, 2008. However, as described below, the Securities and Exchange Commission has taken the position that these securities would not be eligible for transfer under Rule 144.

Rule 144

     In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

  1% of the total number of shares of common stock then outstanding, which will equal 150,000 shares immediately after this offering (or 172,500 if the underwriters exercise their over-allotment option in full); or

  the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

     Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

SEC position on Rule 144 sales

     The SEC has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as “underwriters” under the Securities Act when reselling the securities of a blank check company. Based on that position, Rule 144 would not be available for resale transactions despite technical compliance with the requirements of Rule 144, and such securities can be resold only through a registered offering.

Registration Rights

     Upon consummation of this offering, our existing stockholders will hold 3,000,000 issued and outstanding shares of common stock and the right to purchase 2,750,000 shares underlying the private placement warrants. Pursuant to a registration rights agreement between us and our founders, our founders will be entitled to demand certain registration rights. Specifically, (i) the private placement warrants and the underlying shares of common stock, will be entitled to demand certain registration rights commencing 90 days after the consummation of a business combination; and (ii) the existing stockholders’ common stock will be entitled to certain demand registration rights six months after the consummation of a business combination. We are only required to use our best efforts to cause a registration statement relating to the resale of such securities to be declared effective and, once effective, only to use our best efforts to maintain the effectiveness of the registration statement. Certain persons and entities that receive any of the above described securities from our founders will, under certain circumstances, be entitled to the registration rights described herein. We will bear the expenses incurred in connection with the filing of any such registration statements.

Listing

     Our units have been approved for listing on the American Stock Exchange under the symbol “HOL.U” and, expect that once the common stock and warrants begin separate trading, our common stock and warrants will be listed on the American Stock Exchange under the symbols “HOL” and “HOL.WS” respectively.

     Although after giving effect to this offering we expect to meet on a pro forma basis the minimum initial listing standards set forth in Sections 101(c) and 101 (d) of the AMEX Company Guide, which only requires that we meet certain requirements relating to stockholders’ equity, market capitalization, aggregate market value of publicly held shares and distribution requirements, we cannot assure you that our securities will continue to be listed on the American Stock Exchange as we might not meet certain continued listing standards such as income from continuing operations.

UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

General

     The following is a summary of the material U.S. federal income and certain U.S. federal estate tax consequences to an investor of the acquisition, ownership and disposition of our units, common stock and warrants, which we refer to collectively as our securities, purchased by the investor pursuant to this offering. This discussion assumes that the investor will hold our securities issued pursuant to this offering as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to an investor in light of that investor’s particular circumstances. In addition, this discussion does not address (a) U.S. federal non-income tax laws, such as estate or gift tax laws, except to the limited extent expressly set forth below, (b) state, local or non-U.S. tax consequences, or (c) the special tax rules that may apply to certain investors, including without limitation, banks, insurance companies, financial institutions, broker-dealers, taxpayers that have elected mark-to-market accounting, taxpayers subject to the alternative minimum tax provisions of the Code, tax-exempt entities, governments or agencies or instrumentalities thereof, regulated investment companies, real estate investment trusts, taxpayers whose functional currency is not the U.S. dollar, U.S. expatriates or former long-term residents of the U.S., or investors that acquire, hold, or dispose of our securities as part of a straddle, hedge, wash sale, constructive sale or conversion transaction or other integrated investment. Additionally, the discussion does not consider the tax treatment of entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes or persons who hold our securities through such entities. The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. Thus, partnerships, other pass-through entities and persons holding our securities through such entities should consult their own tax advisors.

     This discussion is based on current provisions of the Code, U.S. Treasury regulations promulgated under the Code, judicial opinions, and published rulings and procedures of the U.S. Internal Revenue Service (“IRS”), all as in effect on the date of this Prospectus and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed below, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

     As used in this discussion, the term “U.S. person” means a person that is, for U.S. federal income tax purposes (i) an individual citizen or resident of the U.S., (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the U.S. or of any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations. As used in this discussion, the term “U.S. holder” means a beneficial owner of our securities that is a U.S. person, and the term “non-U.S. holder” means a beneficial owner of our securities (other than an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a U.S. person.

     THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME AND CERTAIN U.S. FEDERAL ESTATE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES AND IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS, AND ANY APPLICABLE TAX TREATY.

Allocation of Purchase Price and Characterization of Units

     While not free from doubt, each unit should be treated for U.S. federal income tax purposes as an investment unit consisting of one share of our common stock and a warrant to acquire one share of our common stock. For U.S. federal income tax purposes, each holder of a unit must allocate the purchase price paid by such holder for a unit between the share of common stock and the warrant included in that unit based on their respective relative fair market values at the time of issuance. A holder’s initial tax basis in the common stock and the warrant included in each unit should equal the portion of the purchase price of the unit allocated thereto. Of the purchase price for a unit offered hereunder, we expect to allocate U.S.$9.00 to each share of common stock and U.S.$1.00 to each warrant comprising part of such unit. While uncertain, it is possible that the IRS, by analogy to the rules relating to the allocation of the purchase price to components of a unit consisting of debt and equity, may take the position that our allocation of the purchase price will be binding on a holder of unit, unless the holder explicitly discloses in a statement attached to its timely filed U.S. federal income tax return for the taxable year that includes the acquisition date of the unit that the holder’s allocation of the purchase price between the common stock and warrant that comprise the unit is different than our allocation.

     The foregoing tax treatment of a unit and purchase price allocation are not binding on the IRS or the courts. Accordingly, each holder is urged to consult its own tax advisor regarding the U.S. federal income tax consequences of an investment in a unit (including alternative characterizations of a unit). Unless otherwise stated, the following discussion is based on the assumption that the characterization of the units and the allocation described above are accepted for U.S. federal income tax purposes.

U.S. Holders

     Taxation of Distributions

     If we pay cash distributions to U.S. holders of shares of our common stock, the distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess generally will be treated as gain from the sale or other disposition of the common stock and will be treated as described under “U.S. Holders-Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

     Any dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the applicable holding period and other requirements are satisfied. With certain exceptions, if the applicable holding period requirements are satisfied, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to capital gains for tax years beginning on or before December 31, 2010, after which the tax rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. It is not entirely clear, however, whether the redemption rights with respect to the common stock, described above under “Proposed Business —Effecting a Business Combination — Redemption rights for stockholders voting to reject the extended period or our initial business combination,” may suspend the running of the applicable holding period with respect to the dividends received deduction or the capital gains tax rate on qualified dividends. As a result, U.S. holders are urged to consult their own tax advisors on this issue.

     Possible Constructive Dividends

     If an adjustment is made to the number of shares of common stock for which a warrant may be exercised or to the exercise price of a warrant, the adjustment may, under certain circumstances, result in a constructive distribution that could be taxable as a dividend to the U.S. holder of the warrant. Conversely, the absence of an appropriate anti-dilution adjustment may result in a constructive distribution that could be taxable as a dividend to the U.S. holders of shares of our common stock.

     Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

     In general, a U.S. holder must treat any gain or loss recognized upon a sale, taxable exchange, or other taxable disposition of our common stock (which would include a dissolution and liquidation in the event we do not consummate an initial business combination within the required timeframe) as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. It could be asserted, however, that the redemption rights with respect to the common stock may suspend the running of the applicable holding period for this purpose, and a U.S. holder is urged to consult its own tax advisor on this issue. In general, a U.S. holder will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such dis-

position (or, if the common stock is disposed of as part of a unit, the portion of the amount realized on such disposition that is allocated to the common stock based upon the then fair market values of the common stock and the warrant included in the unit) and (ii) the U.S. holder’s adjusted tax basis in the common stock so disposed of. A U.S. holder’s adjusted tax basis in its common stock generally will equal the U.S. holder’s acquisition cost (that is, as discussed under “Allocation of Purchase Price and Characterization of Units” above, the portion of the purchase price of a unit allocated to that common stock) less any prior return of capital. Long-term capital gain recognized by a non-corporate U.S. holder generally will be subject to a maximum tax rate of 15 percent for tax years beginning on or before December 31, 2010, after which the maximum long-term capital gains tax rate is scheduled to increase to 20 percent. The deduction of capital losses is subject to various limitations.

     Redemption of Common Stock

     In the event that a U.S. holder converts our common stock into a right to receive cash pursuant to the exercise of a redemption right, the redemption generally will be treated as a sale of common stock, rather than as a distribution. The redemption will, however, be treated as a distribution and taxed as described in “Taxation of Distributions,” above, if (i) the U.S. holder’s percentage ownership in us (including shares the U.S. holder is deemed to own under certain attribution rules, which provide, among other things, that the U.S. holder is deemed to own any shares that it holds a warrant to acquire) after the redemption is not meaningfully reduced from what its percentage ownership was prior to the redemption and (ii) the redemption is not “substantially disproportionate” as to that U.S. holder (meaning, among other requirements, that the percentage of our outstanding voting stock owned or so deemed to be owned immediately following the redemption is less than 80 percent of that percentage owned or deemed to be owned immediately before the redemption). If the U.S. holder had a relatively minimal stock interest and, taking into account the effect of redemptions by other stockholders, its percentage ownership in us is reduced as a result of the redemption, such holder should generally be regarded as having a meaningful reduction in interest. For example, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

     Persons who actually or constructively own 5 percent (or, if our stock is not then publicly traded, 1 percent) or more of our stock (by vote or value) may be subject to special reporting requirements with respect to a redemption of common stock, and such persons should consult with their own tax advisors in that regard. A U.S. holder should consult with its own tax advisors as to the tax consequences to it of an exercise of the redemption right.

     Exercise of a Warrant

     A U.S. holder will not be required to recognize gain or loss by reason of its exercise of a warrant. The U.S. holder’s tax basis in the shares of our common stock it receives upon exercise of the warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in the warrant (i.e., the portion of the U.S. holder’s purchase price for a unit that is allocated to the warrant, as described under “Allocation of Purchase Price and Characterization of Units” above) and the exercise price of the warrant. The U.S. holder’s holding period for the share of our common stock received upon exercise of the warrant generally will begin on the date following the date of exercise of the warrant and will not include the period during which the U.S. holder held the warrant.

     Sale, Taxable Exchange, Redemption or Expiration of a Warrant

     Upon a sale, taxable exchange (other than by exercise), or redemption of a warrant, a U.S. holder will recognize gain or loss in an amount equal to the difference between (i) the amount realized upon such disposition (or, if the warrant is disposed of as part of a unit, the portion of the amount realized on such disposition that is allocated to the warrant based on the then fair market values of the warrant and the common stock included in the unit) and (ii) the U.S. holder’s tax basis in the warrant (that is, as discussed under “Allocation of Purchase Price and Characterization of Units” above, the portion of the U.S. holder’s purchase price for a unit that is allocated to the warrant). Upon expiration of a warrant, a U.S. holder will recognize a loss in an amount equal to the U.S. holder’s tax basis in the warrant. Any such gain or loss would generally be treated as capital gain or loss and will be long-term capital gain or loss if the warrant was held by the U.S. holder for more than one year at the time of such disposition or expiration. The deductibility of capital losses is subject to various limitations.

Non-U.S. Holders

     Taxation of Distributions

     In general, any distributions we make to a non-U.S. holder of our common stock (including any constructive distributions treated as dividends on the warrants or common stock as described in “U.S. Holders-Possible Constructive Dividends,” above), to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the U.S., generally will be subject to U.S. federal withholding tax at a rate of 30 percent of the gross amount of the dividend, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders-Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below.

     Dividends we pay to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the U.S. (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate tax rates applicable to U.S. persons. If the non-U.S. holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30 percent (or such lower rate as may be specified by an applicable income tax treaty).

     Exercise of a Warrant

     The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a warrant by a U.S. holder, as described under “U.S. Holders-Exercise of a Warrant” above.

     Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants

     A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of our common stock (which would include a dissolution and liquidation in the event we do not consummate an initial business combination within the required timeframe) or warrants (including an expiration or redemption of our warrants), in each case without regard to whether those securities were held as part of a unit, unless:

  the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the U.S. (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder);

  the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met; or

  we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period for the security disposed of, and, generally, in the case where shares of our common stock and warrants are regularly traded on an established securities market, the non-U.S. holder has owned, directly or indirectly, more than 5 percent of our common stock or warrants, as applicable, at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period for the security disposed of. There can be no assurance that our common stock and warrants will be treated as regularly traded on an established securities market for this purpose.

     Unless an applicable tax treaty provides otherwise, gain described in the first and third bullet points above generally will be subject to U.S. federal income tax, net of certain deductions, at the same tax rates applicable to

U.S. persons. Any gains described in the first bullet point above of a non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30 percent rate (or a lower applicable tax treaty rate). Any U.S. source capital gain of a non-U.S. holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30 percent U.S. federal income tax (or a lower applicable tax treaty rate).

     In connection with the third bullet point above, we will be classified as a USRPHC if the fair market value of our “United States real property interests” equals or exceeds 50 percent of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that we currently are not a USRPHC, and we do not anticipate becoming a USRPHC (although no assurance can be given that we will not become a USRPHC in the future).

     Redemption of Common Stock

     The characterization for U.S. federal income tax purposes of a non-U.S. holder’s conversion of our common stock into a right to receive cash pursuant to an exercise of a redemption right generally will correspond to the U.S. federal income tax characterization of the exercise of such a redemption right by a U.S. holder, as described under “U.S. Holders-Redemption of Common Stock” above, and the consequences of the redemption to the non-U.S. holder will be as described above under “Non-U.S. Holders-Taxation of Distributions” and “Non-U.S. Holders-Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants,” as applicable.

     Federal Estate Tax

     Shares of our common stock or warrants owned or treated as owned by an individual who is not a U.S. citizen or a resident of the U.S. (as specifically defined for U.S. federal estate tax purposes) at the time of his or her death will be included in the individual’s gross estate for U.S. federal estate tax purposes unless an applicable estate tax or other treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

     We must report annually to the IRS and to each holder the amount of dividends we pay to such holder on our common stock and the amount of tax, if any, withheld with respect to those dividends. In the case of a non-U.S. holder, copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of our common stock or warrants to or through the U.S. office (and in certain cases, the foreign office) of a broker.

     In addition, backup withholding of U.S. federal income tax, currently at a rate of 28 percent, generally will apply to distributions made on our common stock to, and the proceeds from sales and other dispositions of shares or warrants by, a non-corporate U.S. holder who:

  fails to provide an accurate taxpayer identification number;

  is notified by the IRS that backup withholding is required; or

  in certain circumstances, fails to comply with applicable certification requirements.

     A non-U.S. holder generally may eliminate the requirement for information reporting (other than with respect to dividends, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

     Back-up withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. holder’s or a non-U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

UNDERWRITING

     Citigroup Global Markets Inc. is acting as sole bookrunning manager of this offering and representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement, each underwriter named below has agreed to purchase and we have agreed to sell to that underwriter, the number of units set forth opposite the underwriter’s name.

Number of
Underwriters	Units
Citigroup Global Markets Inc.	9,540,000
Lazard Capital Markets*	2,340,000
Chardan Capital Markets, LLC	120,000
Total	12,000,000

*	Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.

     The underwriting agreement provides that the obligations of the underwriters to purchase the units (other than those covered by the overallotment option described below) included in this offering are subject to the approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the units (other than those covered by the over-allotment option described below) if they purchase any of the units.

     The underwriters propose to offer some of the units directly to the public at the public offering price set forth on the cover page of this prospectus and some of the units to dealers at the public offering price less a concession not to exceed $0.22 per unit. After the underwriters purchase the units from us, if all of the units are not sold at the initial offering price, the underwriter may change the public offering price and the other selling terms. Citigroup Global Markets Inc. has advised us that the underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of units offered by them.

     We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,800,000 additional units at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional units approximately proportionate to that of the underwriter’s initial purchase commitment.

     We have agreed that, for a period of 180 days from the date of this prospectus, we will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to sell, transfer, pledge, dispose of or hedge, directly or indirectly, any of our units, warrants, shares or other securities convertible into or exchangeable for our common stock. Citigroup Global Markets Inc. in its sole discretion may release any of the securities subject to this lock-up agreement at any time without notice.

     In addition, our existing stockholders have agreed, subject to certain exceptions, not to sell or otherwise transfer any of the existing stockholders’ common stock until six months from the date we complete a business combination and the holders of our private placement warrants have agreed, subject to certain exceptions, not to sell or otherwise transfer such securities until after we consummate a business combination.

     In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of our units described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the units that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

  to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than A43,000,000 and (3) an annual net turnover of more than A50,000,000, as shown in its last annual or consolidated accounts or in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

     Each purchaser of units described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

     For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

     We have not authorized and do not authorize the making of any offer of units through any financial intermediary on our behalf, other than offers made by the underwriters with a view to the final placement of the units as contemplated in this prospectus. Accordingly, no purchaser of the units, other than the underwriters, is authorized to make any further offer of the units on behalf of the underwriters or us.

     This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

     Neither this prospectus nor any other offering material relating to the units described in this prospectus has been submitted to the clearance procedures of the AutoritÈ des MarchÈs Financiers or by the competent authority of another member state of the European Economic Area and notified to the AutoritÈ des MarchÈs Financiers. The units have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the units has been or will be released, issued, distributed or caused to be released, issued or distributed to the public in France or used in connection with any offer for subscription or sale of the units to the public in France.

Such offers, sales and distributions will be made in France only to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier or to investment services providers authorized to engage in portfolio management on behalf of third parties or in a transaction that, in accordance with article L.411-2-II-1º-or-2º-or 3º of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

     The units may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

     Prior to this offering, there has been no public market for our units. Consequently, the initial public offering price for the units was determined by negotiations among us and the underwriters. Among the factors considered in determining the initial public offering price were our future prospects, our markets, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the prices at which the units will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our units, common stock or warrants will develop and continue after this offering.

     The units, the common stock and the warrants have been approved for quotation on the American Stock Exchange under the symbols “HOL.U”, “HOL” and “HOL.WS,” respectively.

     The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional units.

	Paid by
	China Holdings Acquisition Corp.
	No Exercise	Full Exercise
Per Unit	$0.70	$0.70
Total	$8,400,000	$9,660,000

     The amounts paid by us in the table above include $4,020,000 in deferred underwriting discounts and commissions ($ 4,623,000 if the underwriters’ over-allotment option is exercised in full), an amount equal to approximately 98.0% of the gross proceeds of this offering, which will be placed in the trust account until our consummation of an initial business combination as described in this prospectus. At that time, the deferred underwriting discounts and commissions will be released to the underwriters out of the balance held in the trust account. If we do not complete an initial business combination and the trustee must distribute the balance of the trust account, the underwriters have agreed that (i) on our liquidation they will forfeit any rights or claims to their deferred underwriting discounts and commissions, including any accrued interest thereon, then in the trust account and (ii) the deferred underwriting discounts and commissions will be distributed on a pro rata basis among the public stockholders, together with any accrued interest thereon and net of income taxes payable on such interest.

     In connection with this offering, Citigroup Global Markets Inc. on behalf of the underwriters, may purchase and sell units in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of units in excess of the number of units to be purchased by the underwriters in this offering, which creates a syndicate short position. “Covered” short sales are sales of units made in an amount up to the number of units represented by the underwriters’ over-allotment option. In determining the source of units to close out the covered syndicate short position, the underwriters will consider, among other things, the price of units available for purchase in the open market as compared to the price at which they may purchase units through the over-allotment option. Transactions to close out the covered syndicate short position involve either purchases of the units in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of units in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the units in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of bids for or purchases of units in the open market while this offering is in progress.

     The underwriters may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc. repurchases units originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the units. They may also cause the price of the units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the American Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

     We estimate that our portion of the total expenses of this offering payable by us will be $700,000, exclusive of underwriting discounts and commissions.

     The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

     If we choose to engage the underwriters to identify and locate a target business in connection with our initial business combination, we will comply with FINRA requirements with regard to such engagement.

     A prospectus in electronic format may be made available by one or more of the underwriters on a website maintained by one or more of the underwriters. Citigroup Global Markets Inc. may agree to allocate a number of units to underwriters for sale to their online brokerage account holders. Citigroup Global Markets Inc. will allocate units to underwriters that may make Internet distributions on the same basis as other allocations. In addition, units may be sold by the underwriters to securities dealers who resell units to online brokerage account holders.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

     The validity of the securities offered by this prospectus will be passed upon by Loeb & Loeb, LLP, New York, New York. In connection with this offering, Bingham McCutchen LLP, New York, New York is acting as counsel to the underwriters.

EXPERTS

     Our financial statements at July 16, 2007 appearing in this prospectus and in the registration statement have been included herein in reliance upon the report of Goldstein Golub Kessler LLP, independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are materially complete but may not include a description of all aspects of such contracts, agreements or other documents, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

     Upon consummation of this offering, we will be subject to the information requirements of the Exchange Act and will file annual, quarterly and current event reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549.

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

China Holdings Acquisition Corp.
(a corporation in the development stage)

INDEX TO FINANCIAL STATEMENTS

Pages
Report of Independent Registered Public Accounting Firm	F-2

Financial Statements:
Balance Sheet, July 16, 2007	F-3
Statement of Operations, from June 22, 2007 (inception) to July 16, 2007	F-4
Statement of Stockholders’ Equity, from June 22, 2007 (inception) to July 16, 2007	F-5
Statement of Cash Flows, from June 22, 2007 (inception) to July 16, 2007	F-6
Notes to Financial Statements	F-7 - F	-11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
China Holdings Acquisition Corp.

     We have audited the accompanying balance sheet of China Holdings Acquisition Corp. (a corporation in the development stage) as of July 16, 2007, and the related statements of operations, stockholders’ equity, and cash flows for the period from June 22, 2007 (inception) to July 16, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Holdings Acquisition Corp. as of July 16, 2007 and the results of its operations and its cash flows for the period from June 22, 2007 (inception) to July 16, 2007, in conformity with United States generally accepted accounting principles.

/s/ Goldstein Golub Kessler LLP
GOLDSTEIN GOLUB KESSLER LLP
New York, New York
August 2, 2007, except for the third, fourth, and fifth paragraph of Note 1, the fifth paragraph of Note 6, the second paragraph of Note 7 and
Note 9 as to which the date is November 15, 2007.

China Holdings Acquisition Corp.
(a corporation in the development stage)

Balance Sheet
July 16, 2007

ASSETS
Current Assets:
Cash	$140,000
Deferred registration costs (Note 3)	57,000
Total assets	$197,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accrued expenses	$827
Notes payable to stockholders (Note 4)	171,250
Total current liabilities	172,077

Commitments (Note 6)
Stockholders’ Equity (Notes 7, 8 and 9):
Preferred stock, par value $.0001 per share, 1,000,000 shares authorized, none outstanding	—
Common stock, par value $.001 per share, 40,000,000 shares authorized, 3,450,000 shares
issued and outstanding	3,450
Additional paid-in capital	25,300
Deficit accumulated in the development stage	(3,827)

Total stockholders’ equity	24,923

Total liabilities and stockholders’ equity	$197,000

See notes to financial statements.

China Holdings Acquisition Corp.
(a corporation in the development stage)

Statement of Operations
For the period from June 22, 2007 (inception)
to July 16, 2007

Formation costs	$3,827
Loss before provision for income taxes	(3,827)
Provision for income taxes (Note 5)	—
Net loss for the period	$(3,827)
Weighted average number of shares outstanding, basic and diluted	3,450,000
Net loss per share, basic and diluted	$(0.00)

See notes to financial statements.

China Holdings Acquisition Corp.
(a corporation in the development stage)

Statement of Stockholders’ Equity
For the period from June 22, 2007 (inception) to July 16, 2007

				Deficit
			Additional	accumulated in	Total
	Common Stock		Paid-In	the development	Stockholders’
	Shares	Amount	Capital	stage	Equity
Issuance of Common Stock at $0.008
per share on July 16, 2007	3,450,000	$3,450	$25,300	$—	$28,750
Net loss for the period	—	—	—	(3,827)	(3,827)
Balance, July 16, 2007	3,450,000	$3,450	$25,300	$(3,827)	$24,923

See notes to financial statements.

China Holdings Acquisition Corp.
(a corporation in the development stage)

Statement of Cash Flows
For the period from June 22, 2007 (inception) to July 16, 2007

Cash flows from operating activities:
Net loss for the period	$(3,827)
Adjustment to reconcile net loss to net cash used in operating activities
Increase in accrued expenses	827
Net cash used in operating activities	(3,000)
Cash flows from financing activities:
Payment of registration costs	(57,000)
Proceeds from issuance of common stock	28,750
Proceeds from notes payable to stockholders	171,250
Net cash provided by financing activities	143,000
Net increase in cash	140,000
Cash
Beginning of period	—
End of period	$140,000

See notes to financial statements.

Notes to Financial Statements

Note 1 — Organization and Nature of Business Operations; Going Concern Consideration

     China Holdings Acquisition Corp. (the “Company”) is a blank check company incorporated on June 22, 2007, for the purpose of acquiring or acquiring control of one or more operating businesses having their primary operations in Asia through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination or contractual arrangements. The Company intends to focus on potential acquisition targets in the People’s Republic of China (“China”) (a “Target Business”) for approximately nine months after the consummation of the Proposed Offering, thereafter the Company may pursue other opportunities within Asia. All activity from June 22, 2007 (inception) to July, 16, 2007 is related to the Company’s formation and capital raising activities. The Company has selected December 31 as its fiscal year end.

     The Company is considered to be a development stage company and as such the financial statements presented herein are presented in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 7.

     The Company intends to raise $120,000,000 in a public offering of its securities in which it would propose to issue 12,000,000 Units (the “Units” or a “Unit”) (plus up to an additional 1,800,000 Units solely to cover over-allotments, if any) (“Proposed Offering”). Each Unit will consist of one share of the Company’s common stock and one warrant (a “Warrant”). The Company’s management has broad discretion with respect to the specific application of the proceeds of this Proposed Offering of Units, although the Company intends to apply substantially all of the net proceeds of the Proposed Offering toward consummating a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination with an operating business in China which at the time of such transaction, has a fair market value of at least 80% of the balance of the trust account, excluding deferred underwriting discounts from the Proposed Offering (“Business Combination”). However, there is no assurance that the Company will be able to successfully effect a Business Combination.

     Upon the closing of the Proposed Offering, management has agreed that $117,570,000 (approximately $9.80 per Unit), or $134,913,000 if the over-allotment option is exercised in full (approximately $9.78 per Unit) will be held in a trust account (“Trust Account”) and invested in permitted United States government securities. Of the amount held in the Trust Account, approximately $4,020,000 ($0.335 per Unit) of deferred underwriting discounts and commissions or $4,623,000 if the over-allotment option is exercised in full ($0.335 per Unit) will be paid to the underwriters upon the consummation of a Business Combination. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, prospective acquisition targets or other entities it engages execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. Approximately $3,000,000 of after tax interest earned on the monies held in the Trust Account and $100,000 transferred to the Company at the close of the Proposed Offering may be used to pay for due diligence of prospective Target Businesses, legal and accounting fees relating to Securities and Exchange Commission (“SEC”) reporting obligations and working capital to cover miscellaneous expenses, director and officer insurance and reserves (Note 6).

     The Company, after signing a definitive agreement for a Business Combination, is obligated to submit such transaction for approval by a majority of the holders of common stock of the Company sold as part of the units in the Proposed Offering or in the aftermarket (the “Public Stockholders”). Public Stockholders that vote against such proposed Business Combination and exercise their redemption rights are, under certain conditions described below, entitled to convert their shares into a pro-rata distribution from the Trust Account (the “Redemption Right”). The Company’s stockholders prior to the Proposed Offering (“Existing Stockholders”), have agreed to vote their 3,450,000 founding shares of common stock in accordance with the manner in which the majority of the shares of common stock offered in the Proposed Offering are voted by the Company’s public stockholders (“Public Stockholders”) with respect to a Business Combination. In the event that a majority of the outstanding shares of common stock voted by the Company’s public stockholders vote for the approval of the Business Combination, a majority of our outstanding shares of common stock approve an amendment to our amended and restated certificate of incorporation allowing our perpetual existence and holders owning 33.33% or more of the outstanding common stock do not vote against both the Business Combination and the Extended Period (as defined below) and do not exercise their Redemption Rights, on a cumulative basis, the Business Combination may then be consummated.

Notes to Financial Statements—(continued)

     If the Company does not execute a letter of intent, agreement in principle or definitive agreement for a Business Combination prior to 18 months from the date of the closing of the Proposed Offering, the Company’s board will convene, adopt and recommend to its stockholders a plan of dissolution and distribution and file a proxy statement with the SEC seeking stockholder approval for such plan. If, however, a letter of intent, agreement in principle or definitive agreement for a Business Combination has been executed prior to 18 months from the date of the closing of the Proposed Offering, the Company will seek the consummation of that Business Combination. However, if the Company has entered into a letter of intent, agreement in principle or definitive agreement within 18 months following the closing of the Proposed Offering and management anticipates that the Company may not be able to consummate a Business Combination within the 24 months from the date of the closing of the Proposed Offering, the Company may seek to extend the time period within which it may complete its Business Combination to 36 months, by calling a special (or annual) meeting of stockholders for the purpose of soliciting their approval for such extension (the “Extended Period”). If the Company receives Public Stockholder approval for the Extended Period and holders of 33.33% or more of the shares held by Public Stockholders do not vote against the Extended Period and elect to redeem their common stock in connection with the vote for the extended period, the Company will then have an additional 12 months in which to complete the initial Business Combination. If the Extended Period is approved, the Company will still be required to seek Public Stockholder approval before completing a Business Combination. In the event there is no Business Combination within the 24-month deadline (assuming the Extended Period is not approved) described above (the “Target Business Combination Period”), the Company will dissolve and distribute to its Public Stockholders, in proportion to their respective equity interests, the amount held in the Trust Account, and any remaining net assets, after the distribution of the Trust Account. The Company’s corporate existence will automatically cease at the end of the 36-month period if the Company has not received stockholder approval for an initial business combination. In the event of liquidation, the per share value of the residual assets remaining available for distribution (including Trust Account assets) may be less than the initial public offering price per share in the Proposed Offering.

     A Public Stockholder’s election to redeem common shares in connection with the vote on the Extended Period will only be honored if the Extended Period is approved. Public Stockholders who vote the shares that have been redeemed against the Extended Period and exercise their redemption rights will not be able to vote the shares that has been redeemed on the initial Business Combination. All other Public Stockholders will be able to vote on the initial Business Combination.

     With respect to a Business Combination which is approved and consummated or a vote on the Extended Period which is approved, any Public Stockholders who voted against the Business Combination or Extended Period may contemporaneously with or prior to such vote exercise their Redemption Right and their common shares would be cancelled and returned to the status of authorized but unissued shares. The per share redemption price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination or vote on Extended Period, divided by the number of shares of common stock held by Public Stockholders at the closing of the Proposed Offering. Accordingly, Public Stockholders holding less than 33.33% of the aggregate number of shares owned by all Public Stockholders may seek redemption of their shares in the event of a Business Combination or vote on Extended Period. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the founding shares and the shares underlying the warrants (but not shares acquired in the Proposed Offering or in the secondary market) held by Existing Stockholders.

Note 2 — Summary of Significant Accounting Policies

     Cash and cash equivalents — Cash and cash equivalents are deposits with financial institutions as well as short-term money market instruments with maturities of three months or less when purchased. The Company did not hold any cash equivalents as of July 16, 2007.

     Concentration of Credit Risk — Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents. The Company may maintain deposits in federally insured financial institutions in excess of federally insured limits. However, management believes the

Notes to Financial Statements—(continued)

Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

     Net Loss per Common Share — Net loss per share is computed based on the weighted average number of shares of common stock outstanding for the period.

     Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

     Income Taxes — Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

     Recently Issued Accounting Pronouncements — The Company does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3 — Deferred Registration Costs

     As of July 16, 2007, the Company has incurred deferred registration costs of $57,000 relating to expenses incurred in connection to the Proposed Offering. Upon closing of this Proposed Offering, the deferred registration costs will be charged to equity. Should the Proposed Offering prove to be unsuccessful, these deferred costs as well as additional expenses to be incurred, will be charged to operations.

Note 4 — Notes Payable to Stockholders

     The Company issued an aggregate of $171,250 unsecured promissory notes to certain of its founders on July 3, 2007 (the “Notes”). The Notes are non-interest bearing and are payable on the earlier of the closing of the Proposed Offering or June 30, 2008. Due to the short term nature of the Notes, the fair value of the Notes approximate their carrying amount.

Note 5 — Income Taxes

     Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. Realization of the future tax benefits is dependent upon many factors, including the Company’s ability to generate taxable income within the loss carry-forward period, which runs through 2027. The Company has recorded a deferred tax asset for the tax effect of temporary differences of $1,300. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance of $1,300 at July 16, 2007. The effective tax rate differs from the statutory rate of 34% due to the increase in the valuation allowance.

Note 6 — Commitments

Administrative Fees

     The Company has agreed to pay an affiliate of a stockholder $10,000 per month for secretarial and administrative services. The arrangement will commence on the closing date of the Proposed Offering and will terminate upon the earlier of (i) the completion of the Company’s Business Combination, or (ii) the Company’s dissolution.

Underwriting Agreement

     In connection with the Proposed Offering, the Company will enter into an underwriting agreement (the “Underwriting Agreement”) with the underwriters in the Proposed Offering.

Notes to Financial Statements—(continued)

Existing Stockholders

     On or prior to the closing of the Proposed Offering, the Company will sell to certain of its founders 2,750,000 warrants (“Private Warrants”) in a private placement, at a price of $1.00 per Private Warrant, for an aggregate of $2,750,000 (“Private Warrantholders”) (Note 8).

     Pursuant to letter agreements with the Company and the Representatives in the Proposed Offering and the private placement offering, the Existing Stockholders have waived their right to receive distributions with respect to their founding shares and the Private Warrantholders have waived their right to receive distributions with respect to shares underlying the Private Warrants (but not shares purchased in the Proposed Offering or in the secondary market) in the event of the Company’s liquidation.

     The Existing Stockholders have agreed to forfeit, without consideration, up to an aggregate of 450,000 of their shares of common stock to the Company for cancellation upon closing of the Proposed Offering to the extent the over-allotment is not exercised to maintain a 20% ownership of the common shares after the closing of the Proposed Offering.

Note 7 — Capital Stock

Preferred Stock

     The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. No shares of preferred stock were outstanding as of July 16, 2007.

Common Stock

     The Company is authorized to issue 40,000,000 shares of common stock, par value $0.001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. As of July 16, 2007, 3,450,000 shares of common were issued and outstanding.

Note 8 — Warrants

Public Warrants

     Each warrant sold in the Proposed Offering (a “Public Warrant”) is exercisable for one share of common stock. Except as set forth below, the Public Warrants entitle the holder to purchase shares at $7.50 per share, subject to adjustment in the event of stock dividends and splits, reclassifications, combinations and similar events for a period commencing on the later of: (a) completion of the Business Combination and (b) one year from the closing date of the Proposed Offering of the Company’s securities, and ending five years from the date of the Proposed Offering. The Company has the ability to redeem the Public Warrants, in whole or in part, at a price of $.01 per Public Warrant, at any time after the Public Warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption, and if, and only if, the last sale price of the Company’s common stock equals or exceeds $14.25 per share, for any 20 trading days within a 30 trading day period ending three business days before the Company sent the notice of redemption. If the Company dissolves before the consummation of a Business Combination, there will be no distribution from the Trust Account with respect to such Public Warrants, which will expire worthless.

Private Warrants

     The private placement warrants will have terms and provisions that are substantially similar to the warrants included in the units being sold in this offering, except that these warrants (including the shares of common stock to be issued after exercise of these warrants) (i) will not be transferable or salable by our founders or their permitted transferees until after we consummate a business combination, and (ii) will be non-redeemable so long as our founders or their permitted transferees hold such warrants. If the Company dissolves before the consummation of a Business Combination, there will be no distribution from the Trust Account with respect to such Private Warrants, which will expire worthless.

Notes to Financial Statements—(continued)

     As the proceeds from the exercise of the Public Warrants and Private Warrants will not be received until after the completion of a Business Combination, the expected proceeds from exercise will not have any effect on the Company’s financial condition or results of operations prior to a Business Combination.

Registration Rights — Warrants

Warrants

     In accordance with the Warrant Agreement related to the Public Warrants and the registration rights agreement associated with the Private Warrants (collectively the Public Warrants and Private Warrants are the “Warrants”), the Company will only be required to use its best efforts to register the Warrants and the shares of Common Stock issuable upon exercise of the Warrants and once effective to use its best efforts to maintain the effectiveness of such registration statement. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration statement is not effective at the time of exercise, the holder of such Warrants shall not be entitled to exercise. In no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle a Warrant exercise. Consequently, the Warrants may expire unexercised, unredeemed and worthless. The holders of Warrants do not have the rights or privileges of holders of the Company’s common stock or any voting rights until such holders exercise their respective warrants and receive shares of the Company’s common stock.

Note 9 — Subsequent Event

     On November 15, 2007, the Company’s Board of Directors authorized a stock dividend of 0.2 shares for each outstanding share of common stock. All references in the accompanying financial statements to the number of shares of common stock have been retroactively restated to reflect this transaction.

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$100,000,000

China Holdings Acquisition Corp.

10,000,000 Units

P R O S P E C T U S

November 16, 2007

Citi

Lazard Capital Markets

Chardan Capital Markets, LLC

Until December 11, 2007, (25 days after the date of this prospectus) all dealers that buy, sell or trade our securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.